Exhibit 99.1

ITEM 6.	Selected Financial Data

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of this Annual Report on Form 10-K and our Consolidated Financial Statements and the notes thereto included in Part II, Item 8 of this Annual Report on Form 10-K, as acquisitions, divestitures, changes in accounting policies and other items impact the comparability of the financial data. Certain revenue and expense amounts have been revised to reflect the disposition of real estate during 2008 which have been reclassified as discontinued operations, for the period presented, in accordance with SFAS No. 144.

	As of and For the Years Ended December 31,
	2007	2006	2005	2004	2003
Operating Data
Rental income	$476,765	$398,979	$304,509	$212,518	$171,049
Resident fees and services	282,226	—	—	—	—
Interest expense	201,319	134,056	98,041	60,057	55,548
Property-level operating expenses	198,125	3,171	2,576	1,337	—
General, administrative and professional fees	36,425	26,136	25,075	18,124	16,432
Income from continuing operations applicable to common shares	139,283	123,587	117,214	91,352	87,952
Discontinued operations	137,836	7,843	13,369	29,548	74,801
Net income applicable to common shares	277,119	131,430	130,583	120,900	162,753

Per Share Data
Income from continuing operations applicable to common shares, basic	$1.14	$1.19	$1.23	$1.09	$1.11
Net income applicable to common shares, basic	$2.26	$1.26	$1.37	$1.45	$2.05
Income from continuing operations applicable to common shares, diluted	$1.13	$1.18	$1.22	$1.08	$1.10
Net income applicable to common shares, diluted	$2.25	$1.25	$1.36	$1.43	$2.03
Dividends declared per common share	$1.90	$1.58	$1.44	$1.30	$1.07

Other Data
Net cash provided by operating activities	$399,810	$238,867	$223,764	$149,958	$137,366
Net cash (used in) provided by investing activities	(1,173,376)	(481,974)	(615,041)	(298,695)	159,701
Net cash provided by (used in) financing activities	805,649	242,712	389,553	69,998	(217,418)
FFO applicable to common shares (1)	377,656	249,668	213,203	150,322	152,631

Balance Sheet Data
Real estate investments, at cost	$6,290,365	$3,707,837	$3,027,896	$1,512,211	$1,090,181
Cash and cash equivalents	28,334	1,246	1,641	3,365	82,104
Total assets	5,716,628	3,253,800	2,639,118	1,126,935	812,850
Senior notes payable and other debt	3,360,499	2,329,053	1,802,564	843,178	640,562

(1)

We consider funds from operations (“FFO”) an appropriate measure of performance of an equity REIT, and we use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is FFO indicative of sufficient cash flow to fund all of our needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Funds from Operations” included in Item 7 of this Annual Report on Form 10-K.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Ventas, Inc. (together with its subsidiaries, unless otherwise indicated or except where the context otherwise requires, “we,” “us” or “our”). You should read this discussion in conjunction with our Consolidated Financial Statements and the notes thereto included in Item 8 of this Annual Report on Form 10-K. This Management’s Discussion and Analysis will help you understand:

•	Key transactions that we completed in 2007;

•	Our critical accounting policies and estimates;

•	Our results of operations for the last three years;

•	Our liquidity and capital resources; and

•	Our funds from operations.

Key Transactions in 2007

During 2007, we completed the following key transactions:

•

We completed the acquisition of all of the assets of Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”) for aggregate consideration of approximately $2.0 billion. As a result, we acquired a 100% interest in 18 seniors housing communities and a 75% to 85% interest in 59 additional seniors housing communities located in 19 U.S. states and two Canadian provinces. In addition, we assumed all rights and obligations of Sunrise REIT under two fixed price acquisition agreements with Sunrise Senior Living, Inc. (together with its subsidiaries, “Sunrise”) and subsequently acquired an 80% interest in two additional seniors housing communities located in Staten Island, New York and Vaughan, Ontario.

•

We issued and sold 26,910,000 shares of our common stock in an underwritten public offering pursuant to our shelf registration statement and received $1.05 billion in net proceeds from the sale, which we used to redeem and repay the majority of our acquisition facility drawn to acquire the Sunrise REIT assets.

•

We purchased eight medical office buildings (“MOBs”) during 2007 for approximately $150.4 million, seven of which are owned through joint ventures with three different partners that provide management and leasing services for the properties. We now have MOB investments totaling over one million square feet.

•

Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) renewed, through April 30, 2013, its leases covering all 64 healthcare assets owned by us whose base term would have expired on April 30, 2008.

•	We sold 21 skilled nursing facilities and one hospital to Kindred for $175.0 million in net cash proceeds.

•

We entered into a Cdn $90.0 million unsecured revolving credit facility (the “Canadian credit facility”) that bears interest at a fluctuating “Bankers’ Acceptance” rate per annum plus an applicable percentage based on our consolidated leverage, which was 0.75% as of December 31, 2007. In January 2008, we increased the borrowing capacity under this facility to Cdn $105.0 million.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which requires us to make estimates and judgments about future events that affect the reported amounts in the financial statements and the related disclosures. We base estimates on our experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our financial statements. From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. We believe that the following critical accounting policies, among others, affect our more significant estimates and judgments used in the preparation of our financial statements. For more information regarding our critical accounting policies, please see “Note 2—Accounting Policies” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Principles of Consolidation

The accompanying Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K include our accounts and the accounts of our wholly owned subsidiaries and joint venture entities over which we exercise control. All intercompany transactions and balances have been eliminated in consolidation, and net earnings are reduced by the portion of net earnings applicable to minority interests.

Long-Lived Assets and Intangibles

Investments in real estate assets are recorded at cost. We account for acquisitions using the purchase method. The cost of the properties acquired is allocated among tangible and recognized intangible assets and liabilities based upon estimated fair values in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” We estimate fair values of the components of assets and liabilities acquired as of the acquisition date. Recognized intangibles include the value of acquired lease contracts, management agreements and related customer relationships.

Our method for allocating the purchase price paid to acquire investments in real estate requires us to make subjective assessments for determining fair value of the assets and liabilities acquired or assumed. This includes determining the value of the buildings and improvements, land and improvements, ground leases, tenant improvements, in-place tenant leases, above and/or below market leases, other intangibles embedded in contracts and any debt assumed. Each of these estimates requires significant judgment and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations, as amounts allocated to some assets and liabilities have different depreciation or amortization lives. Additionally, the amortization of value assigned to above and/or below market leases is recorded as a component of revenue, as compared to the amortization of in-place leases and other intangibles, which is included in depreciation and amortization in our Consolidated Statements of Income included in Item 8 of this Annual Report on Form 10-K.

We estimate the fair value of buildings on an as-if-vacant basis, and depreciate the building value over the estimated remaining life of the building. We determine the allocated value of other fixed assets based upon the replacement cost and depreciate such value over their estimated remaining useful lives. We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio. The fair value of in-place leases, if any, reflects (i) above and below market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset or liability of which is amortized to revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable, (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements and leasing commissions, which is amortized over the remaining life of the associated lease, and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, expectations of lease renewals with the tenant, and the potential for significant, additional future leasing arrangements with the tenant. We amortize such value over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases and any expected renewal periods. The fair value of long-term debt is calculated by discounting the remaining contractual cash flows on each instrument at the current market rate for those borrowings. Discount rates are approximated based on the rate we estimate we would incur to replace each instrument on the date of acquisition. Any fair value adjustments related to long-term debt are recognized as effective yield adjustments over the remaining term of the instrument.

Impairment of Long-Lived Assets

We periodically evaluate our long-lived assets, primarily consisting of our investments in real estate, for impairment indicators in accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations and adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future cash flows and sales proceeds is less than book value. An impairment loss is recognized at the time we make any such determination. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted. We did not record any impairment charges for the years ended December 31, 2007, 2006 and 2005.

Loans and Other Amounts Receivable from Third Parties

We evaluate the collectibility of loans and other amounts receivable from third parties based on a number of factors, including (i) corporate and facility-level financial and operations reports, (ii) compliance with the financial covenants set forth in the borrowing or lease agreement, (iii) the financial stability of the applicable borrower or tenant and any guarantor and (iv) the payment history of the borrower or tenant. Our level of reserves, if any, for loans and other amounts receivable from third parties fluctuates depending upon all of these factors.

Revenue Recognition

Certain of our leases, excluding our master lease agreements with Kindred (the “Kindred Master Leases”), but including the majority of our leases with Brookdale Senior Living Inc. (together with its subsidiaries, which include Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, “Brookdale Senior Living”), provide for periodic and determinable increases in base rent. Base rental revenues under these leases are recognized on a straight-line basis over the term of the applicable lease. Income on our straight-line revenue is recognized when collectibility is reasonably assured. In the event we determine that collectibility of straight-line revenue is not reasonably assured, we establish an allowance for estimated losses. Recognizing rental income on a straight-line basis results in recognized revenue exceeding cash amounts contractually due from our tenants during the first half of the term for leases that have straight-line treatment.

Certain of our other leases, including the Kindred Master Leases, provide for an annual increase in rental payments only if certain revenue parameters or other contingencies are met. We recognize the increased rental revenue under these leases only if the revenue parameters or other contingencies are met rather than on a straight-line basis over the term of the applicable lease. We recognize income from rent, lease termination fees and other income once all of the following criteria are met in accordance with Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin 104: (i) the agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) collectibility is reasonably assured.

Resident fees and services are recognized monthly as services are provided. Move in fees, which are included in resident fees and services, are recognized on a straight-line basis over the term of the applicable lease agreement. Lease agreements with residents generally have a term of one year and are cancelable by the resident with 30 days’ notice.

Gain on Sale of Assets

We recognize sales of assets only upon the closing of the transaction with the purchaser. Payments received from purchasers prior to closing are recorded as deposits and classified as other assets on our Consolidated Balance Sheets included in Item 8 of this Annual Report on Form 10-K. Gains on assets sold are recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured, we are not obligated to perform significant activities after the sale to earn the profit, we have received adequate initial investment from the buyer, and other profit recognition criteria have been satisfied. Gains may be deferred in whole or in part until the sales satisfy the requirements of gain recognition on sales of real estate under SFAS No. 66, “Accounting for Sales of Real Estate.”

Federal Income Tax

Since we have elected to be treated as a real estate investment trust (“REIT”) under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), prior to the second quarter of 2007 we made no provision for federal income tax purposes and we will continue to make no provision for REIT income and expense. As a result of the Sunrise REIT acquisition, income tax expense or benefit is now being recorded with respect to certain entities which are taxed as “taxable REIT subsidiaries” under provisions similar to those applicable to regular corporations and not under the REIT provisions.

Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. An increase or decrease in the deferred tax liability that results from a change in circumstances, and which causes a change in our judgment about expected future tax consequences of events, would be included in the tax provision when the changes in circumstances and our judgment occurs. Deferred income taxes also reflect the impact of operating loss and tax credit carry forwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in our judgment about the realizability of the related deferred tax asset, would be included in the tax provision when the changes in circumstances and our judgment occurs.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for income taxes when it is uncertain how an income or expense item should be treated on an income tax return. FIN 48 describes when and in what amount an uncertain tax item should be recorded in the financial statements and provides guidance on recording interest and penalties and accounting and reporting for income taxes in interim periods. We adopted FIN 48 on January 1, 2007. The adoption did not have a material impact on our Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value and provides guidance for measuring fair value and the necessary disclosures. SFAS No. 157 does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. We adopted SFAS No. 157 on January 1, 2008. The adoption did not have a material impact on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) requires the acquiring entity in a business combination to measure the assets acquired, liabilities assumed (including contingencies) and any noncontrolling interests at their fair values on the acquisition date. The statement also requires that acquisition-related transaction costs be expensed as incurred and acquired research and development value be capitalized. In addition, acquisition-related restructuring costs are to be capitalized only if they meet certain criteria. SFAS No. 141(R) will be effective for us beginning on January 1, 2009. Early adoption is prohibited. We have not yet determined the impact, if any, the adoption of this new accounting pronouncement is expected to have on our Consolidated Financial Statements.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 requires the classification of noncontrolling interests (formerly, minority interests) as a component of consolidated equity. In addition, net income will include the total income of all consolidated subsidiaries with the attribution of earnings and other comprehensive income between controlling and noncontrolling interests reported as a separate disclosure on the face of the consolidated income statement. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 160 also addresses accounting and reporting for a change in control of a subsidiary. SFAS No. 160 will be effective for us beginning on January 1, 2009. Early adoption is prohibited. This statement is required to be adopted prospectively, except for the presentation and disclosure requirements, which are required to be adopted retrospectively. We have not yet determined the impact, if any, the adoption of this new accounting pronouncement is expected to have on our Consolidated Financial Statements.

Results of Operations

The tables below show our results of operations for each year and the absolute dollar and percentage changes in those results from year to year (dollars in thousands).

Years Ended December 31, 2007 and 2006

	Year Ended December 31,		Change
	2007	2006	$	%
Revenues:
Rental income	$476,765	$398,979	$77,786	19.5%
Resident fees and services	282,226	—	282,226	nm
Interest income from loans receivable	2,586	7,014	(4,428)	(63.1)
Interest and other income	2,994	2,886	108	3.7

Total revenues	764,571	408,879	355,692	87.0

Expenses:
Interest	201,319	134,056	67,263	50.2
Depreciation and amortization	231,953	115,064	116,889	> 100
Property-level operating expenses	198,125	3,171	194,954	nm
General, administrative and professional fees (including non-cash stock-based compensation expense of $7,493 and $3,046 for the years ended 2007 and 2006, respectively)	36,425	26,136	10,289	39.4
(Gain) loss on extinguishment of debt	(88)	1,273	(1,361)	nm
Rent reset costs	—	7,361	(7,361)	nm
Reversal of contingent liability	—	(1,769)	1,769	nm
Foreign currency gain	(24,280)	—	(24,280)	nm
Merger-related expenses	2,979	—	2,979	nm

Total expenses	646,433	285,292	361,141	> 100

Income before income taxes, minority interest and discontinued operations	118,138	123,587	(5,449)	(4.4)
Income tax benefit	28,042	—	28,042	nm

Income before minority interest and discontinued operations	146,180	123,587	22,593	18.3
Minority interest, net of tax	1,698	—	1,698	nm

Income from continuing operations	144,482	123,587	20,895	16.9
Discontinued operations	137,836	7,843	129,993	nm

Net income	282,318	131,430	150,888	> 100
Preferred stock dividends and issuance costs	5,199	—	5,199	nm

Net income applicable to common shares	$277,119	$131,430	$145,689	> 100%

nm—not meaningful

Revenues

Rental income included in discontinued operations was $13.0 million and $19.5 million for the years ended December 31, 2007 and 2006, respectively. The increase in our 2007 rental income, excluding rental income allocated to discontinued operations, primarily reflects (i) $26.4 million of additional rent resulting from the annual escalator in the rent paid under the Kindred Master Leases effective May 1, 2007 and the Kindred rent reset that was effective July 19, 2006, (ii) $7.6 million in additional rent relating to the properties acquired during 2007 (excluding the Sunrise REIT properties), (iii) $41.1 million in additional rent relating to the full year effect in 2007 of properties acquired during 2006, and various other escalations in the rent paid on our existing properties. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Resident fees and services are a direct result of the Sunrise REIT acquisition and are attributed to the period from April 26, 2007 through December 31, 2007. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. These amounts consist of all amounts earned from residents at our seniors housing communities that are managed by Sunrise, including rental fees related to resident leases, extended health care fees and other ancillary service income.

Interest income from loans receivable, which includes amortization of deferred fees, decreased $4.4 million in 2007 primarily due to the repayment of a bridge loan made in 2006 to affiliates of the seller of the Senior Care properties. The bridge loan bore interest at a rate of approximately 10.4% and was repaid upon consummation of the Senior Care acquisition in November 2006. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. We recognized approximately $3.4 million of interest income from this loan during 2006. Additionally, three of the six first mortgage loans we issued during 2005 were repaid in May 2007, representing a decrease in interest income from loans receivable of approximately $0.8 million.

Expenses

Interest expense included in discontinued operations was $5.0 million and $7.0 million for the years ended December 31, 2007 and 2006, respectively. Total interest expense, including interest allocated to discontinued operations, increased $65.2 million in 2007 over 2006, primarily due to $71.8 million of additional interest from higher loan balances as a result of our 2007 acquisition and loan activity, partially offset by a $9.2 million reduction in interest from lower effective interest rates. In 2007, we also recognized a $2.6 million expense for upfront fees on bridge financing related to the Sunrise REIT acquisition. Interest expense includes $5.5 million and $3.3 million of amortized deferred financing costs for the years ended December 31, 2007 and 2006, respectively. Our effective interest rate decreased to 7.0% for the year ended December 31, 2007, from 7.3% for the year ended December 31, 2006.

Depreciation and amortization expense increased primarily due to depreciation relating to the properties acquired during 2007 and 2006. Additionally, we incurred amortization expense of approximately $56.1 million related to in-place lease intangibles from the Sunrise REIT acquisition. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Property-level operating expenses increased primarily due to the Sunrise REIT acquisition. Property-level operating expenses include all expenses related to our medical office building operations and all amounts incurred for the operations of our seniors housing communities managed by Sunrise for the period from April 26, 2007 through December 31, 2007, such as labor, food, utilities, marketing, management and other property operating costs.

The increase in general, administrative and professional fees is due primarily to increased stock-based compensation and increases in other general and administrative items resulting from our enterprise growth.

In connection with the rent reset process under the Kindred Master Leases, we incurred approximately $7.4 million of one-time costs which we expensed during 2006. These costs included fees of the final appraisers and third party experts, consulting fees and legal fees and expenses. No similar costs were incurred during 2007.

During 2006, we were notified by the Internal Revenue Service (“IRS”) that it had completed its audit of our 2001 federal tax return with no additional tax being due. Accordingly, we reversed into income a previously recorded $1.8 million tax liability related to uncertainties surrounding the outcome of this audit. No similar activity occurred during 2007.

The gain on extinguishment of debt in 2007 represents the purchase of $5.0 million principal amount of our outstanding 7 1/8% senior notes due 2015 in an open market transaction for a discount. The loss on extinguishment of debt in 2006 represents the write-off of unamortized deferred financing costs related to the refinancing of our previous secured revolving credit facility during the second quarter of 2006.

The foreign currency gain for the year ended December 31, 2007 primarily relates to the Canadian call option contracts that we entered into in conjunction with the Sunrise REIT acquisition. See “Note 2—Accounting Policies” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. No similar contracts were in place for the comparable 2006 period.

Merger-related expenses were incurred in connection with the Sunrise REIT acquisition and include incremental costs directly related to the acquisition and expenses relating to our lawsuit against HCP, Inc.

Income tax benefit represents a deferred benefit which is due solely to our taxable REIT subsidiaries as a direct result of the Sunrise REIT acquisition. See “Note 12—Income Taxes” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Minority interest, net of tax primarily represents Sunrise’s share of net income from the Sunrise REIT properties based on its ownership percentage in 61 of our seniors housing communities.

Preferred stock dividends and issuance costs relate to the issuance of 700,000 shares of our Series A Senior Preferred Stock to fund a portion of the Sunrise REIT acquisition, all of which were redeemed in May 2007 using the proceeds from the sale of our common stock. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Discontinued Operations

The increase in discontinued operations is primarily due to the $3.5 million lease termination fee and the $129.5 million gain on sale of real estate assets recognized in the second quarter of 2007 resulting primarily from the sale of 22 properties to Kindred. See “Note 6—Dispositions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Years Ended December 31, 2006 and 2005

	Year Ended December 31,		Change
	2006	2005	$	%
Revenues:
Rental income	$398,979	$304,509	$94,470	31.0%
Interest income from loans receivable	7,014	5,001	2,013	40.3
Interest and other income	2,886	3,268	(382)	(11.7)

Total revenues	408,879	312,778	96,101	30.7

Expenses:
Interest	134,056	98,041	36,015	36.7
Depreciation and amortization	115,064	83,211	31,853	38.3
Property-level operating expenses	3,171	2,576	595	23.1
General, administrative and professional fees (including non-cash stock-based compensation expense of $3,046 and $1,971 for the years ended 2006 and 2005, respectively)	26,136	25,075	1,061	4.2
Loss on extinguishment of debt	1,273	1,376	(103)	(7.5)
Rent reset costs	7,361	—	7,361	nm
Reversal of contingent liability	(1,769)	—	(1,769)	nm
Net gain on swap breakage	—	(981)	981	nm
Net proceeds from litigation settlement	—	(15,909)	15,909	nm
Contribution to charitable foundation	—	2,000	(2,000)	nm

Total expenses	285,292	195,389	89,903	46.0

Income before net loss on real estate disposals and discontinued operations	123,587	117,389	6,198	5.3
Net loss on real estate disposals	—	(175)	175	nm

Income from continuing operations	123,587	117,214	6,373	5.4
Discontinued operations	7,843	13,369	(5,526)	nm

Net income applicable to common shares	$131,430	$130,583	$847	0.6%

nm—not meaningful

Revenues

Rental income included in discontinued operations was $19.5 million and $21.0 million for the years ended December 31, 2006 and 2005, respectively. The increase in our 2006 rental income, including rental income allocated to discontinued operations, reflects the recognition of (i) $11.3 million in additional rent relating to the properties acquired during 2006 ($7.0 million relates to the Senior Care acquisition), (ii) $58.9 million in additional rent relating to the full year effect in 2006 of properties acquired during 2005 ($46.4 million relates to the Provident Senior Living Trust acquisition), (see “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K), (iii) $15 million of rental income resulting from the rent reset under the Kindred Master Leases, (iv) a $6.8 million increase in rent from Kindred resulting from the 3.5% annual escalator under the Kindred Master Leases effective May 1, 2006 (prior to the rent reset) and (v) $1.7 million of additional rental income resulting from rent escalations on various other properties.

Interest income from loans receivable, which includes amortization of deferred fees, increased $2.0 million in 2006 primarily as a result of a bridge loan issued to affiliates of the seller of the Senior Care properties, which bore interest at a rate of approximately 10.4% during the time the loan remained outstanding. We recognized approximately $3.4 million of interest income from this loan, which was repaid upon consummation of the Senior Care transaction in November 2006. This was partially offset by a net decrease of $1.7 million from interest income in connection with a $17.0 million mezzanine loan made to Trans Healthcare, Inc. in 2002, as this loan was repaid in full in March 2006. See “Note 8—Loans Receivable” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Expenses

Interest expense includes $3.3 million and $3.9 million of amortized deferred financing costs for the years ended December 31, 2006 and 2005, respectively. Interest expense included in discontinued operations was $7.0 million and $8.2 million for the years ended December 31, 2006 and 2005, respectively. Total interest expense, including interest allocated to discontinued operations, increased $34.9 million in 2006 over 2005, primarily due to $40.7 million of additional interest expense due to increased debt to fund acquisitions made during 2006, partially offset by a $5.8 million decrease from lower effective interest rates. Our effective interest rate decreased to 7.3% for the year ended December 31, 2006, from 7.6% for the year ended December 31, 2005.

Depreciation and amortization expense increased primarily due to the properties acquired during 2006 and 2005. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

The increase in general, administrative and professional fees is attributable primarily to the expensing of stock options as a result of our adoption of SFAS No. 123(R), “Share Based Payment,” at the beginning of 2006.

In April 2006, we refinanced our previous $300.0 million secured revolving credit facility and entered into a $500.0 million unsecured revolving credit facility, resulting in a loss from extinguishment of debt of $1.3 million primarily related to the write-off of unamortized deferred financing costs. In December 2005, we paid off our commercial mortgage backed securities (“CMBS”) loan and incurred a loss on extinguishment of debt of $1.4 million primarily related to the write-off of unamortized deferred financing costs.

In connection with the Kindred rent reset process, we incurred approximately $7.4 million of one-time costs which we expensed during 2006. These costs included fees of the final appraisers and third-party experts, consulting fees and legal fees and expenses.

During 2006, we were notified by the IRS that it had completed its audit of our 2001 federal tax return with no additional tax being due. Accordingly, we reversed into income a previously recorded $1.8 million tax liability related to uncertainties surrounding the outcome of this audit. See “Note 13—Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

As a result of anticipated lower variable rate debt balances due to the payoff of our CMBS loan in December 2005, we entered into an agreement with the counterparty to our interest rate swap to reduce the notional amount of the swap to $100.0 million, from $330.0 million, for its remaining term in exchange for a payment to the counterparty of approximately $2.3 million. In addition, we recognized $3.3 million of a previously deferred gain recorded in connection with our 1999 transaction to shorten the maturity of a separate interest rate swap.

During 2005, we settled our previously disclosed litigation against Sullivan & Cromwell LLP and received net proceeds of $15.9 million, after payment of expenses in connection with the settlement. See “Note 15—Litigation” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

With $2.0 million of the net proceeds received from the litigation settlement, we established and funded the Ventas Charitable Foundation, Inc. (the “Foundation”) in 2005. The Foundation is used to support charitable and philanthropic causes important to our employees and to the communities in which we operate.

Discontinued Operations

The decrease in discontinued operations is a result of the sale of one property in 2005 for $9.9 million in net cash proceeds and a recognized net gain on the sale of $5.1 million. In addition, the tenant paid us lease termination fees of approximately $0.2 million. See “Note 6—Dispositions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Funds from Operations

Our funds from operations (“FFO”) for the five years ended December 31, 2007 are summarized in the following table:

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Net income applicable to common shares	$277,119	$131,430	$130,583	$120,900	$162,753
Adjustments:
Real estate depreciation and amortization	230,844	113,680	82,769	43,835	34,573
Real estate depreciation related to minority interest	(3,749)	—	—	—	—
Loss on real estate disposals	—	—	175	—	—
Discontinued operations:
Gain on sale of real estate assets	(129,478)	—	(5,114)	(19,428)	(51,781)
Depreciation on real estate assets	2,920	4,558	4,790	5,015	7,086

FFO applicable to common shares	377,656	249,668	213,203	150,322	152,631
Preferred stock dividends and issuance costs	5,199	—	—	—	—

FFO	$382,855	$249,668	$213,203	$150,322	$152,631

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values, instead, have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, we consider FFO an appropriate measure of performance of an equity REIT and we use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of our needs. We believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the Consolidated Financial Statements and data included elsewhere in this Annual Report on Form 10-K.

Asset/Liability Management

Asset/liability management is a key element of our overall risk management program. The objective of asset/liability management is to support the achievement of business strategies while maintaining appropriate risk levels. The asset/liability management process focuses on a variety of risks, including market risk (primarily interest rate risk and foreign currency exchange risk) and credit risk. Effective management of these risks is an important determinant of the absolute levels and variability of FFO and net worth. The following discussion addresses our integrated management of assets and liabilities, including the use of derivative financial instruments. We do not use derivative financial instruments for speculative purposes.

Market Risk

We receive a significant portion of our revenue by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual escalators, subject to certain limitations. We also earn revenue from our senior living operations and our real estate loan investments. Our obligations under our unsecured revolving credit facility and our Canadian credit facility are floating rate obligations whose interest rate and related monthly interest payments vary with the movement in LIBOR and Bankers’ Acceptance, respectively.

The general fixed nature of our assets subject to long-term triple-net leases and the variable nature of our obligations create interest rate risk. If interest rates were to rise significantly, our lease and other revenue might not be sufficient to meet our debt obligations. In order to mitigate this risk, in September 2001, we entered into an interest rate swap agreement in the original notional amount of $450.0 million to hedge floating rate debt for the period between July 1, 2003 and June 30, 2008 (the “Swap”). The Swap is treated as a cash flow hedge for accounting purposes and is with a highly rated counterparty on which we pay a fixed rate of 5.385% and receive LIBOR from the counterparty. In December 2003, due to our lower expected future variable rate debt balances as a result of the sale of ten properties, we reduced the notional amount of the Swap for the period from December 11, 2003 through June 29, 2006 from $450.0 million to $330.0 million. In December 2005, due to our lower expected future variable rate debt balances as a result of the payoff of our CMBS loan, we further reduced the notional amount of the Swap to $100.0 million for the remaining term of the Swap. See “Note 9—Borrowing Arrangements” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. There are no collateral requirements under the Swap. As of December 31, 2007, the notional amount of the Swap was $100.0 million, which is scheduled to expire on June 30, 2008.

To highlight the sensitivity of the Swap and our fixed rate debt to changes in interest rates, the following summary shows the effects of a hypothetical instantaneous change of 100 basis points (BPS) in interest rates as of December 31, 2007 and 2006:

	As of December 31,
	2007		2006
	Swap	Fixed Rate Debt	Swap	Fixed Rate Debt
	(In thousands)
Notional amount	$100,000	N/A	$100,000	N/A
Gross book value	N/A	$(2,879,907)	N/A	$(2,052,293)
Fair value (1)	(503)	(3,002,090)	(429)	(2,190,949)
Fair value reflecting change in interest rates: (1)
-100 BPS	(910)	(3,134,816)	(1,725)	(2,301,226)
+100 BPS	(97)	(2,877,929)	830	(2,088,514)

(1)	The change in fair value of fixed rate debt was due to the assumption of approximately $831.9 million of fixed rate debt as a result of our acquisitions during the year ended December 31, 2007 and overall changes in interest rates.

N/A— Not applicable.

We paid $0.2 million under the Swap during the year ended December 31, 2007. Assuming that interest rates do not change, we estimate that we will pay $0.9 million on the Swap during the year ending December 31, 2008.

We had approximately $467.8 million and $284.7 million of variable rate debt outstanding as of December 31, 2007 and 2006, respectively. The increase in our outstanding variable rate debt from December 31, 2006 is primarily attributable to additional net borrowings under our unsecured revolving credit facility and our Canadian credit facility of $92.3 million and $89.7 million, respectively, and the assumption of additional variable debt from the properties managed by Sunrise totaling $121.4 million as of December 31, 2007, offset by the repayment of $114.8 million in variable mortgage debt in January 2007 assumed as part of the Senior Care acquisition. The Swap currently effectively hedges $100.0 million of our outstanding variable rate debt. Any amounts of variable rate debt in excess of $100.0 million are subject to interest rate changes. However, pursuant to the terms of certain leases with one of our tenants, if interest rates increase on certain debt that we have totaling $98.1 million as of December 31, 2007, our tenant is required to pay us additional rent (on a dollar-for-dollar basis) in an amount equal to the increase in interest expense resulting from the increased interest rates. Therefore, the increase in interest expense related to this debt is equally offset by an increase in additional rent due to us from the tenant. Assuming a one percentage point increase in the interest rate related to the variable-rate debt, and assuming no change in the outstanding balance as of December 31, 2007, interest expense for 2008 would increase by approximately $2.7 million, or $0.02 per common share on a diluted basis. The fair value of our fixed and variable rate debt is based on current interest rates at which similar borrowings could be made by us.

We initially acquired eleven seniors housing communities in the Canadian provinces of Ontario and British Columbia as part of the Sunrise REIT acquisition. In addition, we acquired for a fixed price another newly developed community in Canada in December 2007. As a result, we are subject to fluctuations in U.S. and Canadian exchange rates which may, from time to time, have an impact on our financial position and results of operations. As we increase our international presence through investments in, and/or acquisitions or development of, seniors housing and/or healthcare-related assets outside the United States, we may also decide to transact additional business in currencies other than U.S. or Canadian dollars. Although we may decide to pursue hedging alternatives (including additional borrowings in local currencies) to protect against foreign currency fluctuations, we cannot assure you that any such fluctuations will not have a material adverse effect on our business, financial condition, results of operation and liquidity, on our ability to service our indebtedness and other obligations and on our ability to make distributions to our stockholders, as required for us to continue to qualify as a REIT.

We may engage in additional hedging strategies in the future, depending on management’s analysis of the interest rate and foreign currency exchange rate environments and the costs and risks of such strategies. Our market risk sensitive instruments are not entered into for trading purposes.

Credit Risk

As a result of our spin off of Kindred in May 1998 and the Provident acquisition in June 2005, we have a significant concentration of credit risk with Kindred and Brookdale Senior Living. For the years ended December 31, 2007 and 2006, Kindred accounted for $240.6 million, or 30.8% of our total revenues (including amounts in discontinued operations), and $220.9 million, or 51.6% of our total revenues (including amounts in discontinued operations), respectively, and Brookdale Senior Living accounted for $122.8 million, or 15.7% of our total revenues (including amounts in discontinued operations), and $122.7 million, or 28.6% of our total revenues (including amounts in discontinued operations), respectively. Accordingly, the financial condition of Kindred and Brookdale Senior Living and their ability to meet our rent obligations will largely determine our rental revenues and our ability to make distributions to our stockholders. In addition, any failure by Kindred or Brookdale Senior Living to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. See “Risk Factors—Risks Arising from Our Business—We are dependent on Kindred and Brookdale Senior Living; either of Kindred’s or Brookdale Senior Living’s inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required for us to continue to qualify as a REIT” included in Part I, Item 1A of this Annual Report on Form 10-K and “Note 4—Concentration of Credit Risk” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. We monitor our credit risk under our lease agreements with our tenants by, among other things, (i) reviewing and analyzing information regarding the healthcare industry generally, publicly available information regarding tenants, and information provided by the tenants and borrowers under our lease and other agreements, and (ii) having periodic discussions with tenants, borrowers and their representatives.

Liquidity and Capital Resources

During 2007, our principal sources of liquidity were proceeds from a bridge loan, preferred equity issuance, dispositions, common stock offering, cash flows from operations and borrowings under our unsecured revolving credit facility and our Canadian credit facility. We anticipate that cash flows from operations over the next twelve months will be adequate to fund our business operations, dividends to stockholders and debt amortization. Capital requirements for acquisitions, however, may require funding from borrowings, assumption of debt from the seller, and issuance of secured or unsecured long-term debt or other securities.

The $28.3 million of cash and cash equivalents held at December 31, 2007 consists primarily of cash related to our seniors housing communities that is deposited and held in property-level accounts. Funds maintained in the property-level accounts are used primarily for the payment of property-level expenses and certain capital expenditures. Our ownership share of property-level cash in excess of stipulated amounts set forth in the Sunrise management agreements is currently being distributed to us monthly.

We intend to continue to fund future investments through cash flows from operations, borrowings under our revolving credit facilities, assumption of indebtedness, disposition of assets (in whole or in part through joint venture arrangements with third parties) and issuance of secured or unsecured long-term debt or other securities. As of December 31, 2007, we had escrow deposits and restricted cash of $54.1 million and unused credit availability of $446.0 million under our unsecured revolving credit facility and Cdn $0.9 million under the Canadian credit facility.

Revolving Credit Facilities

Our unsecured revolving credit facility borrowing capacity is $600.0 million. Generally, borrowings outstanding under our unsecured revolving credit facility bear interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage based on our consolidated leverage. The applicable percentage was 0.75% at December 31, 2007.

On July 27, 2007, we amended our unsecured revolving credit facility to include a $150.0 million “accordion” feature that permits us to expand our borrowing capacity to a total of $750.0 million upon satisfaction of certain conditions. Pricing under the unsecured revolving credit facility did not change and we did not record any material expenses or charges in connection with the amendment.

On August 24, 2007, we entered into the Canadian credit facility. Generally, borrowings outstanding under the Canadian credit facility bear interest at a fluctuating “Bankers’ Acceptance” rate per annum plus an applicable percentage based on our consolidated leverage. As of December 31, 2007, the applicable percentage was 0.75%.

On January 24, 2008, we amended the Canadian credit facility to expand our borrowing capacity to a total of Cdn $105.0 million. We also extended the original maturity date from February 24, 2008 to May 24, 2008. We may further extend the maturity date for an additional three months subject to the satisfaction of certain conditions.

Convertible Senior Notes

In December 2006, we completed the offering of $230.0 million aggregate principal amount of our 3 7/8% Convertible Senior Notes due 2011 (the “Convertible Notes”). The Convertible Notes are convertible at the option of the holder (i) prior to September 15, 2011, upon the occurrence of specified events and (ii) on or after September 15, 2011, at any time prior to the close of business on the second business day prior to the stated maturity, in each case into cash up to the principal amount of the Convertible Notes and cash or shares of our common stock, at our election, in respect of any conversion value in excess of the principal amount at an initial conversion rate of 22.1867 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $45.07 per share). The conversion rate is subject to adjustment in certain circumstances, including the payment of a quarterly dividend in excess of $0.395 per share. As of December 31, 2007, the adjusted conversion rate was 22.3615 shares per $1,000 principal amount of notes (which equates to a conversion price of approximately $44.72 per share). To the extent the market price of our common stock exceeds the conversion price our earnings per share will be diluted.

Pursuant to the registration rights agreement entered into in connection with the Convertible Notes offering, we filed a registration statement covering resales by the holders of shares of our common stock, if any, issued upon conversion of the Convertible Notes. We will not receive any proceeds in connection with any such resales.

As of December 31, 2007, $230.0 million principal amount of Convertible Notes were outstanding. Certain of our subsidiaries have fully and unconditionally guaranteed the Convertible Notes.

Senior Notes Offerings

In September 2006, we completed the offering of $225.0 million aggregate principal amount of 6  3/4% Senior Notes due 2017 (the “2017 Senior Notes”) of Ventas Realty, Limited Partnership and Ventas Capital Corporation (collectively, the “Issuers”) at a 5/8% discount to par value.

In December 2005, we completed the offering of $200.0 million aggregate principal amount of 6  1/2% Senior Notes due 2016 (the “2016 Senior Notes”) of the Issuers at a 1/2% discount to par value.

In June 2005, we completed the offering of $175.0 million aggregate principal amount of 6 3/4% Senior Notes due 2010 (the “2010 Senior Notes”) of the Issuers, and $175.0 million aggregate principal amount of 7 1/8% Senior Notes due 2015 (the “2015 Senior Notes”) of the Issuers. In June 2005, we also completed the offering of $50.0 million aggregate principal amount of 6 5/8 % Senior Notes due 2014 (the “2014 Senior Notes”) of the Issuers, which was in addition to the $125.0 million aggregate principal amount of 2014 Senior Notes originally issued in October 2004. The additional $50.0 million aggregate principal amount of the 2014 Senior Notes was issued at a 1% discount to par value. The additional $50.0 million aggregate principal amount and the original $125.0 million aggregate principal amount of the 2014 Senior Notes are governed by the same indenture. On August 3, 2007, we purchased $5.0 million principal amount of our outstanding 2015 Senior Notes in an open market transaction.

Pursuant to registration rights agreements entered into in connection with the 2010 Senior Notes, 2015 Senior Notes and additional 2014 Senior Notes offerings, on October 28, 2005, we completed offers to exchange the 2010 Senior Notes, 2015 Senior Notes and additional 2014 Senior Notes with new series of notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), and are otherwise substantially identical to the original 2010 Senior Notes, 2015 Senior Notes and 2014 Senior Notes, except that certain transfer restrictions, registration rights and liquidated damages do not apply to the new notes. We did not receive any additional proceeds in connection with the exchange offers.

Pursuant to the registration rights agreements entered into in connection with the 2016 Senior Notes offerings, on April 7, 2006, we completed an offer to exchange the 2016 Senior Notes with a new series of notes that are registered under the Securities Act and are otherwise substantially identical to the original 2016 Senior Notes, except that certain transfer restrictions, registration rights and liquidated damages do not apply to the new notes. We did not receive any additional proceeds in connection with the exchange offer.

As of December 31, 2007, $174.2 million principal amount of 8 3/4% Senior Notes due 2009 (the “2009 Senior Notes”) of the Issuers, $175.0 million principal amount of 2010 Senior Notes, $191.8 million principal amount of 9% Senior Notes due 2012 (the “2012 Senior Notes”) of the Issuers, $175.0 million principal amount of 2014 Senior Notes, $170.0 million principal amount of 2015 Senior Notes, $200.0 million principal amount of 2016 Senior Notes and $225.0 million principal amount of the 2017 Senior Notes (collectively, the “Senior Notes”) were outstanding. We and certain of our subsidiaries have fully and unconditionally guaranteed the Senior Notes.

The agreements governing our revolving credit facilities, the Senior Notes and the Convertible Notes subject us to a number of restrictive covenants. See “Note 9—Borrowing Arrangements” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Dividends

In order to continue to qualify as a REIT, we must make annual distributions to our stockholders of at least 90% of REIT taxable income (excluding net capital gain). We declared dividends greater than 100% of estimated taxable income for 2007 and intend to pay a dividend greater than 100% of taxable income for 2008.

We expect that REIT taxable income will be less than cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement, it is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. If we do not have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement, or if we desire to retain cash, we may borrow funds, issue additional equity securities, pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements.

Capital Expenditures

Capital expenditures to maintain and improve our triple-net leased properties generally will be incurred by our tenants. Accordingly, we do not believe that we will incur any major expenditures in connection with these triple-net leased properties. After the terms of the triple-net leases expire, or in the event that the tenants are unable or unwilling to meet their obligations under the triple-net leases, we anticipate that any expenditures relating to the maintenance of these triple-net leased properties for which we may become responsible will be funded by cash flows from operations or through additional borrowings. With respect to our senior living communities managed by Sunrise and our MOBs, we believe that capital expenditures will be funded by the cash flows from the properties or through additional borrowings. To the extent that unanticipated expenditures or significant borrowings are required, our liquidity may be affected adversely. Our ability to borrow funds may be restricted in certain circumstances by the terms of our revolving credit facilities and the indentures governing our outstanding senior notes.

Equity Offerings

In May 2007, we completed the sale of 26,910,000 shares of our common stock in an underwritten public offering pursuant to our current shelf registration statement. We received $1.05 billion in net proceeds from the sale, which we used along with the proceeds of the disposition of the Kindred assets (see “Note 6—Dispositions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K) and borrowings under our unsecured revolving credit facility to redeem all of our outstanding Series A Senior Preferred Stock and to repay our indebtedness under the senior interim loan used to fund a portion of the Sunrise REIT acquisition.

Our automatic universal shelf registration statement, filed with the Commission in April 2006, relates to the sale, from time to time, of an indeterminate amount of debt securities and related guarantees, common stock, preferred stock, depositary shares and warrants. The registration statement replaced our previous universal shelf registration statement, under which approximately $500.0 million of securities remained available for offering.

In July 2005, we completed the sale of 3,247,000 shares of our common stock in an underwritten public offering pursuant to our previous shelf registration statement. We received $97.0 million in net proceeds from the sale, which we used to repay indebtedness under our previous secured revolving credit facility and for general corporate purposes, including the funding of acquisitions.

In February 2008, we completed the sale of 4,485,000 shares of our common stock in an underwritten public offering pursuant to our current shelf registration statement. We received $191.9 million in net proceeds, before expenses but after the underwriting discount, from the sale, which we used in part to repay indebtedness and will use for working capital and other general corporate purposes, including to fund future acquisitions, if any.

Other

During 2007 and 2006, we assumed facility-level mortgage debt in connection with certain property acquisitions, including the Sunrise REIT and Senior Care acquisitions. See “Note 5—Acquisitions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K. Outstanding facility-level mortgage debt was approximately $1.6 billion and $734.0 million as of December 31, 2007 and 2006, respectively.

We received proceeds on the exercises of stock options in the amounts of $9.8 million and $6.6 million for the years ended December 31, 2007 and 2006, respectively. Future proceeds on the exercises of stock options will be primarily affected by the future performance of our stock price and the number of options outstanding. Options outstanding have decreased to 950,395 as of December 31, 2007, from 1,156,051 as of December 31, 2006.

We generated net proceeds from our Distribution Reinvestment and Stock Purchase Plan of $1.1 million and $0.8 million for the years ended December 31, 2007 and 2006, respectively. In March 2005, we began offering a 1% discount on the purchase price of our stock to shareholders who reinvest their dividends and/or make optional cash purchases of common stock through the plan. Each month or quarter, as applicable, we may lower or eliminate the discount without prior notice, thereby affecting the future proceeds that we receive from this plan.

We have outstanding loans made at various times from 1998 through 2002 to certain current and former executive officers in the aggregate principal amount of approximately $2.1 million as of December 31, 2007, down from $2.5 million at December 31, 2006. The loans are payable over ten years beginning, in each case, on the date such loan was made. See “Note 17—Related Party Transactions” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

Cash Flows

Cash Flows from Operating Activities

Net cash provided by operating activities totaled $399.8 million and $238.9 million for the years ended December 31, 2007 and 2006, respectively. The increase is due to FFO that was higher for the year ended December 31, 2007 as a result of our real estate acquisitions (primarily the Sunrise REIT acquisition), rent escalations in our leases with tenants and additional rent resulting from the rent reset under the Kindred Master Leases, and changes in operating assets and liabilities at December 31, 2007.

Cash Flows from Investing Activities

Net cash used in investing activities was $1.2 billion and $482.0 million for the years ended December 31, 2007 and 2006, respectively. These activities consisted primarily of our investments in real estate, offset by proceeds from our mortgage loans, the sale of securities and the sale of assets during the applicable periods. The increase from 2006 is due primarily to the Sunrise REIT acquisition.

Cash Flows from Financing Activities

Net cash provided by financing activities totaled $805.6 million for the year ended December 31, 2007. Proceeds primarily consisted of $1.2 billion in bridge financing, $1.05 billion from the issuance of common stock, $176.6 million of net borrowings on our unsecured revolving credit facility and our Canadian credit facility and $53.8 million from the issuance of other debt. The uses primarily included (i) $1.2 billion for repayment of the bridge financing, (ii) $286.2 million of cash dividend payments to common and preferred stockholders and (iii) $184.6 million of aggregate principal payments on mortgage obligations.

Net cash provided by financing activities totaled $242.7 million for the year ended December 31, 2006, down from $389.6 million for the year ended December 31, 2005. The proceeds included $449.0 million from the issuance of Senior Notes, Convertible Notes and other debt and $7.5 million from the issuance of common stock upon the exercise of stock options and from our Distribution Reinvestment and Stock Purchase Plan. The uses primarily included (i) aggregate principal payments on mortgage obligations of $16.1 million, (ii) $160.6 million of cash dividend payments, (iii) payments of deferred financing costs of $4.9 million associated with the issuance of Senior Notes and (iv) net change in borrowings on our unsecured revolving credit facility and our previous secured revolving credit facility of $32.2 million.

Contractual Obligations

The following table summarizes the effect that minimum debt (which includes principal and interest payments) and other material noncancelable commitments are expected to have on our cash flow in future periods as of December 31, 2007.

	Total	Less than 1 year	1-3 years (4)	3-5 years (5)	More than 5 years (6)
	(In thousands)
Long-term debt obligations (1)(2)	$4,479,754	$399,419	$1,181,314	$1,083,712	$1,815,309
Obligations under interest rate swap (2)	567	567	—	—	—
Acquisition commitments (3)	34,150	34,150	—	—	—
Operating and ground lease obligations	90,066	1,694	2,938	2,202	83,232

Total	$4,604,537	$435,830	$1,184,252	$1,085,914	$1,898,541

(1)	Amounts represent contractual amounts due, including interest.
(2)	Interest on variable rate debt and obligations under our interest rate swap were based on forward rates obtained as of December 31, 2007.
(3)	Includes commitments for the purchase of one seniors housing community that closed in January 2008 and one surgery center/MOB that is currently expected to close in the second quarter of 2008.
(4)	Includes outstanding principal amounts of $174.2 million of the 2009 Senior Notes and $149.3 million under our unsecured revolving credit facility that matures in 2009 (with an option to extend for one year subject to the satisfaction of certain conditions).
(5)	Includes outstanding principal amounts of $175.0 million of the 2010 Senior Notes and $230.0 million of the Convertible Notes.
(6)	Includes outstanding principal amounts of $191.8 million of the 2012 Senior Notes, $175.0 million of the 2014 Senior Notes, $170.0 million of the 2015 Senior Notes, $200.0 million of the 2016 Senior Notes and $225.0 million of the 2017 Senior Notes.

As of December 31, 2007, we had $9.4 million of unrecognized tax benefits under the provisions of FIN 48 that have been excluded from the table above, as we are unable to make a reasonable reliable estimate of the period of cash settlement, if any, with the respective tax authority.

In connection with the Kindred spin off, we assigned our former third-party lease obligations and third-party guarantee agreements to Kindred. As of December 31, 2007, we believe that the aggregate exposure under our third-party lease obligations was approximately $16.0 million and that we have no material exposure under the third-party guarantee agreements. Kindred has agreed to indemnify and hold us harmless from and against all claims against us arising out of the third-party leases, and we do not expect to incur any liability under those leases. However, we cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor its obligations under the indemnity agreement relating to the third-party leases. See “Note 13—Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk

The information set forth in Item 7 of this Annual Report on Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset/Liability Management” is incorporated by reference into this Item 7A.

ITEM 8.	Financial Statements and Supplementary Data

Ventas, Inc.

Index to Consolidated Financial Statements and Financial Statement Schedules

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Ventas, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. Management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management has determined that the Company’s internal control over financial reporting as of December 31, 2007 was effective.

On April 26, 2007, the Company acquired Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”). As a result of the Sunrise REIT acquisition, the Company is party to management agreements with Sunrise Senior Living, Inc. (“Sunrise”) pursuant to which Sunrise provides comprehensive accounting and property management services for each of the Sunrise REIT properties, as well as two additional properties the Company acquired subsequent to the Sunrise REIT acquisition (collectively, the “Sunrise Properties”). As permitted under Securities and Exchange Commission guidelines, the Company excluded from the assessment of the effectiveness of its internal control over financial reporting as of December 31, 2007, internal control over financial reporting of the Sunrise Properties’ assets and operations. Net assets and total revenues related to the Sunrise Properties represented 38.1% and 36.6%, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended December 31, 2007.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Ventas, Inc.

We have audited the accompanying consolidated balance sheets of Ventas, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also include the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of Ventas, Inc.’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventas, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2006 Ventas, Inc. changed its method of accounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ventas, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2008, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2008, except for Notes 6, 14, 19 and 20, as to which the date is May 22, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Stockholders and Board of Directors

Ventas, Inc.

We have audited Ventas, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Ventas, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include internal control over financial reporting of the Sunrise Properties’ assets and operations, which is included in the 2007 consolidated financial statements of Ventas, Inc. and constituted 38.1% and 36.6%, of net assets and total revenues, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Ventas, Inc. also did not include an evaluation of the internal control over financial reporting of the Sunrise Properties’ assets and operations.

In our opinion, Ventas, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Ventas, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also include the financial statement schedule listed in the index. Our report dated February 27, 2008 (except for Notes 6, 14, 19, and 20, as to which the date is May 22, 2008) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2008

VENTAS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and 2006

(In thousands, except per share amounts)

	2007	2006
Assets
Real estate investments:
Land	$572,092	$357,804
Buildings and improvements	5,718,273	3,350,033

	6,290,365	3,707,837
Accumulated depreciation	(816,352)	(659,584)

Net real estate property	5,474,013	3,048,253
Loans receivable, net	19,998	35,647

Net real estate investments	5,494,011	3,083,900

Cash and cash equivalents	28,334	1,246
Escrow deposits and restricted cash	54,077	80,039
Deferred financing costs, net	22,836	18,415
Notes receivable-related parties	2,092	2,466
Other	115,278	67,734

Total assets	$5,716,628	$3,253,800

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$3,360,499	$2,329,053
Deferred revenue	9,065	8,194
Accrued dividend	—	41,949
Accrued interest	20,790	19,929
Accounts payable and other accrued liabilities	173,576	114,012
Deferred income taxes	297,590	30,394

Total liabilities	3,861,520	2,543,531

Minority interest	31,454	393

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; 300,000 and 180,000 shares authorized at December 31, 2007 and 2006, respectively; 133,665 and 106,137 shares issued at December 31, 2007 and 2006, respectively	33,416	26,545
Capital in excess of par value	1,821,294	766,470
Accumulated other comprehensive income	17,416	1,037
Retained earnings (deficit)	(47,846)	(84,176)
Treasury stock, 14 and 0 shares at December 31, 2007 and 2006, respectively	(626)	—

Total stockholders’ equity	1,823,654	709,876

Total liabilities and stockholders’ equity	$5,716,628	$3,253,800

See accompanying notes.

VENTAS, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share amounts)

	2007	2006	2005
Revenues:
Rental income	$476,765	$398,979	$304,509
Resident fees and services	282,226	—	—
Interest income from loans receivable	2,586	7,014	5,001
Interest and other income	2,994	2,886	3,268

Total revenues	764,571	408,879	312,778

Expenses:
Interest	201,319	134,056	98,041
Depreciation and amortization	231,953	115,064	83,211
Property-level operating expenses	198,125	3,171	2,576
General, administrative and professional fees (including non-cash stock-based compensation expense of $7,493, $3,046 and $1,971 for the years ended December 31, 2007, 2006 and 2005, respectively)	36,425	26,136	25,075
Foreign currency gain	(24,280)	—	—
Rent reset costs	—	7,361	—
Reversal of contingent liability	—	(1,769)	—
(Gain) loss on extinguishment of debt	(88)	1,273	1,376
Net gain on swap breakage	—	—	(981)
Net proceeds from litigation settlement	—	—	(15,909)
Contribution to charitable foundation	—	—	2,000
Merger-related expenses	2,979	—	—

Total expenses	646,433	285,292	195,389

Income before net loss on real estate disposals, income taxes, minority interest and discontinued operations	118,138	123,587	117,389
Net loss on real estate disposals	—	—	(175)

Income before income taxes, minority interest and discontinued operations	118,138	123,587	117,214
Income tax benefit	28,042	—	—

Income before minority interest and discontinued operations	146,180	123,587	117,214
Minority interest, net of tax	1,698	—	—

Income from continuing operations	144,482	123,587	117,214
Discontinued operations	137,836	7,843	13,369

Net income	282,318	131,430	130,583
Preferred stock dividends and issuance costs	5,199	—	—

Net income applicable to common shares	$277,119	$131,430	$130,583

Earnings per common share:
Basic:
Income from continuing operations applicable to common shares	$1.14	$1.19	$1.23
Discontinued operations	1.12	0.07	0.14

Net income applicable to common shares	$2.26	$1.26	$1.37

Diluted:
Income from continuing operations applicable to common shares	$1.13	$1.18	$1.22
Discontinued operations	1.12	0.07	0.14

Net income applicable to common shares	$2.25	$1.25	$1.36

Weighted average shares used in computing earnings per common share:
Basic	122,597	104,206	95,037
Diluted	123,012	104,731	95,775

See accompanying notes.

VENTAS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share amounts)

	Common Stock Par Value	Capital in Excess of Par Value	Unearned Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Treasury Stock	Total
Balance at January 1, 2005	$21,283	$208,903	$(633)	$(9,114)	$(45,297)	$(14,918)	$160,224

Comprehensive Income:
Net income applicable to common shares	—	—	—	—	130,583	—	130,583
Unrealized gain on interest rate swap	—	—	—	5,754	—	—	5,754
Reclassification adjustment for realized loss on interest rate swap included in net income during the year	—	—	—	3,217	—	—	3,217

Comprehensive income	—	—	—	—	—	—	139,554

Dividends to common stockholders—$1.44 per share	—	—	—	—	(135,688)	—	(135,688)
Issuance of common stock	4,561	485,285	—	—	—	—	489,846
Issuance of common stock for stock plans	83	(1,368)	—	—	—	13,048	11,763
Grant of restricted stock, net of forfeitures	—	(170)	(1,330)	—	—	1,870	370
Amortization of restricted stock grants	—	—	1,250	—	—	—	1,250

Balance at December 31, 2005	25,927	692,650	(713)	(143)	(50,402)	—	667,319

Comprehensive Income:
Net income applicable to common shares	—	—	—	—	131,430	—	131,430
Unrealized gain on interest rate swap	—	—	—	810	—	—	810
Reclassification adjustment for realized gain on interest rate swap included in net income during the year	—	—	—	(359)	—	—	(359)
Unrealized gain on marketable securities	—	—	—	729	—	—	729

Comprehensive income	—	—	—	—	—	—	132,610

Dividends to common stockholders—$1.58 per share	—	—	—	—	(165,204)	—	(165,204)
Issuance of common stock	427	64,573	—	—	—	—	65,000
Issuance of common stock for stock plans	191	9,545	—	—	—	170	9,906
Grant of restricted stock, net of forfeitures	—	415	—	—	—	(170)	245
Reclassification of unearned compensation on restricted stock to capital in excess of par value	—	(713)	713	—	—	—	—

Balance at December 31, 2006	26,545	766,470	—	1,037	(84,176)	—	709,876

Comprehensive Income:
Net income applicable to common shares	—	—	—	—	277,119	—	277,119
Foreign currency translation	—	—	—	18,651	—	—	18,651
Unrealized loss on interest rate swaps	—	—	—	(995)	—	—	(995)
Reclassification adjustment for realized gain on interest rate swap included in net income during the year	—	—	—	(548)	—	—	(548)
Realized gain on marketable securities	—	—	—	(729)	—	—	(729)

Comprehensive income	—	—	—	—	—	—	293,498

Dividends to common stockholders—$1.90 per share	—	—	—	—	(240,789)	—	(240,789)
Issuance of common stock	6,727	1,038,986	—	—	—	—	1,045,713
Issuance of common stock for stock plans	144	15,395	—	—	—	434	15,973
Grant of restricted stock, net of forfeitures	—	443	—	—	—	(1,060)	(617)

Balance at December 31, 2007	$33,416	$1,821,294	$—	$17,416	$(47,846)	$(626)	$1,823,654

See accompanying notes.

VENTAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005

(In thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$282,318	$131,430	$130,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including amounts in discontinued operations)	235,045	119,653	88,002
Amortization of deferred revenue and lease intangibles, net	(9,819)	(2,412)	(3,497)
Other amortization expenses	2,456	3,253	3,891
Stock-based compensation	7,493	3,046	1,971
Straight-lining of rental income	(17,311)	(19,963)	(14,287)
Reversal of contingent liability	—	(1,769)	—
Loss on extinguishment of debt	—	1,273	1,358
Gain on sale of assets (including amounts in discontinued operations)	(129,478)	—	(4,939)
Net gain on sale of marketable equity securities	(864)	(1,379)	—
Net gain on swap breakage	—	—	(981)
Loss on bridge financing	2,550	—	—
Income tax benefit	(28,042)	—	—
Other	222	488	(2,698)
Changes in operating assets and liabilities:
Decrease (increase) in escrow deposits and restricted cash	40,244	(29,789)	10,120
Decrease (increase) in other assets	5,468	(11,895)	(5,396)
(Decrease) increase in accrued interest	(4,906)	5,511	5,675
Increase in accounts payable and other liabilities	14,434	41,420	13,962

Net cash provided by operating activities	399,810	238,867	223,764
Cash flows from investing activities:
Net investment in real estate property	(1,348,354)	(490,311)	(589,527)
Proceeds from real estate disposals	157,400	—	1,416
Investment in loans receivable	—	(191,068)	(47,333)
Proceeds from sale of securities	7,773	—	—
Proceeds from loans receivable	15,803	195,411	20,274
Capital expenditures	(6,372)	(368)	(25)
Escrow funds returned from an Internal Revenue Code Section 1031 exchange	—	9,902	—
Purchase of marketable equity securities	—	(5,530)	—
Other	374	(10)	154

Net cash used in investing activities	(1,173,376)	(481,974)	(615,041)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	92,300	57,000	—
Net change in borrowings under secured revolving credit facility	—	(89,200)	50,200
Net change in borrowings under Canadian credit facility	84,286	—	—
Issuance of bridge financing	1,230,000	—	—
Repayment of bridge financing	(1,230,000)	—	—
Proceeds from debt	53,832	449,005	600,000
Repayment of debt	(184,613)	(16,084)	(231,988)
Debt and preferred stock issuance costs	(4,300)	—	—
Payment of deferred financing costs	(7,856)	(4,876)	(9,279)
Issuance of common stock	1,045,713	831	101,964
Payment of swap breakage fee	—	—	(2,320)
Cash distribution to preferred stockholders	(3,449)	—	—
Cash distribution to common stockholders	(282,739)	(160,598)	(125,843)
Other	12,475	6,634	6,819

Net cash provided by financing activities	805,649	242,712	389,553

Net increase (decrease) in cash and cash equivalents	32,083	(395)	(1,724)
Effect of foreign currency translation on cash and cash equivalents	(4,995)	—	—
Cash and cash equivalents at beginning of year	1,246	1,641	3,365

Cash and cash equivalents at end of year	$28,334	$1,246	$1,641

VENTAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the Years Ended December 31, 2007, 2006 and 2005

(In thousands)

	2007	2006	2005
Supplemental disclosure of cash flow information:
Interest paid including swap payments and receipts	$207,478	$133,653	$100,362
Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate investments	$1,199,787	$189,262	$931,571
Other assets acquired	157,865	835	35,704
Debt assumed	970,301	125,633	541,174
Deferred taxes	306,225	—	—
Minority interest	32,730	—	—
Other liabilities	48,396	(536)	33,275
Issuance of common stock	—	65,000	392,826

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

Ventas, Inc. (together with its subsidiaries, unless otherwise indicated or except where the context otherwise requires, “we,” “us” or “our”) is a real estate investment trust (“REIT”) with a geographically diverse portfolio of seniors housing and healthcare-related properties in the United States and Canada. As of December 31, 2007, this portfolio consisted of 519 assets: 253 seniors housing communities, 197 skilled nursing facilities, 42 hospitals and 27 medical office and other properties in 43 states and two Canadian provinces, including 77 seniors housing communities we acquired from Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”) on April 26, 2007. See “Note 5—Acquisitions.” With the exception of our medical office buildings (“MOBs”) and 79 of our seniors housing communities that are managed by Sunrise Senior Living, Inc. (together with its subsidiaries, “Sunrise”) pursuant to long-term management agreements, we lease these properties to healthcare operating companies under “triple-net” or “absolute net” leases, which require the tenants to pay all property-related expenses. Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) leased 203 of our properties and Brookdale Senior Living Inc. (together with its subsidiaries, which include Brookdale Living Communities, Inc. (“Brookdale”) and Alterra Healthcare Corporation (“Alterra”), “Brookdale Senior Living”) leased 83 of our properties as of December 31, 2007. We also had real estate loan investments relating to seniors housing and healthcare-related third parties as of December 31, 2007.

We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, Limited Partnership (“Ventas Realty”), PSLT OP, L.P. and Ventas SSL, Inc., and ElderTrust Operating Limited Partnership (“ETOP”), in which we own substantially all of the partnership units. Our primary business consists of financing, owning and leasing seniors housing and healthcare-related properties and leasing or subleasing those properties to third parties or operating those properties through independent third party managers.

Note 2—Accounting Policies

Principles of Consolidation

The accompanying Consolidated Financial Statements include our accounts and the accounts of our wholly owned subsidiaries and joint venture entities over which we exercise control. All intercompany transactions and balances have been eliminated in consolidation, and net earnings are reduced by the portion of net earnings applicable to minority interests.

Accounting Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of rental revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets and Intangibles

Investments in real estate assets are recorded at cost. We account for acquisitions using the purchase method. The cost of the properties acquired is allocated among tangible and recognized intangible assets and liabilities based upon estimated fair values in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” We estimate fair values of the components of assets and liabilities acquired as of the acquisition date. Recognized intangibles include the value of acquired lease contracts, management agreements and related customer relationships.

Our method for determining fair value varies with the categorization of the asset or liability acquired. We estimate the fair value of buildings on an as-if-vacant basis, and depreciate the building value over the estimated remaining life of the building. We determine the allocated value of other fixed assets based upon the replacement cost and depreciate such value over their estimated remaining useful lives. We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio. The fair value of in-place leases, if any, reflects (i) above and below market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset or liability of which is amortized to revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable, (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements and leasing commissions, which is amortized over the remaining life of the associated lease, and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, expectations of lease renewals with the tenant, and the potential for significant, additional future leasing arrangements with the tenant. We amortize such value over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases and any expected renewal periods. The fair value of long-term debt is calculated by discounting the remaining contractual cash flows on each instrument at the current market rate for those borrowings. Discount rates are approximated based on the rate we estimate we would incur to replace each instrument on the date of acquisition. Any fair value adjustments related to long-term debt are recognized as effective yield adjustments over the remaining term of the instrument.

Fixtures and equipment, with a net book value of $113.6 million and $108.8 million at December 31, 2007 and 2006, respectively, is included in net real estate property on our Consolidated Balance Sheets. Depreciation is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 50 years for buildings and improvements and three to ten years for fixtures and equipment. Depreciation is discontinued when a property is identified as held for sale.

Impairment of Long-Lived Assets

We periodically evaluate our long-lived assets, primarily consisting of our investments in real estate, for impairment indicators in accordance with SFAS No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets.” If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. We adjust the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flows and sales proceeds is less than book value. An impairment loss is recognized at the time we make any such determination. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted. We did not record any impairment charges for the years ended December 31, 2007, 2006 and 2005.

Loans and Other Amounts Receivable from Third Parties

Loans receivable are stated at the unpaid principal balance net of any deferred origination fees. Net deferred origination fees are comprised of loan fees collected from the borrower net of certain direct costs. Net deferred origination fees are amortized over the contractual life of the loan using the level yield method. Interest income on the loans receivable is recorded as earned. We evaluate the collectibility of loans and other amounts receivable from third parties based on, a number of factors, including (i) corporate and facility-level financial and operational reports, (ii) compliance with the financial covenants set forth in the borrowing or lease agreement, (iii) the financial stability of the applicable borrower or tenant and any guarantor and (iv) the payment history of the borrower or tenant. Our level of reserves, if any, for loans and other amounts receivable from third parties fluctuates depending upon all of these factors. No reserves were recorded against our loans receivable balance at December 31, 2007 and 2006.

Cash Equivalents

Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

Escrow Deposits and Restricted Cash

Escrow deposits consist of amounts held by us or lenders to provide for future real estate tax and insurance expenditures and tenant improvements related to our operations and properties. Restricted cash represents amounts paid to us for security deposits and other purposes.

Deferred Financing Costs

Deferred financing costs are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield, and are net of accumulated amortization of approximately $13.5 million and $7.5 million at December 31, 2007 and 2006, respectively. Amortized costs of approximately $5.5 million, $3.3 million and $3.9 million were included in interest expense for the years ended December 31, 2007, 2006 and 2005, respectively.

Marketable Equity Securities

We record marketable equity securities as available-for-sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These securities are recorded at fair market value, with unrealized gains and losses recorded in stockholder’s equity as a component of accumulated other comprehensive income on the Consolidated Balance Sheets. Gains or losses on securities sold are based on the specific identification method and reported in interest and other income on our Consolidated Statements of Income. During the years ended December 31, 2007 and 2006, we realized gains related to the sale of various equity securities of $0.9 million and $1.4 million, respectively. There were no gains or losses realized for the year ended December 31, 2005.

Derivative Instruments

We use derivative instruments to protect against the risk of interest rate movements on future cash flows under our variable rate debt agreements and the risk of foreign currency exchange rate movements. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, derivative instruments are reported at fair value on our Consolidated Balance Sheets. Changes in the fair value of derivatives are recognized as adjustments to net income if the derivative does not qualify for hedge accounting. If the derivative is deemed to be eligible for hedge accounting, such changes are reported in accumulated other comprehensive income, exclusive of ineffectiveness amounts, which are recognized as adjustments to net income. As of December 31, 2007, a $0.5 million net unrealized loss on our interest rate swap is included in accumulated other comprehensive income.

In January 2007, we entered into two Canadian call options in conjunction with our agreement to acquire the assets of Sunrise REIT. See “Note 5—Acquisitions.” We paid an aggregate purchase price of $8.5 million for these contracts, which had an aggregate notional call amount of Cdn $750.0 million at a Cdn $1.18 strike price. These contracts were settled on April 26, 2007, the acquisition date, and we received cash of $33.2 million upon settlement. For the year ended December 31, 2007, we recognized gains related to these call option contracts of $24.7 million, which is included in our Consolidated Statements of Income as a foreign currency gain.

Fair Values of Financial Instruments

The following methods and assumptions were used in estimating fair value disclosures for financial instruments.

•	Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in our Consolidated Balance Sheets approximates fair value because of the short maturity of these instruments.

•

Loans receivable: The fair value of loans receivable is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

•

Notes receivable-related parties: The fair value of the notes receivable-related parties is estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

•	Interest rate swap agreement: The fair value of the interest rate swap agreement is based on rates being offered for similar arrangements which consider forward yield curves and discount rates.

•

Senior notes payable and other debt: The fair values of borrowings under fixed rate agreements are estimated by discounting the future cash flows using current interest rates at which similar borrowings could be made by us.

Revenue Recognition

Certain of our leases, excluding our master lease agreements with Kindred (the “Kindred Master Leases”) but including the majority of our leases with Brookdale Senior Living, provide for periodic and determinable increases in base rent. Base rental revenues under these leases are recognized on a straight-line basis over the terms of the applicable lease. Income on our straight-line revenue is recognized when collectibility is reasonably assured. In the event we determine that collectibility of straight-line revenue is not reasonably assured, we establish an allowance for estimated losses. Recognizing rental income on a straight-line basis results in recognized revenue exceeding cash amounts contractually due from our tenants during the first half of the term for leases that have straight-line treatment. The cumulative excess is included in other assets, net of allowances, on our Consolidated Balance Sheets and totaled $54.5 million and $37.1 million at December 31, 2007 and 2006, respectively.

Certain of our other leases, including the Kindred Master Leases, provide for an annual increase in rental payments only if certain revenue parameters or other contingencies are met. We recognize the increased rental revenue under these leases only if the revenue parameters or other contingencies are met rather than on a straight-line basis over the term of the applicable lease. We recognize income from rent, lease termination fees and other income when all of the following criteria are met in accordance with the Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin 104: (i) the agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) collectibility is reasonably assured.

Resident fees and services are recognized monthly as services are provided. Move-in fees, which are included in resident fees and services, are recognized on a straight-line basis over the term of the applicable lease agreement. Lease agreements with residents generally have a term of one year and are cancelable by the resident with 30 days’ notice.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative under SFAS No. 123(R). We adopted SFAS No. 123(R) on January 1, 2006. See “Note 11—Stock-Based Compensation.”

Gain on Sale of Assets

We recognize sales of assets only upon the closing of the transaction with the purchaser. Payments received from purchasers prior to closing are recorded as deposits and classified as other assets on our Consolidated Balance Sheets. Gains on assets sold are recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured, we are not obligated to perform significant activities after the sale to earn the profit, we have received adequate initial investment from the buyer, and other profit recognition criteria have been satisfied. Gains may be deferred in whole or in part until the sales satisfy the requirements of gain recognition on sales of real estate under SFAS No. 66, “Accounting for Sales of Real Estate.”

Federal Income Tax

Since we have elected to be treated as a real estate investment trust (“REIT”) under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), prior to the second quarter of 2007 we made no provision for federal income tax purposes and we will continue to make no provision for REIT income and expense. As a result of the Sunrise REIT acquisition, income tax expense or benefit is now being recorded with respect to certain entities which are taxed as “taxable REIT subsidiaries” under provisions similar to those applicable to regular corporations and not under the REIT provisions.

Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. An increase or decrease in the deferred tax liability that results from a change in circumstances, and which causes a change in our judgment about expected future tax consequences of events, would be included in the tax provision when the changes in circumstances and our judgment occurs. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in our judgment about the realizability of the related deferred tax asset, would be included in the tax provision when the changes in circumstances and our judgment occurs.

Discontinued Operations

The results of operations and gain or loss on assets sold or held for sale are reflected in our Consolidated Statements of Income as discontinued operations for all periods presented. Interest expense allocated to discontinued operations has been estimated based on a proportional allocation of rental income among all of our properties.

Foreign Currency

Certain of our subsidiaries’ functional currencies are the local currencies of their respective countries. We translate the results of operations of our foreign subsidiaries into U.S. dollars using average rates of exchange in effect during the period, whereas balance sheet accounts are translated using exchange rates in effect at the end of the period. Resulting currency translation adjustments are recorded in accumulated other comprehensive income, a component of stockholders’ equity, in our Consolidated Balance Sheets. Transaction gains and losses are recorded in our Consolidated Statements of Income.

Segment Reporting

As of December 31, 2007, we operated through two reportable business segments: triple-net leased properties and senior living operations. Our triple-net leased properties segment consists of financing, owning and leasing seniors housing and healthcare-related properties in the United States and leasing or subleasing those properties to healthcare operating companies under “triple-net” or “absolute-net” leases, which require the tenants to pay all property-related expenses. Our senior living operations segment consists of investments in seniors housing communities located in the United States and Canada for which we engage Sunrise to manage the operations.

We acquired the senior living operations segment on April 26, 2007, pursuant to the purchase of the Sunrise REIT properties. With the addition of these properties, we believed segment differentiation would be appropriate based on the different economic and legal structures used to acquire and own those assets. Prior to the acquisition, we operated through one reportable segment – investment in real estate – which included the triple-net leased properties and our MOBs. Our MOB segment consists of leasing space primarily to physicians and other healthcare-related businesses and engaging third parties to manage those operations. Due to our limited operation of and allocation of capital to the MOBs, we separated them from the triple-net leased properties segment. However, the MOB segment is not individually reported and is included in “All Other” because it does not meet the quantitative thresholds of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” at the current time. See “Note 19—Segment Information.”

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for income taxes when it is uncertain how an income or expense item should be treated on an income tax return. FIN 48 describes when and in what amount an uncertain tax item should be recorded in the financial statements and provides guidance on recording interest and penalties and accounting and reporting for income taxes in interim periods. We adopted FIN 48 on January 1, 2007. See “Note 12—Income Taxes.”

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value and provides guidance for measuring fair value and the necessary disclosures. SFAS No. 157 does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. We adopted SFAS No. 157 on January 1, 2008. The adoption did not have a material impact on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) requires the acquiring entity in a business combination to measure the assets acquired, liabilities assumed (including contingencies) and any noncontrolling interests at their fair values on the acquisition date. The statement also requires that acquisition-related transaction costs be expensed as incurred and acquired research and development value be capitalized. In addition, acquisition-related restructuring costs are to be capitalized only if they meet certain criteria. SFAS No. 141(R) will be effective for us beginning on January 1, 2009. Early adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 requires the classification of noncontrolling interests (formerly, minority interests) as a component of consolidated equity. In addition, net income will include the total income of all consolidated subsidiaries with the attribution of earnings and other comprehensive income between controlling and noncontrolling interests reported as a separate disclosure on the face of the consolidated income statement. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 160 also addresses accounting and reporting for a change in control of a subsidiary. SFAS No. 160 will be effective for us beginning on January 1, 2009. Early adoption is prohibited. This statement is required to be adopted prospectively, except for the presentation and disclosure requirements, which are required to be adopted retrospectively.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 3—Revenues from Properties

Triple-Net Leased Properties

Approximately 30.8%, 51.6% and 59.8% of our total revenues (including amounts in discontinued operations) for the years ended December 31, 2007, 2006 and 2005, respectively, were derived from the four Kindred Master Leases.

On June 7, 2005, we completed the acquisition of Provident Senior Living Trust (“Provident”) (see “Note 5—Acquisitions”), which leased all of its properties to affiliates of Brookdale and Alterra. In September 2005, Brookdale was combined, through a series of mergers, with Alterra under a new holding company, Brookdale Senior Living. Approximately 15.7%, 28.6% and 22.9% of our total revenues (including amounts in discontinued operations) for the years ended December 31, 2007, 2006 and 2005, respectively, were derived from our lease agreements with Brookdale Senior Living.

Each of our leases with Kindred and Brookdale Senior Living is a triple-net lease pursuant to which the tenant is required to pay all insurance, taxes, utilities and maintenance and repairs related to the properties. In addition, the tenants are required to comply with the terms of the mortgage financing documents, if any, affecting the properties.

Each of Kindred and Brookdale Senior Living is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred and Brookdale Senior Living contained or referred to in this Annual Report on Form 10-K is derived from filings made by Kindred or Brookdale Senior Living, as the case may be, with the Commission or other publicly available information, or has been provided to us by Kindred or Brookdale Senior Living. We have not verified this information either through an independent investigation or by reviewing Kindred’s or Brookdale Senior Living’s public filings. We have no reason to believe that this information is inaccurate in any material respect, but we cannot assure you that all of this information is accurate. Kindred’s and Brookdale Senior Living’s filings with the Commission can be found at the Commission’s website at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred’s and Brookdale Senior Living’s publicly available filings from the Commission.

Kindred Master Leases. The properties leased to Kindred pursuant to the Kindred Master Leases are grouped into renewal bundles, with each bundle containing a varying number of diversified properties. All properties within a bundle have primary terms ranging from ten to 15 years, commencing May 1, 1998, and, provided certain conditions are satisfied, are subject to three five-year renewal terms.

Under each Kindred Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in the applicable Kindred Master Lease). Base Rent escalates on May 1 of each year at a specified rate over the Prior Period Base Rent (as defined in the applicable Kindred Master Lease) contingent upon the satisfaction of the specified facility revenue parameters. On October 6, 2006, final appraisers designated by us and Kindred specified that the market annual rent escalator is 2.7% under Kindred Master Leases 1, 3 and 4, and is based on year-over-year changes in the Consumer Price Index, with a floor of 2.25% and a ceiling of 4%, under Kindred Master Lease 2, in all cases contingent only upon satisfaction of the aforementioned revenue parameters.

On April 27, 2007, Kindred renewed, through April 30, 2013, its leases covering all 64 healthcare assets owned by us (seven of which we subsequently sold on June 30, 2007 (see “Note 6—Dispositions”)) whose base term would have expired on April 30, 2008. Kindred retains two additional sequential five-year renewal options for these assets.

Brookdale Senior Living Leases. Our leases with Brookdale have primary terms of 15 years, commencing either January 28, 2004 (in the case of 15 “Grand Court” properties we acquired in early 2004) or October 19, 2004 (in the case of the properties we acquired in connection with the Provident acquisition), and, provided certain conditions are satisfied, are subject to two ten-year renewal terms. Our leases with Alterra also have primary terms of 15 years, commencing either October 20, 2004 or December 16, 2004 (both in the case of properties we acquired in connection with the Provident acquisition), and, provided certain conditions are satisfied, are subject to two five-year renewal terms.

Under the terms of the Brookdale leases assumed in connection with the Provident acquisition, Brookdale is obligated to pay base rent, which escalates on January 1 of each year, by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 3%. Under the terms of the Brookdale leases with respect to the “Grand Court” properties, Brookdale is obligated to pay base rent, which escalates on February 1 of each year, by an amount equal to the greater of (i) 2% or (ii) 75% of the increase in the Consumer Price Index during the immediately preceding year. Under the terms of the Alterra leases, Alterra is obligated to pay base rent, which escalates either on January 1 or November 1 of each year by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 2.5%. We recognize rent revenue under the Brookdale and Alterra leases on a straight-line basis. See “Note 13—Commitments and Contingencies.”

The future contracted minimum rentals, excluding contingent rent escalations, but with straight-line rents where applicable, for all of our triple-net leases are as follows (table has not been updated to reflect discontinued operations treatment for properties held for sale during the first three months of 2008):

	Kindred	Brookdale Senior Living	Other	Total
	(In thousands)
2008	$236,120	$119,854	$137,001	$492,975
2009	232,729	119,673	136,177	488,579
2010	157,676	119,677	136,358	413,711
2011	122,806	119,680	136,638	379,124
2012	125,302	119,684	136,042	381,028
Thereafter	42,048	817,770	901,238	1,761,056

Total	$916,681	$1,416,338	$1,583,454	$3,916,473

Senior Living Operations

As a result of the acquisition of the Sunrise REIT properties, we are party to management agreements with Sunrise pursuant to which Sunrise currently provides comprehensive accounting and property management services with respect to 79 of our seniors housing communities. Each management agreement has a term of 30 years from its effective date, the earliest of which began in 2004. Total revenues attributable to senior living operations managed by Sunrise were $283.1 million for the period from April 26, 2007 through December 31, 2007, representing 36.2% of our total revenues (including amounts in discontinued operations) for the year ended December 31, 2007.

Sunrise is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. According to public disclosures, Sunrise has not been timely filing such required reports and is currently experiencing certain legal, accounting and regulatory difficulties. On July 25, 2007, Sunrise announced that its board of directors had decided to explore strategic alternatives intended to enhance shareholder value, including a possible sale of Sunrise. We cannot predict what impact, if any, the outcomes of these uncertainties will have on Sunrise’s financial condition or ability to manage our senior living operations. You are encouraged to obtain additional information related to Sunrise at the Commission’s website at www.sec.gov.

Note 4—Concentration of Credit Risk

As of December 31, 2007, approximately 39.7%, 22.0% and 14.9% of our properties, based on their original cost, were operated by Sunrise, Brookdale Senior Living and Kindred, respectively, and approximately 76.9% and 13.9% of our properties, based on their original cost, were seniors housing communities and skilled nursing facilities, respectively. Our remaining properties consist of hospitals, MOBs and other healthcare-related assets. These properties were located in 43 states, with properties in two states accounting for more than 10% of total revenues (including amounts in discontinued operations) during the year ended December 31, 2007, and two Canadian provinces. Properties in two states and one state accounted for more than 10% of total revenues (including amounts in discontinued operations) for the years ended December 31, 2006 and 2005, respectively.

Because we lease a substantial portion of our triple-net leased properties to Kindred and Brookdale Senior Living and they are each a significant source of our total revenues, their financial condition and ability and willingness to satisfy their obligations under their respective leases and certain other agreements with us and their willingness to renew those leases upon expiration of the initial base terms thereof will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our stockholders. We cannot assure you that Kindred or Brookdale Senior Living will have sufficient assets, income and access to financing to enable it to satisfy its obligations under its respective leases and other agreements with us, and any inability or unwillingness on its part to do so would have a material adverse effect on our business, financial condition, results of operation and liquidity, on our ability to service our indebtedness and on our ability to make distributions to our stockholders, as required for us to continue to qualify as a REIT (a “Material Adverse Effect”). We also cannot assure you that Kindred and/or Brookdale Senior Living will elect to renew their respective leases with us upon expiration of the initial base terms or any renewal terms thereof.

Although we have various rights as owner under the Sunrise management agreements, we are relying on Sunrise’s personnel, good faith, expertise, historical performance, technical resources and information systems, proprietary information and judgment to manage our seniors housing communities efficiently and effectively. We are also relying on Sunrise to set resident fees and otherwise operate those properties pursuant to our management agreements. A change in the senior management of Sunrise or any adverse developments in Sunrise’s business and affairs or financial strength could also have a Material Adverse Effect on us. In addition, any inability or unwillingness on the part of Sunrise to satisfy its obligations under the management agreements it has with us could have a Material Adverse Effect on us.

Note 5—Acquisitions

The following is a summary of our more significant acquisitions in 2007, 2006 and 2005. The primary reason for these acquisitions was to invest in seniors housing and healthcare-related properties with an expected yield on investment, as well as to diversify our portfolio and revenue base and limit our dependence on any single operator, geography or asset type for our revenue.

Sunrise REIT Acquisition

On April 26, 2007, we completed the acquisition of all of the assets of Sunrise REIT pursuant to the terms of a purchase agreement dated as of January 14, 2007, as amended, among us, our wholly owned subsidiaries, Ventas SSL Ontario I, Inc. (formerly 2124678 Ontario Inc., the “Securities Purchaser”) and Ventas SSL Ontario II, Inc. (formerly 2124680 Ontario Inc., the “Asset Purchaser” and, together with the Securities Purchaser, the “Purchasers”), Sunrise REIT, Sunrise REIT Trust (“Sub Trust”) and Sunrise REIT GP Inc. (“Sunrise GP”), in its capacity as general partner of Sunrise Canadian UPREIT, LP (“UPREIT”). The aggregate consideration for the Sunrise REIT acquisition, including the assumption of debt, was approximately $2.0 billion.

At the effective time of the Sunrise REIT acquisition, the Securities Purchaser purchased all of the interests and assumed all of the liabilities of Sunrise REIT Canadian Holdings Inc. (“Canco”) and certain of Sunrise REIT’s intercompany notes held by Sub Trust, and the Asset Purchaser acquired all of Sunrise REIT’s remaining assets and liabilities from Sunrise REIT, Sub Trust and UPREIT. Immediately following the Sunrise REIT acquisition, each unit of beneficial interest of Sunrise REIT outstanding immediately prior to the effective time (except for a small number of non-tendered units) was redeemed for Cdn $16.50 in cash.

Through the Sunrise REIT acquisition, we acquired a 100% interest in 18 seniors housing communities and a 75% to 85% interest in 59 additional seniors housing communities, with the minority interest in those 59 communities being owned by affiliates of Sunrise. Of the 77 communities, 66 are located in metropolitan areas of 19 U.S. states and eleven are located in the Canadian provinces of Ontario and British Columbia.

As a result of the Sunrise REIT acquisition, we are party to management agreements with Sunrise pursuant to which Sunrise provides comprehensive accounting and property management services with respect to each of the Sunrise REIT properties. Each management agreement has a term of 30 years from its effective date, the earliest of which began in 2004. Pursuant to the management agreements, we pay Sunrise a base management fee of 6% of resident fees and similar revenues, subject to reduction based on below target performance for a pool of properties. The minimum management fee assessable under these agreements is 5% of resident fees and similar revenues of the properties. We also pay incentive fees if a pool of properties exceeds aggregate performance targets; provided, however, that total management fees, including incentive fees, shall not exceed 8% of resident fees and similar revenues. The management agreements also specify that we (or the joint venture to which we are party, as applicable) will reimburse Sunrise for direct or indirect costs necessary to manage our seniors housing communities.

Under the terms of the letter agreement dated January 14, 2007 (the “ Letter Agreement”) between us and Sunrise, we modified various management and other agreements and contractual relationships that existed between Sunrise, on the one hand, and Sunrise REIT, on the other hand (the “Existing Agreements”). Pursuant to the Letter Agreement, the Strategic Alliance Agreement dated as of December 23, 2004 between Sunrise and Sunrise REIT was terminated effective upon the closing of the Sunrise REIT acquisition, except with respect to certain limited provisions. Under the terms of the Letter Agreement, we have, among other things, a right of first offer to acquire seniors housing communities developed by Sunrise in Canada. In addition, we have a right of first offer to acquire seniors housing communities developed by Sunrise in the United States within a demographically defined radius of any of the properties acquired by us in the Sunrise REIT acquisition. The terms of the rights of first offer for properties in both the United States and Canada are governed generally by the terms set forth in the Strategic Alliance Agreement and the fixed price acquisition agreement referred to in the Strategic Alliance Agreement, but subject to modification of those terms to address changes in circumstances and other matters.

The Letter Agreement also (1) provides us assurances that Sunrise will cooperate with us in connection with our compliance with the REIT rules under the Code, and in connection with our financial reporting obligations, (2) contains restrictions on our rights to transfer our interest in the acquired properties to transferees who compete with Sunrise or who do not meet certain requirements, and (3) provides that Sunrise consents to the Sunrise REIT acquisition and waives certain rights under the Existing Agreements. Although not required, we and Sunrise may enter into various amendments to the Existing Agreements to further address the matters set out in the Letter Agreement.

As a result of the Sunrise REIT acquisition, we assumed all rights and obligations of Sunrise REIT under two fixed price acquisition agreements with Sunrise. Under the terms of these fixed price acquisition agreements, funds were advanced prior to the Sunrise REIT acquisition to Sunrise in connection with the development by Sunrise of seniors housing communities in Staten Island, New York and Vaughan, Ontario. The fixed price acquisition agreements granted to us an option to purchase a majority interest in each of these properties, independently, for a fixed price and on fixed terms, subject to the satisfaction of certain conditions. The funds advanced for a property under the fixed price acquisition agreements are advances on the fixed purchase price for the property and are applied to our purchase price for our interest at the closing of the acquisition.

We funded the Sunrise REIT acquisition through $530.0 million of borrowings under a senior interim loan, an equity-backed facility providing for the issuance of 700,000 shares of our Series A Senior Preferred Stock, with a liquidation preference of $1,000 per share, and the assumption of $861.1 million of existing mortgage debt. In May 2007, we completed the sale of 26,910,000 shares of our common stock in an underwritten public offering pursuant to our shelf registration statement. We received $1.05 billion in net proceeds from the sale, which we used along with the proceeds of the disposition of certain of our Kindred assets (see “Note 6—Dispositions”) and borrowings under our unsecured revolving credit facility to redeem all of our Series A Senior Preferred Stock and to repay our indebtedness under the senior interim loan.

For the year ended December 31, 2007, we expensed $5.2 million of preferred stock dividends and issuance costs related to the Series A Senior Preferred Stock and $5.0 million of fees and interest associated with the senior interim loan (the latter of which is included in interest expense in our Consolidated Statements of Income for the year ended December 31, 2007).

On June 19, 2007, we acquired an 80% interest in the seniors housing community located in Staten Island, New York in accordance with the terms of the applicable fixed price acquisition agreement for approximately $25.5 million, inclusive of our share of assumed debt of $15.3 million.

On December 11, 2007, we acquired an 80% interest in the seniors housing community located in Vaughan, Ontario in accordance with the terms of the applicable fixed price acquisition agreement for approximately Cdn $43.6 million, inclusive of our share of assumed construction debt of Cdn $23.3 million. The joint venture has the ability to borrow an additional Cdn $11.7 million under the existing construction loan for capital improvements.

We incurred $3.0 million of merger-related expenses (that were not capitalized) in connection with the Sunrise REIT acquisition during the year ended December 31, 2007. Merger-related expenses include incremental costs directly related to the acquisition and expenses relating to our lawsuit against HCP, Inc (“HCP”).

Other 2007 Acquisitions

During 2007, we acquired two seniors housing communities for an aggregate purchase price of $18.5 million, inclusive of assumed debt of $9.0 million at the time of the acquisition. The purchase price was allocated between land and buildings and improvements of $0.7 million and $17.8 million, respectively, based upon their estimated fair values. These properties are being leased to affiliates of Senior Care, Inc. (“Senior Care”).

Also throughout 2007, we acquired eight MOBs, in seven separate transactions, for an aggregate purchase price of $150.5 million, inclusive of assumed debt of $21.5 million at the time of the acquisitions. The purchase price was allocated between land and buildings and improvements of $7.6 million and $142.9 million, respectively, based upon their estimated fair values. Seven of these MOBs are owned through joint ventures with three different partners that provide management and leasing services for the properties. The joint venture partners have a minority interest ranging from less than 1% to less than 9%.

Senior Care

In November 2006, we completed the acquisition of 64 seniors housing and healthcare-related properties for an aggregate consideration of $602.4 million, consisting of approximately $422.6 million in cash, the assumption of $114.8 million of mortgage debt that was repaid in January 2007 and 1,708,279 shares of our common stock. The portfolio consists of 40 assisted living communities, four multi-level retirement communities, 18 skilled nursing facilities and two rehabilitation hospitals in 15 states.

The properties are being leased to affiliates of Senior Care, pursuant to the terms of a triple-net master lease having an initial term of 15 years and two five-year extensions. Approximately 6.1% and 1.6% of our total revenues (including amounts in discontinued operations) for the years ended December 31, 2007 and 2006, respectively, were derived from our lease agreements with Senior Care.

Other 2006 Acquisitions

Also during 2006, we acquired eight seniors housing communities, in five separate transactions, for an aggregate purchase price of $74.3 million, including assumed debt of $10.8 million at the time of the acquisitions. The seniors housing communities are leased to various operators under triple-net leases, each having initial terms ranging from ten to 15 years and initially providing aggregate, annual cash base rent of approximately $6.2 million, subject to escalation as provided in the leases.

Provident

On June 7, 2005, we completed the acquisition of Provident in a transaction valued at approximately $1.2 billion. Provident was formed as a Maryland real estate investment trust in March 2004 and owned seniors housing properties located in the United States. Pursuant to the Provident acquisition, we acquired 68 independent and assisted living communities in 19 states comprised of approximately 6,819 residential living units, all of which are leased to affiliates of Brookdale and Alterra pursuant to triple-net leases with renewal options. Approximately 13.6%, 24.7% and 17.8% of our total revenues (including amounts in discontinued operations) for the years ended December 31, 2007, 2006 and 2005, respectively, were derived from our lease agreements related to the Provident properties.

We funded the cash portion of the purchase price for the Provident acquisition, which was approximately $231.0 million, and repaid all outstanding borrowings under Provident’s credit facility at closing from a combination of net proceeds from the sale of $350.0 million aggregate principal amount of senior notes issued by Ventas Realty and a wholly owned subsidiary, Ventas Capital Corporation (collectively, the “Issuers”), and borrowings under our previous secured revolving credit facility. Additionally, we issued approximately 15.0 million shares of our common stock and share equivalents to Provident equity holders as part of the purchase price for the Provident acquisition. We also assumed approximately $459.4 million of property-level mortgage debt.

Other 2005 Acquisitions

Also during 2005, we acquired 23 seniors housing communities, an adjacent parcel of land and one hospital for an aggregate purchase price of $278.2 million, including assumed debt of $74.4 million at the time of the acquisitions. The seniors housing communities and the hospital are leased to various operators under triple-net leases, each having initial terms ranging from ten to 15 years and initially providing aggregate, annual cash base rent of approximately $23.9 million, subject to escalation as provided in the leases.

In addition, we acquired three MOBs in 2005 for an aggregate purchase price of $13.0 million, including assumed debt of $7.3 million at the time of the acquisitions. These buildings are leased to various tenants under leases having various remaining terms and initially providing aggregate, annual cash base rent of approximately $1.7 million, subject to escalation as provided in the leases. We have engaged third parties to manage the operations of the MOBs.

Estimated Fair Value

The transactions completed during the year ended December 31, 2007 were accounted for under the purchase method. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Such estimates are subject to refinement as additional valuation information is received.

	Sunrise - Managed Acquisitions	Sunrise Minority Interest	Other	Total
	(In thousands)
Land, net	$174,074	$35,164	$8,232	$217,470
Buildings and improvements, net	2,062,134	151,362	161,366	2,374,862
Other assets	149,099	7,758	1,008	157,865

Total assets acquired	2,385,307	194,284	170,606	2,750,197
Notes payable and other debt, net	782,060	157,761	30,480	970,301
Deferred tax liabilities	306,225	—	—	306,225
Other liabilities	41,306	5,908	1,182	48,396

Total liabilities assumed	1,129,591	163,669	31,662	1,324,922

Net assets acquired	1,255,716	30,615	138,944	1,425,275
Minority interest	—	30,615	2,115	32,730
Escrow funds returned from an Internal Revenue Code Section 1031 exchange	—	—	14,100	14,100
Cash acquired	28,494	1,597	—	30,091

Total cash used	$1,227,222	$(1,597)	$122,729	$1,348,354

Unaudited Pro Forma

The following table illustrates the effect on net income and earnings per share as if we had consummated our 2007 and 2006 acquisitions and issuances of common stock as of the beginning of each of the years ended December 31, 2007 and 2006:

	For the Year Ended December 31,
	2007	2006
	(In thousands, except per share amounts)
Revenues	$922,412	$895,452
Income from continuing operations applicable to common shares	135,196	106,053
Discontinued operations	137,836	7,843
Net income applicable to common shares	273,032	113,896

Earnings per common share:
Basic:
Income from continuing operations applicable to common shares	$1.02	$0.80
Discontinued operations	1.03	0.06

Net income applicable to common shares	$2.05	$0.86

Diluted:
Income from continuing operations applicable to common shares	$1.01	$0.80
Discontinued operations	1.03	0.05

Net income applicable to common shares	$2.04	$0.85

Weighted average shares used in computing earnings per common share:
Basic	133,140	132,824
Diluted	133,555	133,349

Note 6—Dispositions

Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we present separately, as discontinued operations, in all periods the results of operations for all assets held for sale or disposed of on or after January 1, 2002. Results are reflective of assets held for sale or disposed of through March 31, 2008.

In February 2008, we entered into a purchase and sale agreement with a third party to sell seven properties and classified these properties as held for sale. In April 2008, we completed the sale of the seven properties for approximately $68 million. We expect to recognize a gain from the sale of these assets of approximately $24 million in the second quarter of 2008. On June 30, 2007, we completed the sale of 22 properties to Kindred for $171.5 million in net cash proceeds. Of these net proceeds, $14.1 million was held in escrow for use in a Code Section 1031 exchange, of which all was utilized during the year ended December 31, 2007 for other acquisitions. See “Note 5—Acquisitions.” In addition, Kindred paid us a lease termination fee of $3.5 million. We recognized a net gain on the sale of assets of $129.5 million during the year ended December 31, 2007. We did not make any dispositions during the year ended December 31, 2006. In 2005, we completed the sale of one seniors housing community for approximately $9.9 million in net cash proceeds and recognized a net gain on the sale of assets of approximately $5.1 million. In addition, the tenant paid us a lease termination fee of approximately $0.2 million. These net proceeds were held in escrow for use in a Code Section 1031 exchange at December 31, 2005 and released back to us during 2006, as no like-kind exchange was consummated.

The components of discontinued operations are outlined below and include the results of operations for the respective periods that we owned such assets during each of the years ended December 31, 2007, 2006 and 2005.

	2007	2006	2005
	(In thousands)
Revenues:
Rental income	$12,963	$19,470	$21,047
Interest and other income	3,500	—	165

	16,463	19,470	21,212
Expenses:
Interest	5,014	7,038	8,167
Depreciation and amortization	3,091	4,589	4,790

	8,105	11,627	12,957

Income before gain on sale of real estate assets	8,358	7,843	8,255
Gain on sale of real estate assets	129,478	—	5,114

Discontinued operations	$137,836	$7,843	$13,369

For the properties held for sale during the first three months of 2008, the investment in real estate, net of accumulated depreciation, at December 31, 2007 was $42.1 million.

Note 7—Intangibles

At December 31, 2007, intangible lease assets, comprised of above market resident leases, in-place resident leases and other intangibles, were $7.3 million, $81.2 million and $2.6 million, respectively. At December 31, 2007, the accumulated amortization of the intangible assets was $58.4 million. The weighted average amortization period of intangible assets is approximately one year.

At December 31, 2007, intangible lease liabilities, comprised of below market resident leases, were $9.8 million. At December 31, 2007, the accumulated amortization of the intangible liabilities was $6.6 million. The weighted average amortization period of intangible liabilities is approximately one year.

Note 8—Loans Receivable

As of December 31, 2007, we held three first mortgage loans in an aggregate amount of $20.1 million. Our first mortgage loans have a 1% exit fee that was received at the date of issuance and is being deferred and amortized over the term of the loan. The aggregate unamortized balance of these deferred fees as of December 31, 2007 was $0.1 million.

During 2005, we extended three first mortgage loans in the aggregate principal amount of $25.9 million. The loans accrue interest at a rate of 9% per annum and provide for monthly amortization of principal with balloon payment maturity dates in 2010. Each loan is guaranteed by an affiliate of the borrower and its two principals. Only two of these loans were outstanding as of December 31, 2007.

Also during 2005, we invested in a portfolio of eight distressed mortgage loans with eight separate borrowers for an aggregate purchase price of $21.4 million. As of December 31, 2005, our investment in the portfolio was satisfied by the buy-out of the applicable distressed mortgage loans in an amount equal to our investment in these loans. In conjunction with these buy-outs, we extended three first mortgage loans in an aggregate principal amount of $10.5 million. These first mortgage loans also accrue interest at a rate of 9% per annum and provide for monthly amortization of principal with balloon payment maturity dates in 2010. These three first mortgage loans are also guaranteed by a third party and its two principals. Only one of these loans was outstanding as of December 31, 2007.

Note 9—Borrowing Arrangements

The following is a summary of our long-term debt and certain interest rate and maturity information as of December 31, 2007 and 2006:

	2007	2006
	(In thousands)
Unsecured revolving credit facility	$149,300	$57,000
Canadian credit facility	89,670	—
3 7/8% Convertible Senior Notes due 2011	230,000	230,000
6 3/4% Senior Notes due 2017	225,000	225,000
6 1/2% Senior Notes due 2016	200,000	200,000
6 3/4% Senior Notes due 2010	175,000	175,000
7 1/8% Senior Notes due 2015	170,000	175,000
6 5/8% Senior Notes due 2014	175,000	175,000
8 3/4% Senior Notes due 2009	174,217	174,217
9% Senior Notes due 2012	191,821	191,821
Mortgage loans and other	1,567,668	733,951

Total	3,347,676	2,336,989
Unamortized fair value adjustment	19,669	—
Unamortized commission fees and discounts	(6,846)	(7,936)

Senior notes payable and other debt	$3,360,499	$2,329,053

Unsecured Revolving Credit Facility

In April 2006, we entered into a $500.0 million unsecured revolving credit facility which replaced our previous $300.0 million secured revolving credit facility. Our unsecured revolving credit facility matures in 2009, with an option to extend for one year subject to the satisfaction of certain conditions, and originally contained a $100.0 million “accordion feature” that permitted us to increase our total borrowing capacity to $600.0 million. On March 30, 2007, we accessed the accordion feature and increased the borrowing capacity from $500.0 million to $600.0 million. On July 27, 2007, we amended our unsecured revolving credit facility to include a $150.0 million accordion feature that permits us to expand our borrowing capacity to a total of $750.0 million upon satisfaction of certain conditions. Pricing under the unsecured revolving credit facility remained the same and we did not record any material expenses or charges in connection with the amendment.

Generally, borrowings outstanding under the unsecured revolving credit facility bear interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage based on our consolidated leverage. As of December 31, 2007, the applicable percentage was 0.75%. Our previous secured revolving credit facility also bore interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage. The applicable percentage for the previous secured revolving credit facility was 1.45% from January 1, 2006 until its replacement in April 2006.

We incurred losses on extinguishment of debt in the amount of $1.3 million for the year ended December 31, 2006 and $1.4 million for the year ended December 31, 2005, representing the write-off of unamortized deferred financing costs related to the previous secured revolving credit facility and our commercial mortgage backed securities (“CMBS”) loan, respectively.

Canadian Credit Facility

On August 24, 2007, we entered into a Cdn $90.0 million unsecured revolving credit facility (the “Canadian credit facility”). Generally, borrowings outstanding under the Canadian credit facility bear interest at a fluctuating “Bankers’ Acceptance” rate per annum plus an applicable percentage based on our consolidated leverage. As of December 31, 2007, the applicable percentage was 0.75%.

On January 24, 2008, we amended the Canadian credit facility to expand our borrowing capacity to a total of Cdn $105.0 million. We also extended the original maturity date from February 24, 2008 to May 24, 2008. We may further extend the maturity date for an additional three months subject to the satisfaction of certain conditions.

Convertible Senior Notes

In December 2006, we completed the offering of $230.0 million aggregate principal amount of our 3 7/8 % Convertible Senior Notes due 2011 (the “Convertible Notes”). The Convertible Notes are convertible at the option of the holder (i) prior to September 15, 2011, upon the occurrence of specified events and (ii) on or after September 11, 2011, at any time prior to the close of business on the second business day prior to the stated maturity, in each case into cash up to the principal amount of the Convertible Notes and cash or shares of our common stock, at our election, in respect of any conversion value in excess of the principal amount at an initial conversion rate of 22.1867 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $45.07 per share). The conversion rate is subject to adjustment in certain circumstances, including the payment of a quarterly dividend in excess of $0.395 per share. As of December 31, 2007, the adjusted conversion rate was 22.3615 shares per $1,000 principal amount of notes (which equates to a conversion price of approximately $44.72 per share). To the extent the market price of our common stock exceeds the conversion price, our earnings per share will be diluted. There was no dilutive impact per share for the year ended December 31, 2007.

The Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Ventas Realty and by certain of our other direct and indirect subsidiaries as described in the indenture. The Convertible Notes are part of our and the guarantors’ general unsecured obligations, ranking equal in right of payment with all of our and the guarantors’ existing and future senior obligations and ranking senior to all of our and the guarantors’ existing and future subordinated indebtedness. However, the Convertible Notes are effectively subordinated to our and the guarantors’ secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. The Convertible Notes are also structurally subordinated to preferred equity and indebtedness, whether secured or unsecured, of our subsidiaries that do not guarantee the Convertible Notes.

We may not redeem the Convertible Notes prior to maturity except to the extent necessary to preserve our status as a REIT.

If we experience certain kinds of changes of control, holders may require us to repurchase all or a portion of their Convertible Notes for cash at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest to the date of purchase.

Senior Notes

In September 2006, we completed the offering of $225.0 million aggregate principal amount of 6 3/4% Senior Notes due 2017 (the “2017 Senior Notes”) of Ventas Realty and Ventas Capital Corporation (collectively, the “Issuers”) at a  5/8% discount to par value.

In December 2005, we completed the offerings of $200.0 million aggregate principal amount of 6 1/2% Senior Notes due 2016 (the “2016 Senior Notes”) of the Issuers at a  1/2% discount to par value.

In June 2005, we completed the offering of $175.0 million aggregate principal amount of 6 3/4% Senior Notes due 2010 (the “2010 Senior Notes”) of the Issuers, and $175.0 million aggregate principal amount of 7 1/8% Senior Notes due 2015 (the “2015 Senior Notes”) of the Issuers. On August 3, 2007, we purchased $5.0 million principal amount of 2015 Senior Notes in an open market transaction. As a result of the purchase, we reported a gain on extinguishment of debt of $0.1 million during the year ended December 31, 2007.

In June 2005, we also completed the offering of $50.0 million aggregate principal amount of 6 5/8% Senior Notes due 2014 (the “2014 Senior Notes”) of the Issuers, which was in addition to the $125.0 million aggregate principal amount of 2014 Senior Notes originally issued in October 2004. The additional $50.0 million aggregate principal amount of the 2014 Senior Notes was issued at a 1% discount to par value. The additional $50.0 million aggregate principal amount and the original $125.0 million aggregate principal amount of the 2014 Senior Notes are governed by the same indenture.

In April 2002, we completed the offering of $175.0 million aggregate principal amount of 8 3/4% Senior Notes due 2009 (the “2009 Senior Notes”) of the Issuers, and $225.0 million aggregate principal amount of 9% Senior Notes due 2012 (the “2012 Senior Notes”) of the Issuers. In December 2002, we purchased $0.8 million principal amount of 2009 Senior Notes and $33.2 million principal amount of 2012 Senior Notes in open market transactions.

The 2017 Senior Notes, 2016 Senior Notes, 2010 Senior Notes, 2015 Senior Notes, 2014 Senior Notes, 2009 Senior Notes, and 2012 Senior Notes (collectively, the “Senior Notes”) are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by us and by certain of our current and future subsidiaries as described in their respective indentures (collectively, the “Guarantors”). The Senior Notes are part of our and the Guarantors’ general unsecured obligations, ranking equal in right of payment with all of our and the Guarantors’ existing and future senior obligations and ranking senior to all of our and the Guarantors’ existing and future subordinated indebtedness. However, the Senior Notes are effectively subordinated to our and the Guarantors’ secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. The Senior Notes are also structurally subordinated to the preferred equity and indebtedness, whether secured or unsecured, of our subsidiaries that do not guarantee the Senior Notes.

The Issuers may redeem the 2017 Senior Notes, in whole at any time or in part from time to time, (i) prior to April 1, 2012 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole premium as described in the applicable indenture and (ii) on or after April 1, 2012 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to April 1, 2010, the Issuers may redeem up to 35% of the aggregate principal amount of the 2017 Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2016 Senior Notes, in whole at any time or in part from time to time, (i) prior to June 1, 2011 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole premium as described in the applicable indenture and (ii) on or after June 1, 2011 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to June 1, 2009, the Issuers may redeem up to 35% of the aggregate principal amount of the 2016 Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2010 Senior Notes and the 2015 Senior Notes, in whole at any time or in part from time to time, prior to June 1, 2010 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date and a make-whole premium as described in the applicable indenture. The Issuers may also redeem the 2015 Senior Notes, in whole at any time or in part from time to time, on or after June 1, 2010 at varying redemption prices set forth in the applicable indenture, plus accrued and unpaid interest thereon to the redemption date. In addition, at any time prior to June 1, 2008, the Issuers may redeem up to 35% of the aggregate principal amount of either or both of the 2010 Senior Notes and 2015 Senior Notes with the net cash proceeds from certain equity offerings at redemption prices equal to 106.750% and 107.125%, respectively, of the principal amount thereof, plus, in each case, accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2014 Senior Notes, in whole at any time or in part from time to time, (i) prior to October 15, 2009 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole premium as described in the applicable indenture and (ii) on or after October 15, 2009 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date.

The Issuers may redeem the 2009 Senior Notes and the 2012 Senior Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date and a make-whole premium as described in the applicable indenture.

If we experience certain kinds of changes of control, the Issuers must make an offer to repurchase the Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount of the Senior Notes, plus any accrued and unpaid interest to the date of purchase; provided, however, that in the event Moody’s and S&P have confirmed their ratings at Ba3 or higher and BB- or higher on the Senior Notes and certain other conditions are met, this repurchase obligation will not apply.

Mortgages

At December 31, 2007, we had outstanding 121 mortgage loans totaling $1.57 billion that are collateralized by the underlying assets of the properties. Outstanding principal balances on these loans ranged from $0.4 million to $59.4 million as of December 31, 2007. The loans generally bear interest at fixed rates ranging from 5.4% to 8.5% per annum, except for 15 loans with outstanding principal balances ranging from $0.4 million to $32.0 million, which bear interest at the lender’s variable rates ranging from 3.4% to 7.3% per annum as of December 31, 2007. At December 31, 2007, the weighted average annual rate on fixed rate debt was 6.5% and the weighted average annual rate on the variable rate debt was 6.1%. The loans had a weighted average maturity of 7.0 years as of December 31, 2007. Sunrise’s portion of total debt was $157.1 million as of December 31, 2007.

Scheduled Maturities of Borrowing Arrangements and Other Provisions

As of December 31, 2007, our indebtedness had the following maturities (in thousands):

2008	$193,101
2009	605,762
2010	282,138
2011	303,191
2012	527,221
Thereafter	1,436,263

Total maturities	3,347,676
Unamortized fair value adjustment	19,669
Unamortized commission fees and discounts	(6,846)

Senior notes payable and other debt	$3,360,499

Certain provisions of our long-term debt contain covenants that limit our ability and the ability of certain of our subsidiaries to, among other things: (i) incur debt; (ii) make certain dividends, distributions and investments; (iii) enter into certain transactions; (iv) merge, consolidate or transfer certain assets; and (v) sell assets. We and certain of our subsidiaries are also required to maintain total unencumbered assets of at least 150% of this group’s unsecured debt.

Derivatives and Hedging

In the normal course of business, we are exposed to the effect of interest rate movements on future cash flows under our variable rate debt agreements and the effect of foreign currency exchange rate movements. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments.

For interest rate exposures, derivatives are used primarily to fix the rate on debt based on floating-rate indices and to manage the cost of borrowing obligations. We currently have an interest rate swap to manage interest rate risk (the “Swap”). We prohibit the use of derivative instruments for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivative is designed to hedge, we do not anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

In 2001, we entered into the Swap in the original notional amount of $450.0 million to hedge floating-rate debt for the period between July 1, 2003 and June 30, 2008, under which we pay a fixed rate of 5.385% and receive LIBOR from the counterparty to the agreement. The Swap is treated as a cash flow hedge. In 2003 and 2005, due to our lower expected future variable rate debt balances, we reduced the notional amount of the Swap to $330.0 million and then to $100.0 million for its remaining term in exchange for payments from us of approximately $8.6 million and $2.3 million, respectively. The $2.3 million partial swap breakage cost and $3.3 million of the deferred gain were recognized as a net gain of $1.0 million in our Consolidated Statement of Income for the year ended December 31, 2005.

Amortization of the deferred gain from the termination of a swap arrangement was included in accumulated other comprehensive income in the amount of $0.7 million for the year ended December 31, 2006. For the year ended December 31, 2007, this amount was fully amortized.

Unrealized gains and losses on the Swap are recorded as other comprehensive income. The amounts reclassified into interest expense due to the Swap for the years ended December 31, 2007, 2006 and 2005 were $0.5 million, $0.3 million and $6.9 million, respectively. No amount was reflected as interest expense due to ineffectiveness of the Swap for the years ended December 31, 2007, 2006 and 2005, as our variable rate debt balances approximated the $100.0 million notional amount of the Swap.

There are no collateral requirements under the Swap. Although we are exposed to credit loss in the event of the non-performance by the counterparty to the Swap, we do not anticipate any such non-performance. The notional amount of the Swap at December 31, 2007 was $100.0 million, which is scheduled to expire on June 30, 2008.

At December 31, 2007, the Swap was reported at its fair value of $0.5 million and is included in other accrued liabilities in the Consolidated Balance Sheet. The offsetting entry is reported as a deferred loss in accumulated other comprehensive loss.

In January 2007, we entered into two Canadian call options in conjunction with our agreement to acquire the assets of Sunrise REIT. See “Note 5—Acquisitions.” We paid an aggregate purchase price of $8.5 million for these contracts, which had an aggregate notional call amount of Cdn $750.0 million at a Cdn $1.18 strike price. These contracts were settled on April 26, 2007, the acquisition date, and we received cash of $33.2 million upon settlement. For the year ended December 31, 2007, we recognized gains related to call option contracts of $24.3 million, which is included as a foreign currency gain on our Consolidated Statement of Income for the year ended December 31, 2007.

Unamortized Fair Value Adjustment

The fair value adjustment related to the long-term debt we assumed in connection with the Sunrise REIT acquisition was $22.2 million and is recognized as effective yield adjustments over the remaining term of the instruments. The estimated aggregate amortization of the fair value adjustment related to long-term debt for each of the five succeeding years follows: 2008 – $4.3 million; 2009 – $3.3 million; 2010 – $2.9 million; 2011 – $2.9 million; and 2012 – $2.4 million.

Note 10—Fair Values of Financial Instruments

As of December 31, 2007 and 2006, the carrying amounts and fair values of our financial instruments were as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$28,334	$28,334	$1,246	$1,246
Loans receivable	19,998	22,148	35,647	40,218
Notes receivable—related parties	2,092	2,125	2,466	2,470
Interest rate swap agreement	(503)	(503)	(429)	(429)
Senior notes payable and other debt, gross	(3,347,676)	(3,471,199)	(2,336,989)	(2,470,749)

Fair value estimates are subjective in nature and depend on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

Note 11—Stock-Based Compensation

Compensation Plans

We have six plans under which options to purchase common stock and/or shares or units of restricted stock have been, or may be, granted to officers, employees and non-employee directors, one plan under which executive officers may receive common stock in lieu of compensation and two plans under which certain directors have received or may receive common stock in lieu of director fees (the following are collectively referred to as the “Plans”): (1) the 1987 Incentive Compensation Program (Employee Plan); (2) the 2000 Incentive Compensation Plan (Employee Plan); (3) the 2004 Stock Plan for Directors; (4) the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; (5) the Common Stock Purchase Plan for Directors (the “Directors Stock Purchase Plan”); (6) the Executive Deferred Stock Compensation Plan; (7) the Nonemployee Director Deferred Stock Compensation Plan; (8) the 2006 Incentive Plan; and (9) the 2006 Stock Plan for Directors.

During the year ended December 31, 2007, option and restricted stock grants and stock issuances could only be made under the Executive Deferred Stock Compensation Plan, the Directors Stock Purchase Plan, the Nonemployee Director Deferred Stock Compensation Plan, the 2006 Incentive Plan and the 2006 Stock Plan for Directors. The 2000 Incentive Compensation Plan (Employee Plan) and the 2004 Stock Plan for Directors expired on December 31, 2006, and no additional grants were permitted under those plans after that date. Additional grants are also not permitted under the 1987 Incentive Compensation Program (Employee Plan) or the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan. In addition, the Directors Stock Purchase Plan terminated in accordance with its terms during 2007.

The number of shares reserved and the number of shares available for future grants or issuance under these plans as of December 31, 2007 are as follows:

•

Executive Deferred Stock Compensation Plan—500,000 shares are reserved for issuance to our executive officers in lieu of the payment of all or a portion of their salary, at their option, and, as of December 31, 2007, 500,000 shares were available for future issuance.

•

Nonemployee Director Deferred Stock Compensation Plan—500,000 shares are reserved for issuance to nonemployee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option, and, as of December 31, 2007, 473,730 shares were available for future issuance.

•

2006 Incentive Plan—5,000,000 shares are reserved for grants or issuance to employees and 4,663,364 were available for future grants or issuance as of December 31, 2007. This plan replaced the 2000 Incentive Compensation Plan (Employee Plan).

•

2006 Stock Plan for Directors—400,000 shares are reserved for grants or issuance to non-employee directors and 364,370 were available for future grants or issuance as of December 31, 2007. This plan replaced the 2004 Stock Plan for Directors.

Under the Plans (other than the Executive Deferred Stock Compensation Plan, the Directors Stock Purchase Plan and the Nonemployee Director Deferred Stock Compensation Plan), options are exercisable at the market price on the date of grant, expire ten years from the date of grant, and vest over varying periods ranging from one to four years. Vesting of certain options may accelerate upon a change of control of Ventas, as defined in the applicable Plan, and other events.

We have also granted options and restricted stock to certain officers, employees and non-employee directors outside of the Plans. These options and shares of restricted stock vest over varying periods, and the options are exercisable at the market price on the date of grant and expire ten years from the date of grant. As of December 31, 2007, options for 38,000 shares had been granted outside of the Plans to certain employees and non-employee directors and remained outstanding.

Prior to January 1, 2006, we accounted for the Plans under the recognition and measurement provisions of APB Opinion No. 25, as permitted by SFAS No. 123. Consequently, no stock-based compensation cost relating to stock options was recognized in our Consolidated Statement of Income for any period prior to 2006, as all options granted under the Plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value provisions for share-based awards pursuant to SFAS No. 123(R), using the modified-prospective transition method. Under that transition method, compensation cost recognized in 2006 includes: (i) compensation cost for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the attribution method and grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value as estimated in accordance with the provisions of SFAS No. 123(R), all recognized on a straight-line basis as the requisite service periods are rendered. Results for prior periods have not been restated. Compensation costs related to stock options for the years ended December 31, 2007 and 2006 were $1.9 million and $0.9 million, respectively.

The adoption of SFAS No. 123(R) on January 1, 2006 caused our net income for the year ended December 31, 2006 to be approximately $931,000 lower than if we had continued to account for stock-based compensation under APB Opinion No. 25. The adoption caused basic and diluted earnings per share to be $0.01 lower for the year ended December 31, 2006.

The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005, as if we had applied the fair value recognition provisions of SFAS No. 123(R) to all stock-based compensation granted under equity award plans for awards granted prior to January 1, 2006 (in thousands, except per share amounts):

For the Year Ended December 31, 2005
Net income applicable to common shares, as reported	$130,583
Add: Stock-based employee compensation expense included in reported net income	1,971
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,872)

Pro forma net income applicable to common shares	$129,682

Earnings per common share:
Basic—as reported	$1.37
Basic—pro forma	$1.36
Diluted—as reported	$1.36
Diluted—pro forma	$1.36

Stock Options

In determining the estimated fair value of our stock options as of the date of grant, we used the Black-Scholes option pricing model with the following assumptions:

	2007	2006	2005
Risk-free interest rate	4.65%	4.57%	4.5%
Dividend yield	4.83%	4.95%	6.61%
Volatility factors of the expected market price for our common stock	21.00%	15.00%	20.29%
Weighted average expected life of options	6 years	6.5 years	10 years

The following is a summary of stock option activity in 2007:

Activity	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding as of December 31, 2006	1,156,051	$3.31 - $41.76	$23.88
Options granted	216,179	42.32 - 43.26	43.13
Options exercised	(406,436)	11.20 - 30.83	23.28
Options canceled	(15,399)	18.62 - 25.44	23.21

Outstanding as of December 31, 2007	950,395	3.31 - 43.26	28.52

Exercisable as of December 31, 2007	703,616	$3.31 - $43.26	$25.25

A summary of stock options outstanding at December 31, 2007 follows:

Range of Exercise Prices	Outstanding as of December 31, 2007	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable as of December 31, 2007	Weighted Average Exercise Price
$3.31 to $8.00	34,757	2.6	$5.26	34,757	$5.26
$8.01 to $13.74	111,056	2.4	12.13	111,056	12.13
$13.75 to $18.62	28,374	2.5	15.84	28,374	15.84
$18.63 to $25.17	119,290	5.8	22.73	119,290	22.73
$25.18 to $33.13	431,739	7.8	29.49	329,236	29.16
$33.14 to $41.76	11,500	8.9	40.54	3,841	40.54
$41.77 to $43.26	213,679	9.0	43.14	77,062	43.08

	950,395	6.8	$28.52	703,616	$25.25

A summary of the status of our nonvested stock options as of December 31, 2007 and changes during the year then ended follows:

Activity	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	329,126	$2.92
Granted	216,179	6.20
Vested	(295,027)	3.71
Forfeited	(3,499)	4.82

Nonvested at end of year	246,779	$4.83

As of December 31, 2007, there was $440,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plans. That cost is expected to be recognized over a weighted average period of 1.2 years. Proceeds received from options exercised under the Plans for the years ended December 31, 2007, 2006 and 2005 were $9.8 million, $6.6 million and $6.8 million, respectively.

Restricted Stock

The market value of shares of restricted stock and restricted stock units on the date of the award is recognized as stock-based compensation expense over the service period, with charges to general and administrative expenses of approximately $5.6 million in 2007, $2.1 million in 2006 and $2.0 million in 2005. Restricted stock generally vests over three- to five-year periods. The vesting of certain restricted shares may accelerate upon a change of control of Ventas, as defined in the applicable Plan, and other events. As required upon the adoption of SFAS No. 123(R), the contra equity balance in unearned compensation on restricted stock of approximately $713,000 as of January 1, 2006 was reclassified (i.e. netted against capital in excess of par value) in our Consolidated Balance Sheet as of December 31, 2006.

A summary of the status of our nonvested restricted stock units and restricted stock as of December 31, 2007, and changes during the year ended December 31, 2007 follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2006	5,250	$32.02	263,001	$38.17
Granted	4,878	42.32	155,685	43.33
Vested	(2,625)	32.02	(101,658)	35.53
Forfeited	—	—	(3,467)	39.03

Nonvested at December 31, 2007	7,503	$38.72	313,561	$41.58

As of December 31, 2007, there was $11,453,000 unrecognized compensation cost related to nonvested restricted stock under the Plans. That cost is expected to be recognized over a weighted average of 2.0 years.

Employee and Director Stock Purchase Plan

During 2005, we implemented the Ventas Employee and Director Stock Purchase Plan (“ESPP”) under which our employees and directors may purchase shares of our common stock at a discount. Pursuant to the terms of the ESPP, on each purchase date, participants may purchase shares of common stock at a price not less than 90% of the market price on that date, with respect to the employee tax-favored portion of the plan, and not less than 95% of the market price on that date, with respect to the additional employee and director portion of the plan. We have reserved 2,500,000 shares for issuance under the ESPP. As of December 31, 2007, 18,762 shares had been purchased under the ESPP and 2,481,238 shares were available for future issuance.

Employee Benefit Plan

We maintain a 401(K) plan that allows for eligible employees to defer compensation subject to certain limitations imposed by the Code. We make a contribution for each qualifying employee of up to 3% of his or her salary, subject to limitations, regardless of the employee’s individual contribution. During 2007, 2006 and 2005, our contributions were approximately $106,000, $85,600 and $78,000, respectively.

Note 12—Income Taxes

We have elected to be taxed as a REIT under the Code commencing with the year ended December 31, 1999. We also have subsidiaries which we have elected to be treated as taxable REIT subsidiaries (“TRS” or “TRS entities”), which are subject to federal and state income taxes. The TRS entities were created or acquired in connection with the Sunrise REIT acquisition. All other entities are collectively referred to as “the REIT” within this Note 12.

We intend to continue to operate in such a manner as to enable us to qualify as a REIT. Our actual qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, distribution levels, stock ownership, and the various qualification tests. During the years ended December 31, 2007, 2006 and 2005, our tax treatment of distributions per common share was as follows:

	2007	2006	2005
Tax treatment of distributions:
Ordinary income	$1.2872	$1.5450	$1.4050
Long-term capital gain	0.9621	—	—
Unrecaptured Section 1250 gain	0.0457	—	—

Distribution reported for 1099-DIV purposes	2.2950	1.5450	1.4050
Add: Dividend declared in current year and taxable in following year	—	0.3950	0.3600
Less: Dividend declared in prior year and taxable in current year	(0.3950)	(0.3600)	(0.3250)

Distributions declared per common share outstanding	$1.9000	$1.5800	$1.4400

No net provision for income taxes was recorded in our Consolidated Financial Statements for the years ended December 31, 2006 and 2005 due to our belief that we qualified as a REIT and the distribution of more than 100% of our 2006 and 2005 taxable income as a dividend. We believe we have met the annual distribution requirement by payment of at least 90% of our estimated taxable income for 2007, 2006 and 2005. As a result of the TRS entities created and acquired in 2007, the consolidated provision (benefit) for income taxes for the year ended December 31, 2007 is as follows (in thousands):

2007
Current	$908
Deferred	(28,950)

Total	$(28,042)

The deferred benefit for the year ended December 31, 2007 is reduced by income tax expense of $1.1 million related to the minority interest share of net income. Although a substantial portion of the deferred tax benefit is due to the reversal of the deferred tax liability established as a result of the step-up in basis pursuant to purchase accounting, the deferred tax benefit is dependent in part upon generating sufficient taxable income in future periods.

Although the TRS entities did not pay any federal income taxes for the year ended December 31, 2007, federal income tax payments for these TRS entities may increase in future years as we exhaust net operating loss carryforwards and as additional seniors housing communities are developed and occupied. Such increases could be significant.

Income tax expense computed by applying the federal corporate tax rate for the year ended December 31, 2007 is reconciled to the income tax benefit as follows (in thousands):

Tax at statutory rate on earnings from continuing operations before minority interest and income taxes	$42,121
State income taxes, net of federal benefit	(2,787)
Tax at statutory rate on earnings not subject to federal income taxes	(68,720)
Other differences	1,344

Income tax benefit	$(28,042)

The REIT made no income tax payments for the years ended December 31, 2006 and 2005. Tax payments of $2.1 million related to built-in gains income tax were made for the year ended December 31, 2007.

As part of the acquisition of Sunrise REIT, we established a beginning net deferred tax liability of $306.3 million related to temporary differences (primarily property and related assets net of net operating loss carryforwards).

Each TRS is a tax paying component for purposes of classifying deferred tax assets and liabilities. The tax effects of temporary differences and carryforwards included in the net deferred tax liabilities at December 31, 2007 and 2006 are summarized as follows (in thousands):

	2007	2006
Property, primarily differences in depreciation and amortization, the tax basis of land assets and the treatment of interests and certain costs	$(315,835)	$(30,394)
Operating loss and interest deduction carryforwards	57,483	31,004
Expense accruals and other	87	—
Valuation allowance	(39,325)	(31,004)

Net deferred tax liabilities	$(297,590)	$(30,394)

Due to the uncertainty of the realization of certain tax assets, we established valuation allowances. The majority of the valuation allowances related to the outside tax basis of partnership interests where there was uncertainty regarding their realization.

The net difference between tax bases and the reported amount of REIT assets and liabilities for federal income tax purposes was approximately $485.1 million and $446.4 million less than the book bases of those assets and liabilities for financial reporting purposes for the years ended December 31, 2007 and 2006, respectively.

We potentially remain subject to corporate level taxes for any asset dispositions during the ten-year period immediately after the assets were owned by a C corporation (either prior to our REIT election, through stock acquisition or merger) (“built-in gains tax”). The amount of income potentially subject to this special corporate level tax is generally equal to the lesser of (i) the excess of the fair value of the asset over its adjusted tax basis as of the date it became a REIT asset or (ii) the actual amount of gain. Some but not all future gains could be offset by available net operating losses (“NOLs”). We had a $23.3 million and a $30.4 million deferred tax liability as of December 31, 2007 and 2006, respectively, to be utilized for any built-in gain tax related to the disposition of assets owned prior to our REIT election in 1999. The ten-year period in which these assets are subject to built-in gains tax will end on December 31, 2008. Accordingly, any remaining deferred tax liability related to the built-in gains tax will be reversed at December 31, 2008.

Generally, we are subject to audit under the statute of limitations by the Internal Revenue Service (“IRS”) for the year ended December 31, 2004 and subsequent years and are subject to audit by state taxing authorities for the year ended December 31, 2003 and subsequent years. In Canada, the 2004 through 2007 tax years generally remain subject to examination for certain entities we acquired as part of the Sunrise REIT acquisition.

During 2006, we were notified by the IRS that it had completed its audit of our 2001 federal tax return with no additional tax being due. Accordingly, we reversed into income a previously recorded $1.8 million tax liability related to uncertainties surrounding the outcome of this audit.

We have a combined NOL carryforward of $66.5 million at December 31, 2007 related to the TRS entities and an NOL carryforward reported by the REIT of $88.6 million. These amounts can be used to offset future taxable income (and/or taxable income for prior years if audits of any prior year’s return determine that amounts are owed), if any. The REIT will be entitled to utilize NOLs and tax credit carryforwards only to the extent that REIT taxable income exceeds our deduction for dividends paid. The NOL carryforwards begin to expire in 2024 with respect to the TRS entities and in 2018 for the REIT.

As a result of the uncertainties relating to the ultimate utilization of existing REIT NOLs, no net deferred tax benefit has been ascribed to REIT NOL carryforwards as of December 31, 2007 and 2006. The IRS may challenge our entitlement to these tax attributes during its review of the tax returns for the previous tax years. We believe we are entitled to these tax attributes, but we cannot assure you as to the outcome of these matters.

On January 1, 2007, we adopted FIN 48. As a result of applying the provisions of FIN 48, we recognized no change in the liability for unrecognized tax benefits, and no adjustment in accumulated earnings as of January 1, 2007. Our policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

Balance as of January 1, 2007	$—
Additions to tax positions related to the current year	9,384

Balance as of December 31, 2007	$9,384

Included in the unrecognized tax benefits of $9.4 million at December 31, 2007 was $9.4 million of tax benefits that, if recognized, would reduce our annual effective tax rate. We accrued no potential penalties and interest related to the unrecognized tax benefits during 2007, and in total, as of December 31, 2007, we have recorded no liability for potential penalties and interest. We expect our unrecognized tax benefits to increase by $2.7 million during 2008.

Note 13—Commitments and Contingencies

Assumption of Certain Operating Liabilities and Litigation

As a result of the structure of the Sunrise REIT acquisition, we may be subject to various liabilities of Sunrise REIT arising out of the ownership or operation of the Sunrise REIT properties prior to the acquisition. If the liabilities we have assumed are greater than expected, or if there are obligations relating to the Sunrise REIT properties of which we were not aware at the time of completion of the Sunrise REIT acquisition, such liabilities and/or obligations could have a Material Adverse Effect on us.

In connection with our spin off of Kindred in 1998, Kindred agreed, among other things, to assume all liabilities and to indemnify, defend and hold us harmless from and against certain losses, claims and litigation arising out of the ownership or operation of the healthcare operations or any of the assets transferred to Kindred in the spin off, including without limitation all claims arising out of the third-party leases and third-party guarantees assigned to and assumed by Kindred at the time of the spin off. Under Kindred’s plan of reorganization, Kindred assumed and agreed to fulfill these obligations. The total aggregate remaining minimum rental payments under the third-party leases was approximately $16.0 million as of December 31, 2007, and we believe that we had no material exposure under the third-party guarantees.

Similarly, in connection with Provident’s acquisition of certain Brookdale-related and Alterra-related entities in 2005 and our subsequent acquisition of Provident, Brookdale and Alterra agreed, among other things, to indemnify and hold Provident (and, as a result of the Provident acquisition, us) harmless from and against certain liabilities arising out of the ownership or operation of such entities prior to their acquisition by Provident.

We cannot give any assurances that Kindred or such Brookdale Senior Living subsidiaries will have sufficient assets, income and access to financing to enable them to satisfy, or that they will be willing to satisfy, their respective obligations under these arrangements. If Kindred or such Brookdale Senior Living subsidiaries do not satisfy or otherwise honor their respective obligations to indemnify, defend and hold us harmless under their respective contractual arrangements with us, then we may be liable for the payment and performance of such obligations and may have to assume the defense of such claims or litigation, which could have a Material Adverse Effect on us.

Brookdale Leases

Subject to certain limitations and restrictions, if during the first six years of the initial term of our Brookdale leases assumed in connection with the Provident acquisition we, either voluntarily or at Brookdale’s request, obtain new mortgage debt or refinance existing mortgage debt on property covered by a Brookdale lease, then we may be required to pay Brookdale the net proceeds from any such mortgage debt financing or refinancing. Also, subject to certain limitations and conditions, Brookdale may request that we obtain new mortgage debt or refinance existing mortgage debt on the property covered by the Brookdale leases, and we have agreed to use commercially reasonable efforts to pursue any such financing or refinancing from the holder of the then existing mortgage debt on the applicable Brookdale property. In connection with any such financing or refinancing, the rent for the applicable Brookdale property will be increased using a recomputed lease basis increased by an amount equal to the net financed proceeds paid to Brookdale plus (with limited exceptions) any fees, penalties, premiums or other costs related to such financing or refinancing. If the monthly debt service on any financed or refinanced proceeds paid to Brookdale exceeds the rent increase attributable to those financed or refinanced proceeds, then Brookdale is required to pay the excess. In addition, under certain circumstances, Brookdale will also be required to pay additional amounts relating to increases in debt service and other costs relating to any such financing or refinancing.

Note 14—Earnings Per Share

The following table shows the amounts used in computing basic and diluted earnings per common share:

	For the Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)
Numerator for basic and diluted earnings per share:
Income from continuing operations	$144,482	$123,587	$117,214
Preferred stock dividends and issuance costs	5,199	—	—

Income from continuing operations applicable to common shares	139,283	123,587	117,214
Discontinued operations	137,836	7,843	13,369

Net income applicable to common shares	$277,119	$131,430	$130,583

Denominator:
Denominator for basic earnings per share—weighted average shares	122,597	104,206	95,037
Effect of dilutive securities:
Stock options	383	511	724
Restricted stock awards	14	14	14
Convertible notes	18	—	—

Dilutive potential common stock	415	525	738

Denominator for diluted earnings per share—adjusted weighted average shares	123,012	104,731	95,775

Basic earnings per share:
Income from continuing operations applicable to common shares	$1.14	$1.19	$1.23
Discontinued operations	1.12	0.07	0.14

Net income applicable to common shares	$2.26	$1.26	$1.37

Diluted earnings per share:
Income from continuing operations applicable to common shares	$1.13	$1.18	$1.22
Discontinued operations	1.12	0.07	0.14

Net income applicable to common shares	$2.25	$1.25	$1.36

There were no anti-dilutive options outstanding for the years ended December 31, 2007, 2006 and 2005.

Note 15—Litigation

Legal Proceedings Defended and Indemnified by Third Parties

Kindred, Brookdale, Alterra, Sunrise and our other tenants, operators and managers are parties to certain legal actions and regulatory investigations arising in the normal course of their business. In certain cases, the tenant, operator or manager, as applicable, has agreed to indemnify, defend and hold us harmless against these actions and investigations. We cannot give any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred’s, Brookdale’s, Alterra’s, Sunrise’s or such other tenants’, operators’ and managers’ liquidity, financial condition or results of operations, which in turn could have a Material Adverse Effect on us.

Litigation Related to the Sunrise REIT Acquisition

On February 14, 2007, HCP submitted the first of a series of conditional proposals to acquire the assets of Sunrise REIT at a price per unit of Cdn $18.00 in cash, conditioned upon HCP entering into an agreement with Sunrise to modify certain of the contracts between Sunrise and Sunrise REIT. In connection with those proposals from HCP, we, as well as Sunrise REIT, Sunrise and HCP, sought legal interpretations in the Ontario Superior Court of Justice concerning various agreements pertaining to the acquisition of Sunrise REIT.

On February 21, 2007, we filed an application in the Ontario Superior Court of Justice (Commercial List), Court File No. 07-CL-6893, seeking, among other things, a declaration from the Court that Sunrise REIT was obligated, pursuant to its purchase agreement dated as of January 14, 2007 (the “Purchase Agreement”) with us, to enforce the standstill terms of the agreement dated November 8, 2006 between Sunrise REIT and HCP (the “Standstill Agreement”). On March 6, 2007, the Ontario Superior Court of Justice released a ruling, declaring that Sunrise REIT was obligated to comply with its covenants in the Purchase Agreement to enforce the Standstill Agreement with HCP. The Court also declared that the Standstill Agreement was still in effect, confirming HCP’s several conditional proposals to purchase Sunrise REIT were not bona fide and were made in breach of its Standstill Agreement. The Court dismissed the applications filed by Sunrise REIT and Sunrise, which sought clarification regarding their rights to negotiate with HCP regarding its proposals. On March 23, 2007, the Court of Appeal for Ontario upheld the decision of the Superior Court.

On April 5, 2007, we commenced an action in the Ontario Superior Court of Justice, Court File No. 07-CV-330703PD1, to recover from Sunrise REIT damages resulting from, among other things, Sunrise REIT’s breaches of its standstill enforcement obligations in the Purchase Agreement. On April 26, 2007, upon closing of the Sunrise REIT acquisition, we and Sunrise REIT entered into an agreement to, among other things, settle this outstanding litigation against Sunrise REIT.

On May 3, 2007, we filed a lawsuit against HCP in the United States District Court for the Western District of Kentucky, entitled Ventas, Inc. v. HCP, Inc., Case No. 07-cv-238-JGH. We assert claims of tortious interference with contract and tortious interference with prospective business advantage. The complaint alleges that HCP interfered with our Purchase Agreement to acquire the assets and liabilities of Sunrise REIT and with the process for unitholder consideration of the Purchase Agreement. The complaint alleges, among other things, that HCP made certain improper and misleading offers to acquire Sunrise REIT and that HCP’s actions caused us to suffer substantial damages, including, among other things, the payment of materially greater consideration to acquire Sunrise REIT resulting from the substantial increase in the purchase price that was agreed to in the original Purchase Agreement and the delay in closing the acquisition, as well as the negative movements in the foreign currency exchange rates and the per share price of our common equity during such delay. We are seeking monetary relief and punitive damages against HCP. On July 2, 2007, HCP filed its response to our complaint, along with a motion to dismiss the lawsuit. On August 6, 2007, we filed our response to HCP’s motion to dismiss. On December 19, 2007, the District Court denied HCP’s motion to dismiss. Although we intend to pursue the claims in the action vigorously, we cannot assure you that we will prevail on any of the claims in the action, or, if we do prevail on one or more of the claims, of the amount of recovery that may be awarded to us for such claims.

Other Litigation

We are a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99 C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively “Black Diamond”), have asserted counterclaims against us under theories of breach of contract, tortious interference with contract and abuse of process. We dispute the material allegations contained in Black Diamond’s counterclaims and we intend to continue to pursue our claims and defend the counterclaims vigorously. We are unable at this time to estimate the possible loss or range of loss for the counterclaims in this action, and therefore, no provision for liability, if any, resulting from this litigation has been made in our Consolidated Financial Statements as of December 31, 2007.

We are party to various other lawsuits, investigations and claims (some of which may not be insured) arising in the normal course of our business, including, without limitation, in connection with the operations of our seniors housing communities managed by Sunrise. It is the opinion of management that, except as set forth in this Note 15, the disposition of these actions, investigations and claims will not, individually or in the aggregate, have a Material Adverse Effect on us. However, we are unable to predict the ultimate outcome of pending litigation, investigations and claims, and if management’s assessment of our liability with respect to these actions, investigations and claims is incorrect, such actions, investigations and claims could have a Material Adverse Effect on us.

Note 16—Capital Stock

At December 31, 2007, our authorized capital stock consisted of 300,000,000 shares of common stock, par value $0.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Our authorized capital stock at December 31, 2006 and 2005 consisted of 180,000,000 shares of common stock and 10,000,000 shares of preferred stock.

In May 2007, we completed the sale of 26,910,000 shares of our common stock in an underwritten public offering pursuant to our current shelf registration statement. We received $1.05 billion in net proceeds from the sale, which we used along with the proceeds of the disposition of the Kindred assets (see “Note 6—Dispositions”) and borrowings under our unsecured revolving credit facility to redeem all of our outstanding Series A Senior Preferred Stock and to repay our indebtedness under the senior interim loan used to fund a portion of the Sunrise REIT acquisition.

Our automatic universal shelf registration statement, filed with the Commission in April 2006, relates to the sale, from time to time, of an indeterminate amount of debt securities and related guarantees, common stock, preferred stock, depositary shares and warrants. The registration statement replaced our previous universal shelf registration statement, under which approximately $500.0 million of securities remained available for offering.

In July 2005, we completed the sale of 3,247,000 shares of our common stock in an underwritten public offering pursuant to our previous shelf registration statement. We received $97.0 million in net proceeds from the sale, which we used to repay indebtedness under our previous secured revolving credit facility and for general corporate purposes, including the funding of acquisitions, if any.

In February 2008, we completed the sale of 4,485,000 shares of our common stock in an underwritten public offering pursuant to our current shelf registration statement. We received $191.9 million in net proceeds, before expenses but after the underwriting discount, from the sale, which we used in part to repay indebtedness and will use for working capital and other general corporate purposes, including to fund future acquisitions, if any.

Excess Share Provision

In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding common stock or 9.9% of our outstanding preferred stock, the shares that are beneficially owned in excess of such limit are deemed to be excess shares. These shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the shares and the trustee may exercise all voting power over the shares.

We have the right to buy the excess shares for a purchase price equal to the lesser of (i) the price per share in the transaction that created the excess shares, or (ii) the market price on the date we buy the shares, and we may defer payment of the purchase price for the excess shares for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares; any additional amounts are payable to the beneficiary of the trust.

The Board of Directors is empowered to grant waivers from the excess share provisions of our Certificate of Incorporation.

Distribution Reinvestment and Stock Purchase Plan

We have a Distribution Reinvestment and Stock Purchase Plan. Under the plan’s terms, existing stockholders may purchase shares of common stock by reinvesting all or a portion of the cash distribution on their shares of our common stock. In addition, existing stockholders, as well as new investors, may purchase shares of common stock by making optional cash payments. In March 2005, we began offering a 1% discount on the purchase price of our stock to shareholders who reinvest their dividends and/or make optional cash purchases of common stock through the plan. The availability of a market discount is at our discretion. The granting of a discount for one month or quarter, as applicable, will not insure the availability of a discount or the same discount in future months or quarters, respectively. Each month or quarter, as applicable, we may lower or eliminate the discount without prior notice. We may also, without prior notice, change our determination as to whether common shares will be purchased by the plan administrator directly from us or in the open market.

Note 17—Related Party Transactions

At December 31, 2007 and 2006, we had loan receivables of approximately $2.1 million and $2.5 million, respectively, due from certain current and former executive officers. The loans include interest provisions (with a 4.9% average annual interest rate) and were made in 1998 and at various times from 1999 through 2002 to finance the income taxes payable by the executive officers resulting from: (i) our 1998 spin off of Kindred and (ii) vesting of restricted shares. The loans are payable over a period of ten years. Interest on a note relating to the spin off in the principal amount of $0.4 million at December 31, 2007 (the “Spin Off Note”) is paid on a quarterly basis and principal on this note is paid annually. The payee of the Spin Off Note resigned as an employee and director of Ventas in January 2003. In the event of a change in control, as defined in our previous 1997 Incentive Compensation Plan, accrued interest on and the principal balance of the Spin Off Note is forgiven. Interest on the note relating to taxes paid for the vested portion of restricted shares (the “Restricted Share Note”) is payable annually out of and only to the extent of dividends from the vested restricted shares. In the event of a change in control or upon termination of the officer without cause, as such terms are defined in the relevant employment agreement, the principal balance of the Restricted Share Note is forgiven. The Restricted Share Note is secured by a pledge of all of the restricted shares to which the Restricted Share Note relates and the Restricted Share Note is otherwise non-recourse. The Spin Off Note is not secured.

During 1998, we acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. (“Tangram”). Tangram is a wholly owned subsidiary of Res-Care, Inc. (“Res-Care”) of which a member of our Board of Directors is the Chairman of the Board. We lease the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. For the years ended December 31, 2007, 2006 and 2005, Tangram has paid us approximately $917,000, $897,000 and $863,000, respectively, in base rent payments.

Note 18—Quarterly Financial Information (Unaudited)

Summarized unaudited consolidated quarterly information for the years ended December 31, 2007 and 2006 is provided below.

	For the Year Ended December 31, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues (1)	$117,417	$191,917	$224,489	$230,748

Income from continuing operations (1)	$43,588	$44,592	$27,455	$28,847
Preferred stock dividends and issuance costs	—	5,199	—	—

Income from continuing operations applicable to common shares (1)	43,588	39,393	27,455	28,847
Discontinued operations (1)	1,518	135,205	559	554

Net income applicable to common shares	$45,106	$174,598	$28,014	$29,401

Earnings per share:
Basic:
Income from continuing operations applicable to common shares	$0.41	$0.34	$0.21	$0.22
Discontinued operations	0.02	1.15	0.00	0.00

Net income applicable to common shares	$0.43	$1.49	$0.21	$0.22

Diluted:
Income from continuing operations applicable to common shares	$0.41	$0.33	$0.21	$0.22
Discontinued operations	0.01	1.15	0.00	0.00

Net income applicable to common shares	$0.42	$1.48	$0.21	$0.22

Dividends declared per share	$0.475	$0.475	$0.475	$0.475

(1)	The amounts presented for 2007 are not equal to the same amounts previously reported in our Annual Report on Form 10-K filed with the SEC on February 29, 2008 as a result of discontinued operations consisting of properties sold in April 2008. The following is a reconciliation to the amounts previously reported in the Form 10-K:

	For the Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In thousands, except per share amounts)
Revenues, previously reported in 2007 Form 10-K	$119,222	$193,722	$226,294	$232,553
Revenues, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	(1,805)	(1,805)	(1,805)	(1,805)

Total revenues disclosed in Form 8-K	$117,417	$191,917	$224,489	$230,748

Income from continuing operations, previously reported in 2007 Form 10-K	$44,144	$45,136	$28,014	$29,401
Income from continuing operations, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	(556)	(544)	(559)	(554)

Income from continuing operations disclosed in Form 8-K	$43,588	$44,592	$27,455	$28,847

Income from continuing operations applicable to common shares, previously reported in 2007 Form 10-K	$44,144	$39,937	$28,014	$29,401
Income from continuing operations applicable to common shares, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	(556)	(544)	(559)	(554)

Income from continuing operations applicable to common shares disclosed in Form 8-K	$43,588	$39,393	$27,455	$28,847

Discontinued operations, previously reported in 2007 Form 10-K	$962	$134,661	$—	$—
Discontinued operations, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	556	544	559	554

Discontinued operations disclosed in Form 8-K	$1,518	$135,205	$559	$554

	For the Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues (1)	$92,683	$95,095	$105,214	$115,887

Income from continuing operations applicable to common shares (1)	$27,186	$27,113	$30,467	$38,821
Discontinued operations (1)	1,948	2,145	1,774	1,976

Net income applicable to common shares	$29,134	$29,258	$32,241	$40,797

Earnings per share:
Basic:
Income from continuing operations applicable to common shares	$0.26	$0.26	$0.29	$0.37
Discontinued operations	0.02	0.02	0.02	0.02

Net income applicable to common shares	$0.28	$0.28	$0.31	$0.39

Diluted:
Income from continuing operations applicable to common shares	$0.26	$0.26	$0.29	$0.37
Discontinued operations	0.02	0.02	0.02	0.02

Net income applicable to common shares	$0.28	$0.28	$0.31	$0.39

Dividends declared per share	$0.395	$0.395	$0.395	$0.395

(1)	The amounts presented for 2006 are not equal to the same amounts previously reported in our Annual Report on Form 10-K filed with the SEC on February 29, 2008 as a result of discontinued operations consisting of properties sold in April 2008. The following is a reconciliation to the amounts previously reported in the Form 10-K:

	For the Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(In thousands, except per share amounts)
Revenues, previously reported in 2007 Form 10-K	$94,324	$96,736	$106,855	$117,937
Revenues, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	(1,641)	(1,641)	(1,641)	(2,050)

Total revenues disclosed in Form 8-K	$92,683	$95,095	$105,214	$115,887

Income from continuing operations applicable to common shares, previously reported in 2007 Form 10-K	$27,687	$27,607	$30,954	$39,716
Income from continuing operations applicable to common shares, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	(501)	(494)	(487)	(895)

Income from continuing operations applicable to common shares disclosed in Form 8-K	$27,186	$27,113	$30,467	$38,821

Discontinued operations, previously reported in 2007 Form 10-K	$1,447	$1,651	$1,287	$1,081
Discontinued operations, previously reported in 2007 Form 10-K, subsequently reclassified to discontinued operations	501	494	487	895

Discontinued operations disclosed in Form 8-K	$1,948	$2,145	$1,774	$1,976

Note 19—Segment Information

As of December 31, 2007, we operated through two reportable business segments: triple-net leased properties and senior living operations. Our triple-net leased properties segment consists of financing, owning and leasing seniors housing and healthcare-related properties in the United States and leasing or subleasing those properties to healthcare operating companies under “triple-net” or “absolute-net” leases, which require the tenants to pay all property-related expenses. Our senior living operations segment consists of investments in seniors housing communities located in the United States and Canada for which we engage Sunrise to manage the operations.

We acquired the senior living operations segment on April 26, 2007, pursuant to the purchase of the Sunrise REIT properties. With the addition of these properties, we believed segment differentiation would be appropriate based on the different economic and legal structures used to acquire and own those assets. Prior to the acquisition, we operated through one reportable segment – investment in real estate – which included the triple-net leased properties and our MOBs. Our MOB segment consists of leasing space primarily to physicians and other healthcare-related businesses and engaging third parties to manage those operations. Due to our limited operation of and allocation of capital to the MOBs, we separated them from the triple-net leased properties segment. However, the MOB segment is not individually reported and is included in “All Other” because it does not meet the quantitative thresholds of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” at the current time.

We evaluate performance of the combined properties in each segment based on net operating income before interest (excluding interest income from loans receivable), income taxes, depreciation and amortization, rent reset costs, reversal of contingent liability, foreign currency gains/losses, general, administrative and professional fees, merger-related expenses and minority interest. There are no intersegment sales or transfers.

All other revenues consist primarily of rental income related to the MOBs, interest income from loans receivable and other miscellaneous income. All other assets consist primarily of MOB assets and corporate assets including cash, restricted cash, deferred financing costs, notes receivable, and miscellaneous accounts receivable.

Summary information by business segment is as follows:

For the year ended December 31, 2007:

	Triple-Net Leased Properties	Senior Living Operations	All Other	Total
	(In thousands)
Revenues:
Rental income	$462,530	$—	$14,235	$476,765
Resident fees and services	—	282,226	—	282,226
Interest income from loans receivable	—	—	2,586	2,586
Interest and other income	2,125	832	37	2,994

Total revenues	$464,655	$283,058	$16,858	$764,571

Segment net operating income	$462,453	$90,137	$10,862	$563,452
Interest income	2,125	766	37	2,928
Other income	—	66	—	66
Merger-related expenses	—	(2,979)	—	(2,979)
Interest expense	(156,418)	(43,001)	(1,900)	(201,319)
Depreciation and amortization	(126,618)	(101,223)	(4,112)	(231,953)
General, administrative and professional fees	—	—	(36,425)	(36,425)
Foreign currency gain (loss)	—	24,400	(120)	24,280
Gain on extinguishment of debt	88	—	—	88
Minority interest	—	(1,721)	23	(1,698)

Net income before taxes and discontinued operations	$181,630	$(33,555)	$(31,635)	$116,440

For the year ended December 31, 2006:

	Triple-Net Leased Properties	Senior Living Operations	All Other	Total
	(In thousands)
Revenues:
Rental income	$391,899	$—	$7,080	$398,979
Interest income from loans receivable	—	—	7,014	7,014
Interest and other income	2,850	—	36	2,886

Total revenues	$394,749	$—	$14,130	$408,879

Segment net operating income	$391,828	$—	$10,994	$402,822
Interest income	2,850	—	36	2,886
Other income	—	—	—	—
Interest expense	(132,672)	—	(1,384)	(134,056)
Depreciation and amortization	(113,124)	—	(1,940)	(115,064)
General, administrative and professional fees	—	—	(26,136)	(26,136)
Loss on extinguishment of debt	(1,273)	—	—	(1,273)
Rent reset costs	(7,361)	—	—	(7,361)
Reversal of contingent liability	1,769	—	—	1,769

Net income before taxes and discontinued operations	$142,017	$—	$(18,430)	$123,587

For the year ended December 31, 2005:

	Triple-Net Leased Properties	Senior Living Operations	All Other	Total
	(In thousands)
Revenues:
Rental income	$298,109	$—	$6,400	$304,509
Interest income from loans receivable	—	—	5,001	5,001
Interest and other income	3,249	—	19	3,268

Total revenues	$301,358	$—	$11,420	$312,778

Segment net operating income	$298,044	$—	$8,890	$306,934
Interest income	3,249	—	19	3,268
Other income	—	—	—	—
Interest expense	(96,692)	—	(1,349)	(98,041)
Depreciation and amortization	(81,498)	—	(1,713)	(83,211)
General, administrative and professional fees	—	—	(25,075)	(25,075)
Loss on extinguishment of debt	(1,376)	—	—	(1,376)
Net gain on swap breakage	981	—	—	981
Net proceeds from litigation settlement	—	—	15,909	15,909
Contribution to charitable foundation	—	—	(2,000)	(2,000)
Net loss on real estate proceeds	(175)	—	—	(175)

Net income before taxes and discontinued operations	$122,533	$—	$(5,319)	$117,214

	As of December 31,
	2007	2006
	(In thousands)
Assets:
Triple-net leased properties	$3,012,510	$3,210,774
Senior living operations	2,506,780	—
All other assets	197,338	43,026

Total assets	$5,716,628	$3,253,800

	For the Year Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Triple-net leased properties	$10,107	$490,311	$583,619
Senior living operations	1,231,083	—	—
All other expenditures	127,636	368	5,933

Total capital expenditures	$1,368,826	$490,679	$589,552

Our portfolio of properties and real estate investments are located in the United States and Canada. Revenues are attributed to an individual country based on the location of each property.

Geographic information regarding our business segments is as follows:

	For the Year Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
United States	$724,899	$415,852	$319,184
Canada	46,892	—	—

Total revenues	$771,791	$415,852	$319,184

	As of December 31,
	2007	2006
	(In thousands)
Long-lived assets:
United States	$5,005,632	$3,048,253
Canada	468,381	—

Total long-lived assets	$5,474,013	$3,048,253

Note 20—Condensed Consolidating Information

We and certain of our direct and indirect wholly owned subsidiaries (the “Wholly Owned Subsidiary Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Notes of the Issuers. Ventas Capital Corporation is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations. In addition, Ventas Realty and the Wholly Owned Subsidiary Guarantors have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to our Convertible Notes. ETOP, of which we own substantially all of the partnership units, and certain of its wholly owned subsidiaries (the “ETOP Subsidiary Guarantors” and collectively, with the Wholly Owned Subsidiary Guarantors, the “Guarantors”), have also provided a guarantee, on a joint and several basis, of the Senior Notes and the Convertible Notes. We have other subsidiaries (“Non-Guarantor Subsidiaries”) that are not included among the Guarantors, and such subsidiaries are not obligated with respect to the Senior Notes or the Convertible Notes. Contractual and legal restrictions, including those contained in the instruments governing certain Non-Guarantor Subsidiaries’ outstanding indebtedness, may under certain circumstances restrict our ability to obtain cash from our Non-Guarantor

Subsidiaries for the purpose of meeting our debt service obligations, including our guarantee of payment of principal and interest on the Senior Notes and our primary obligation to pay principal and interest on the Convertible Notes. Certain of our real estate assets are also subject to mortgages. The following summarizes our condensed consolidating information as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005:

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2007

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$10,793	$51,923	$2,086,143	$874,031	$2,471,121	$—	$5,494,011
Cash and cash equivalents	—	—	5,388	494	22,452	—	28,334
Escrow deposits and restricted cash	214	—	23,703	6,341	23,819	—	54,077
Deferred financing costs, net	419	—	401	14,101	7,915	—	22,836
Notes receivable-related parties	1,717	—	—	375	—	—	2,092
Investment in and advances to affiliates	1,114,775	9,039	—	956,394	—	(2,080,208)	—
Other	—	714	49,510	15,433	49,621	—	115,278

Total assets	$1,127,918	$61,676	$2,165,145	$1,867,169	$2,574,928	$(2,080,208)	$5,716,628

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$226,323	$400	$539,812	$1,457,168	$1,136,796	$—	$3,360,499
Intercompany loans	(44,347)	7,500	578,502	(541,655)	—	—	—
Deferred revenue	(8)	—	568	5,463	3,042	—	9,065
Accrued interest	(796)	3	2,886	16,621	2,076	—	20,790
Accounts payable and other accrued liabilities	12,264	112	61,891	45,567	53,742	—	173,576
Deferred income taxes	297,590	—	—	—	—	—	297,590

Total liabilities	491,026	8,015	1,183,659	983,164	1,195,656	—	3,861,520
Minority interest	393	—	—	2,115	28,946	—	31,454
Total stockholders’ equity	636,499	53,661	981,486	881,890	1,350,326	(2,080,208)	1,823,654

Total liabilities and stockholders' equity	$1,127,918	$61,676	$2,165,145	$1,867,169	$2,574,928	$(2,080,208)	$5,716,628

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2006

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$11,444	$54,062	$1,479,352	$978,700	$560,342	$—	$3,083,900
Cash and cash equivalents	—	—	—	779	467	—	1,246
Escrow deposits and restricted cash	230	—	53,410	5,630	20,769	—	80,039
Deferred financing costs, net	1,106	—	—	17,279	30	—	18,415
Notes receivable-related parties	1,716	—	—	750	—	—	2,466
Investment in and advances to affiliates	343,967	9,039	—	871,692	—	(1,224,698)	—
Other	—	652	26,546	28,264	12,272	—	67,734

Total assets	$358,463	$63,753	$1,559,308	$1,903,094	$593,880	$(1,224,698)	$3,253,800

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$225,469	$413	$415,312	$1,369,633	$318,226	$—	$2,329,053
Intercompany	—	7,500	125,000	(132,500)	—	—	—
Deferred revenue	18	—	—	8,176	—	—	8,194
Accrued dividend	41,926	23	—	—	—	—	41,949
Accrued interest	—	103	1,788	16,230	1,808	—	19,929
Accounts payable and other accrued liabilities	1,472	103	52,296	43,642	16,499	—	114,012
Deferred income taxes	30,394	—	—	—	—	—	30,394

Total liabilities	299,279	8,142	594,396	1,305,181	336,533	—	2,543,531
Minority interest	393	—	—	—	—	—	393
Total stockholders’ equity	58,791	55,611	964,912	597,913	257,347	(1,224,698)	709,876

Total liabilities and stockholders’ equity	$358,463	$63,753	$1,559,308	$1,903,094	$593,880	$(1,224,698)	$3,253,800

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2007

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$2,248	$5,754	$128,015	$276,715	$64,033	$—	$476,765
Resident fees and services	—	—	73,714	—	208,512	—	282,226
Interest income from loans receivable	—	—	—	2,586	—	—	2,586
Equity earnings (loss) in affiliates	250,530	(227)	6,154	—	—	(256,457)	—
Interest and other income	82	153	362	1,460	937	—	2,994

Total revenues	252,860	5,680	208,245	280,761	273,482	(256,457)	764,571
Expenses:
Interest	875	36	27,314	119,766	53,328	—	201,319
Depreciation and amortization	648	2,145	84,304	47,039	97,817	—	231,953
Property-level operating expenses	—	—	49,700	—	148,425	—	198,125
General, administrative and professional fees	1,337	409	11,470	19,198	4,011	—	36,425
Foreign currency loss (gain)	120	—	12	(24,317)	(95)	—	(24,280)
Gain on extinguishment of debt	—	—	—	(88)	—	—	(88)
Merger-related expenses	—	—	2,198	739	42	—	2,979
Intercompany interest	(4,396)	(233)	30,586	(26,791)	834	—	—

Total expenses	(1,416)	2,357	205,584	135,546	304,362	—	646,433

Income (loss) before income taxes, minority interest and discontinued operations	254,276	3,323	2,661	145,215	(30,880)	(256,457)	118,138
Income tax benefit	28,042	—	—	—	—	—	28,042

Income (loss) before minority interest and discontinued operations	282,318	3,323	2,661	145,215	(30,880)	(256,457)	146,180
Minority interest, net of tax	—	—	(1,055)	—	2,753	—	1,698

Income (loss) from continuing operations	282,318	3,323	3,716	145,215	(33,633)	(256,457)	144,482
Discontinued operations	—	—	—	137,836	—	—	137,836

Net income (loss)	282,318	3,323	3,716	283,051	(33,633)	(256,457)	282,318
Preferred stock dividends and issuance costs	5,199	—	—	—	—	—	5,199

Net income (loss) applicable to common shares	$277,119	$3,323	$3,716	$283,051	$(33,633)	$(256,457)	$277,119

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2006

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$2,317	$5,722	$87,948	$247,556	$55,436	$—	$398,979
Interest income from loans receivable	—	—	—	7,014	—	—	7,014
Equity earnings (loss) in affiliates	128,902	(99)	4,179	—	—	(132,982)	—
Interest and other income	79	—	37	2,412	358	—	2,886

Total revenues	131,298	5,623	92,164	256,982	55,794	(132,982)	408,879
Expenses:
Interest	86	35	20,770	90,650	22,515	—	134,056
Depreciation and amortization	673	2,144	42,508	47,218	22,521	—	115,064
Property-level operating expenses	—	—	—	904	2,267	—	3,171
General, administrative and professional fees	878	402	5,471	16,029	3,356	—	26,136
Rent reset costs	—	—	—	7,361	—	—	7,361
Reversal of contingent liability	(1,769)	—	—	—	—	—	(1,769)
Loss on extinguishment of debt	—	—	—	1,273	—	—	1,273
Intercompany interest	—	(115)	—	(600)	715	—	—

Total expenses	(132)	2,466	68,749	162,835	51,374	—	285,292

Income from continuing operations	131,430	3,157	23,415	94,147	4,420	(132,982)	123,587
Discontinued operations	—	—	—	7,843	—	—	7,843

Net income applicable to common shares	$131,430	$3,157	$23,415	$101,990	$4,420	$(132,982)	$131,430

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$2,349	$5,683	$47,014	$214,473	$34,990	$—	$304,509
Interest income from loans receivable	—	—	977	4,024	—	—	5,001
Equity earnings (loss) in affiliates	130,026	(483)	9,218	—	—	(138,761)	—
Interest and other income	75	93	1,309	1,702	89	—	3,268

Total revenues	132,450	5,293	58,518	220,199	35,079	(138,761)	312,778
Expenses:
Interest	—	36	11,047	72,732	14,226	—	98,041
Depreciation and amortization	690	2,140	23,699	42,944	13,738	—	83,211
Property-level operating expenses	—	—	—	428	2,148	—	2,576
General, administrative and professional fees	1,177	609	3,810	16,661	2,818	—	25,075
Loss on extinguishment of debt	—	—	—	1,376	—	—	1,376
Net gain on swap breakage	—	—	—	(981)	—	—	(981)
Net proceeds from litigation settlement	—	—	—	(15,909)	—	—	(15,909)
Contribution to charitable foundation	—	—	—	2,000	—	—	2,000
Intercompany interest	—	(25)	—	(599)	624	—	—

Total expenses	1,867	2,760	38,556	118,652	33,554	—	195,389

Income before net loss on real estate disposals and discontinued operations	130,583	2,533	19,962	101,547	1,525	(138,761)	117,389
Net loss on real estate disposals	—	—	—	(175)	—	—	(175)

Income from continuing operations	130,583	2,533	19,962	101,372	1,525	(138,761)	117,214
Discontinued operations	—	5,441	—	7,928	—	—	13,369

Net income applicable to common shares	$130,583	$7,974	$19,962	$109,300	$1,525	$(138,761)	$130,583

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2007

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$22,852	$5,309	$60,628	$212,004	$99,017	$—	$399,810
Net cash (used in) provided by investing activities	(1)	—	(542,326)	180,755	(811,804)	—	(1,173,376)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	—	—	—	92,300	—	—	92,300
Net change in borrowings under Canadian credit facility	—	—	84,286	—	—	—	84,286
Issuance of bridge financing	—	—	—	1,230,000	—	—	1,230,000
Repayment of bridge financing	—	—	—	(1,230,000)	—	—	(1,230,000)
Proceeds from debt	—	—	—	—	53,832	—	53,832
Repayment of debt	—	(13)	(124,344)	(5,001)	(55,255)	—	(184,613)
Net change in intercompany debt	(44,347)	—	453,502	(409,155)	—	—	—
Debt and preferred stock issuance costs	(4,300)	—	—	—	—	—	(4,300)
Payment of deferred financing costs	—	—	(497)	(275)	(7,084)	—	(7,856)
Issuance of common stock	1,045,713	—	—	—	—	—	1,045,713
Cash distribution to preferred stockholders	(3,449)	—	—	—	—	—	(3,449)
Cash distribution (to) from affiliates	(746,388)	(5,177)	74,139	(65,853)	743,279	—	—
Cash distribution to common stockholders	(282,620)	(119)	—	—	—	—	(282,739)
Other	12,540	—	—	(65)	—	—	12,475

Net cash provided by (used in) financing activities	(22,851)	(5,309)	487,086	(388,049)	734,772	—	805,649

Net increase in cash and cash equivalents	—	—	5,388	4,710	21,985	—	32,083
Effect of foreign currency translation on cash and cash equivalents	—	—	—	(4,995)	—	—	(4,995)
Cash and cash equivalents at beginning of year	—	—	—	779	467	—	1,246

Cash and cash equivalents at end of year	$—	$—	$5,388	$494	$22,452	$—	$28,334

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2006

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$608	$4,618	$51,568	$160,833	$21,240	$—	$238,867
Net cash used in investing activities	—	—	—	(481,640)	(334)	—	(481,974)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	—	—	—	57,000	—	—	57,000
Net change in borrowings under secured revolving credit facility	—	—	—	(89,200)	—	—	(89,200)
Proceeds from debt	225,469	—	—	221,462	2,074	—	449,005
Repayment of debt	—	(11)	(9,813)	—	(6,260)	—	(16,084)
Payment of deferred financing costs	—	—	—	(4,876)	—	—	(4,876)
Issuance of common stock	831	—	—	—	—	—	831
Proceeds from stock option exercises	6,634	—	—	—	—	—	6,634
Cash distribution (to) from affiliates	(73,232)	(4,321)	(41,755)	136,173	(16,865)	—	—
Cash distribution to stockholders	(160,311)	(287)	—	—	—	—	(160,598)

Net cash (used in) provided by financing activities	(609)	(4,619)	(51,568)	320,559	(21,051)	—	242,712

Net decrease in cash and cash equivalents	(1)	(1)	—	(248)	(145)	—	(395)
Cash and cash equivalents at beginning of year	1	1	—	1,027	612	—	1,641

Cash and cash equivalents at end of year	$—	$—	$—	$779	$467	$—	$1,246

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers	Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$1,563	$6,221	$25,890	$178,047	$12,043	$—	$223,764
Net cash (used in) provided by investing activities	(17,321)	10,228	—	(607,948)	—	—	(615,041)
Cash flows from financing activities:
Net change in borrowings under secured revolving credit facility	—	—	—	50,200	—	—	50,200
Proceeds from debt	—	—	—	600,000	—	—	600,000
Issuance of intercompany note	—	—	125,000	(125,000)	—	—	—
Repayment of debt	—	(9,242)	(2,158)	(217,173)	(3,415)	—	(231,988)
Payment of deferred financing costs	—	—	—	(9,279)	—	—	(9,279)
Issuance of common stock	101,964	—	—	—	—	—	101,964
Proceeds from stock option exercises	6,819	—	—	—	—	—	6,819
Payment of swap breakage fee	—	—	—	(2,320)	—	—	(2,320)
Cash distribution from (to) affiliates	32,574	(7,046)	(148,735)	132,648	(9,441)	—	—
Cash distribution to stockholders	(125,646)	(197)	—	—	—	—	(125,843)

Net cash provided by (used in) financing activities	15,711	(16,485)	(25,893)	429,076	(12,856)	—	389,553

Net decrease in cash and cash equivalents	(47)	(36)	(3)	(825)	(813)	—	(1,724)
Cash and cash equivalents at beginning of year	48	37	3	1,852	1,425	—	3,365

Cash and cash equivalents at end of year	$1	$1	$—	$1,027	$612	$—	$1,641

Note 21—ETOP Condensed Consolidating Information

ETOP, of which we own substantially all of the partnership interests, and the ETOP Subsidiary Guarantors have provided full and unconditional guarantees, on a joint and several basis with us and certain of our direct and indirect wholly owned subsidiaries, of the obligation to pay principal and interest with respect to the Senior Notes and the Convertible Notes. See “Note 20—Condensed Consolidating Information.” Certain of ETOP’s other direct and indirect wholly owned subsidiaries (the “ETOP Non-Guarantor Subsidiaries”) have not provided a guarantee of the Senior Notes or the Convertible Notes and, therefore, are not directly obligated with respect to the Senior Notes or the Convertible Notes.

Contractual and legal restrictions, including those contained in the instruments governing certain of the ETOP Non-Guarantor Subsidiaries’ outstanding indebtedness, may under certain circumstances restrict ETOP’s (and therefore our) ability to obtain cash from the ETOP Non-Guarantor Subsidiaries for the purpose of satisfying ETOP’s and our debt service obligations, including ETOP’s and our guarantee of payment of principal and interest on the Senior Notes and our primary obligation to pay principal and interest on the Convertible Notes. See “Note 9—Borrowing Arrangements.” Certain of the ETOP Subsidiary Guarantors’ properties are subject to mortgages.

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2007

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$51,923	$82,974	$—	$134,897
Cash and cash equivalents	—	—	—	—
Escrow deposits and restricted cash	—	7,536	—	7,536
Investment in and advances to affiliates	9,039	—	—	9,039
Other	714	1,534	—	2,248

Total assets	$61,676	$92,044	$—	$153,720

Liabilities and partners’ capital
Liabilities:
Notes payable and other debt	$400	$63,891	$—	$64,291
Note payable to affiliate	7,500	—	—	7,500
Accrued dividend	—	—	—	—
Accrued interest	3	413	—	416
Accounts payable and other accrued liabilities	112	3,071	—	3,183

Total liabilities	8,015	67,375	—	75,390
Total partners’ capital	53,661	24,669	—	78,330

Total liabilities and partners’ capital	$61,676	$92,044	$—	$153,720

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2006

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Assets
Net real estate investments	$54,062	$86,058	$—	$140,120
Cash and cash equivalents	—	336	—	336
Escrow deposits and restricted cash	—	6,543	—	6,543
Investment in and advances to affiliates	9,039	—	—	9,039
Other	652	1,526	—	2,178

Total assets	$63,753	$94,463	$—	$158,216

Liabilities and partners’ capital
Liabilities:
Notes payable and other debt	$413	$65,386	$—	$65,799
Note payable to affiliate	7,500	—	—	7,500
Accrued dividend	23	—	—	23
Accrued interest	103	422	—	525
Accounts payable and other accrued liabilities	103	3,095	—	3,198

Total liabilities	8,142	68,903	—	77,045
Total partners’ capital	55,611	25,560	—	81,171

Total liabilities and partners’ capital	$63,753	$94,463	$—	$158,216

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2007

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$5,754	$10,861	$—	$16,615
Interest and other income	153	158	—	311
Equity loss in affiliates	(227)	—	227	—

Total revenues	5,680	11,019	227	16,926
Expenses:
Interest	36	4,952	—	4,988
Depreciation and amortization	2,145	3,221	—	5,366
Property-level operating expenses	—	1,597	—	1,597
General, administrative and professional fees	409	643	—	1,052
Intercompany interest	(233)	833	—	600

Total expenses	2,357	11,246	—	13,603

Net income (loss)	$3,323	$(227)	$227	$3,323

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2006

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$5,722	$10,787	$—	$16,509
Interest and other income	—	126	—	126
Equity loss in affiliates	(99)	—	99	—

Total revenues	5,623	10,913	99	16,635
Expenses:
Interest	35	5,060	—	5,095
Depreciation and amortization	2,144	3,194	—	5,338
Property-level operating expenses	—	1,448	—	1,448
General, administrative and professional fees	402	595	—	997
Intercompany interest	(115)	715	—	600

Total expenses	2,466	11,012	—	13,478

Net income (loss)	$3,157	$(99)	$99	$3,157

CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the year ended December 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Revenues:
Rental income	$5,683	$10,695	$—	$16,378
Interest and other income	93	56	—	149
Equity loss in affiliates	(483)	—	483	—

Total revenues	5,293	10,751	483	16,527
Expenses:
Interest	36	5,161	—	5,197
Depreciation and amortization	2,140	3,167	—	5,307
Property-level operating expenses	—	1,430	—	1,430
General, administrative and professional fees	609	851	—	1,460
Intercompany interest	(25)	625	—	600

Total expenses	2,760	11,234	—	13,994

Income (loss) from continuing operations	2,533	(483)	483	2,533
Discontinued operations	5,441	—	—	5,441

Net income (loss)	$7,974	$(483)	$483	$7,974

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2007

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$5,309	$2,187	$—	$7,496
Net cash used in investing activities	—	(135)	—	(135)
Net cash used in financing activities	(5,309)	(2,388)	—	(7,697)

Net decrease in cash and cash equivalents	—	(336)	—	(336)
Cash and cash equivalents at beginning of year	—	336	—	336

Cash and cash equivalents at end of year	$—	$—	$—	$—

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2006

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$4,618	$2,873	$—	$7,491
Net cash used in investing activities	—	(259)	—	(259)
Net cash used in financing activities	(4,619)	(2,716)	—	(7,335)

Net decrease in cash and cash equivalents	(1)	(102)	—	(103)
Cash and cash equivalents at beginning of year	1	438	—	439

Cash and cash equivalents at end of year	$—	$336	$—	$336

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(In thousands)
Net cash provided by operating activities	$6,221	$1,410	$—	$7,631
Net cash provided by (used in) investing activities	10,228	(25)	—	10,203
Net cash used in financing activities	(16,485)	(2,120)	—	(18,605)

Net decrease in cash and cash equivalents	(36)	(735)	—	(771)
Cash and cash equivalents at beginning of year	37	1,173	—	1,210

Cash and cash equivalents at end of year	$1	$438	$—	$439

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
KINDRED SKILLED NURSING FACILITIES
Alta Vista Healthcare Center	Riverside	CA	$376	$1,669		$376	$1,669	$1,004	1966	1992	29 years
Andrew House Healthcare	New Britain	CT	247	1,963		247	1,963	1,004	1967	1992	29 years
Arden Rehabilitation & Healthcare Ctr	Seattle	WA	1,111	4,013		1,111	4,013	2,157	1950	1993	28.5 years
Augusta Rehabilitation Center	Augusta	ME	152	1,074		152	1,074	826	1968	1985	30 years
Aurora Care Center	Aurora	CO	197	2,328		197	2,328	1,230	1962	1995	30 years
Bay Pointe Medical & Rehab. Centre	Virginia Beach	VA	805	2,886	(380)	425	2,886	1,519	1971	1993	29 years
Bay View Nursing & Rehab. Center	Alameda	CA	1,462	5,981		1,462	5,981	3,309	1967	1993	45 years
Bellingham Health Care & Rehab Svc	Bellingham	WA	442	3,823		442	3,823	2,069	1972	1993	28.5 years
Birchwood Terrace Healthcare	Burlington	VT	15	4,656		15	4,656	3,167	1965	1990	27 years
Blue Hills Alzheimer's Care Center	Stoughton	MA	511	1,026		511	1,026	1,184	1965	1982	28 years
Blueberry Hill Healthcare	Beverly	MA	129	4,290		129	4,290	2,749	1965	1968	40 years
Bolton Manor Nursing Home	Marlborough	MA	222	2,431		222	2,431	1,735	1973	1984	34.5 years
Bremen Health Care Center	Bremen	IN	109	3,354		109	3,354	1,525	1982	1996	45 years
Brentwood Rehab. & Nsg. Center	Yarmouth	ME	181	2,789		181	2,789	1,800	1945	1985	45 years
Brewer Rehabilitation & Living Center	Brewer	ME	228	2,737		228	2,737	1,699	1974	1985	33 years
Brigham Manor Nursing & Rehab Ctr	Newburyport	MA	126	1,708		126	1,708	1,290	1806	1982	27 years
Brighton Care Center	Brighton	CO	282	3,377		282	3,377	1,806	1969	1992	30 years
Brittany Healthcare Center	Natick	MA	249	1,328		249	1,328	1,100	1996	1982	31 years
Californian Care Center	Bakersfield	CA	1,439	5,609		1,439	5,609	2,312	1988	1992	40 years
Cambridge Health & Rehab. Center	Cambridge	OH	108	2,642		108	2,642	1,553	1975	1993	25 years
Camelot Nursing & Rehab. Center	New London	CT	202	2,363		202	2,363	1,253	1969	1994	28 years
Canyonwood Nursing & Rehab. Ctr.	Redding	CA	401	3,784		401	3,784	1,599	1989	1989	45 years
Cascade Care Center	Caldwell	ID	312	2,050		312	2,050	685	1974	1998	45 years
Castle Garden Care Center	Northglenn	CO	501	8,294		501	8,294	4,239	1971	1993	29 years
Chapel Hill Rehab. & Healthcare Ctr.	Chapel Hill	NC	347	3,029		347	3,029	1,722	1984	1993	28 years
Cherry Hills Health Care Center	Englewood	CO	241	2,180		241	2,180	1,266	1960	1995	30 years
Chillicothe Nursing & Rehab. Center	Chillecothe	OH	128	3,481		128	3,481	2,277	1976	1985	34 years
Colonial Manor Medical & Rehab Ctr.	Wausau	WI	169	3,370		169	3,370	1,750	1964	1995	30 years
Colony House Nsg. & Rehab. Ctr.	Abington	MA	132	999		132	999	992	1965	1969	40 years
Colony Oaks Care Center	Appleton	WI	353	3,571		353	3,571	2,111	1967	1993	29 years
Columbus Health & Rehab. Center	Columbus	IN	345	6,817		345	6,817	4,450	1966	1991	25 years
Coshocton Health & Rehab. Center	Coshocton	OH	203	1,979		203	1,979	1,156	1974	1993	25 years
Country Gardens Sk. Nsg. & Rehab.	Swansea	MA	415	2,675		415	2,675	1,973	1969	1984	27 years
Country Manor Rehab. & Nsg. Center	Newburyport	MA	199	3,004		199	3,004	2,221	1968	1982	27 years
Courtland Gardens Health Ctr., Inc.	Stamford	CT	1,126	9,399		1,126	9,399	2,731	1956	1990	45 years
Crawford Skilled Nsg. & Rehab. Ctr.	Fall River	MA	127	1,109		127	1,109	967	1968	1982	29 years
Crosslands Rehab. & Health Care Ctr	Sandy	UT	334	4,300		334	4,300	1,740	1987	1992	40 years
Cypress Pointe Rehab & HC Center	Winmington	NC	233	3,710		233	3,710	2,149	1966	1993	28.5 years
Danville Centre for Health & Rehab.	Danville	KY	322	3,538		322	3,538	1,717	1962	1995	30 years
Den-Mar Rehab. & Nursing Center	Rockport	MA	23	1,560		23	1,560	1,200	1963	1985	30 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Desert Life Rehab & Care Center	Tucson	AZ	611	5,117		611	5,117	3,503	1979	1982	37 years
Dover Rehab. & Living Center	Dover	NH	355	3,797		355	3,797	2,717	1969	1990	25 years
Eagle Pond Rehab. & Living Center	South Dennis	MA	296	6,896		296	6,896	2,987	1985	1987	50 years
Eastside Rehab. and Living Center	Bangor	ME	316	1,349		316	1,349	954	1967	1985	30 years
Eastview Medical & Rehab. Center	Antigo	WI	200	4,047		200	4,047	2,579	1962	1991	28 years
Federal Heights Rehab. & Nsg. Ctr.	Salt Lake City	UT	201	2,322		201	2,322	1,294	1962	1992	29 years
Franklin Sk. Nsg. & Rehab. Center	Franklin	MA	156	757		156	757	749	1967	1969	40 years
Franklin Woods Health Care Center	Columbus	OH	190	4,712		190	4,712	2,006	1986	1992	38 years
Great Barrington Rehab. & Nsg. Ctr.	Great Barrington	MA	60	1,142		60	1,142	1,067	1967	1969	40 years
Greenbriar Terrace Healthcare	Nashua	NH	776	6,011		776	6,011	3,950	1963	1990	25 years
Guardian Care of Elizabeth City	Elizabeth City	NC	71	561		71	561	631	1977	1982	20 years
Guardian Care of Henderson	Henderson	NC	206	1,997		206	1,997	1,082	1957	1993	29 years
Guardian Care of Kinston	Kinston	NC	186	3,038		186	3,038	1,591	1961	1993	29 years
Guardian Care of Roanoke Rapids	Roanoke Rapids	NC	339	4,132		339	4,132	2,635	1967	1991	25 years
Guardian Care of Rocky Mount.	Rocky Mount	NC	240	1,733		240	1,733	1,204	1975	1997	25 years
Guardian Care of Zebulon	Zebulon	NC	179	1,933		179	1,933	1,047	1973	1993	29 years
Hallmark Nursing & Rehab. Ctr.	New Bedford	MA	202	2,694		202	2,694	2,061	1968	1982	26 years
Hammersmith House Nsg. Care Ctr.	Saugus	MA	112	1,919		112	1,919	1,373	1965	1982	28 years
Hanover Terrace Healthcare	Hanover	NH	326	1,825		326	1,825	973	1969	1993	29 years
Harbour Pointe Med. & Rehab. Ctr	Norfolk	VA	427	4,441		427	4,441	2,442	1969	1993	28 years
Harrington House Nsg. & Rehab. Ctr.	Walpole	MA	4	4,444		4	4,444	1,682	1991	1991	45 years
Harrodsburg Health Care Center	Harrodsburg	KY	137	1,830		137	1,830	1,268	1974	1985	35 years
Health Havens Nursing & Rehab. Ctr.	E. Providence	RI	174	2,643		174	2,643	778	1962	1990	45 years
Hillcrest Health Care Center	Owensboro	KY	544	2,619		544	2,619	2,564	1963	1982	22 years
Hillcrest Nursing Home	Fitchburg	MA	175	1,461		175	1,461	1,398	1957	1984	25 years
Hillcrest Rehab. Care Center	Boise	ID	256	3,593		256	3,593	1,073	1977	1998	45 years
Kachina Point Health Care & Rehab.	Sedona	AZ	364	4,179		364	4,179	2,411	1983	1984	45 years
Kennebunk Nursing Center	Kennebunk	ME	99	1,898		99	1,898	1,158	1977	1985	35 years
Kennedy Park Medical & Rehab. Ctr.	Schofield	WI	301	3,596		301	3,596	3,181	1966	1982	29 years
Kindred Corydon	Corydon	IN	125	6,068		125	6,068	1,323	N/A	1998	45 years
La Veta Healthcare Center	Orange	CA	47	1,459		47	1,459	831	1964	1992	28 years
Lafayette Nsg. & Rehab. Ctr.	Fayetteville	GA	598	6,623		598	6,623	3,831	1989	1995	20 years
Lakewood Healthcare Center	Lakewood	WA	504	3,511		504	3,511	1,543	1989	1989	45 years
Las Vegas Healthcare & Rehab. Ctr.	Las Vegas	NV	454	1,018		454	1,018	446	1940	1992	30 years
Laurel Ridge Rehab. & Nursing Ctr.	Jamaica Plain	MA	194	1,617		194	1,617	1,042	1968	1989	30 years
Lawton Healthcare Center	San Francisco	CA	943	514		943	514	380	1962	1996	20 years
Lebanon Country Manor	Lebanon	OH	105	3,617		105	3,617	1,879	1984	1986	43 years
Lewiston Rehabilitation and Care Ctr.	Lewiston	ID	133	3,982		133	3,982	2,484	1964	1984	29 years
Lincoln Nursing Center	Lincolnton	NC	39	3,309		39	3,309	2,060	1976	1986	35 years
Logan Health Care Center	Logan	OH	169	3,750		169	3,750	2,056	1979	1991	30 years
Madison Healthcare & Rehab Ctr.	Madison	TN	168	1,445		168	1,445	820	1968	1992	29 years
Maple Manor Healthcare Center	Greenville	KY	59	3,187		59	3,187	1,856	1968	1990	30 years
Masters Health Care Center	Algood	TN	524	4,370		524	4,370	2,469	1981	1987	38 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Meadowvale Health & Rehab. Ctr.	Bluffton	IN	7	787		7	787	395	1962	1995	22 years
Medford Rehab. & Healthcare Center	Medford	OR	362	4,610		362	4,610	2,515	N/A	1991	34 years
Minerva Park Nursing & Rehab. Ctr.	Columbus	OH	210	3,684		210	3,684	1,112	1973	1997	45 years
Moscow Care Center	Moscow	ID	261	2,571		261	2,571	1,789	1955	1990	25 years
Mountain Towers Healthcare & Rehab	Cheyenne	WY	342	3,814		342	3,814	1,971	1964	1992	29 years
Mountain Valley Care and Rehab.	Kellogg	ID	68	1,281		68	1,281	1,198	1971	1984	25 years
Mt. Carmel Medical & Rehab. Ctr.	Burlington	WI	274	7,205		274	7,205	3,552	1971	1991	30 years
Mt. Carmel Medical & Rehab. Ctr.	Milwaukee	WI	2,678	25,867		2,678	25,867	15,522	1958	1991	30 years
Muncie Health Care & Rehab.	Muncie	IN	108	4,202		108	4,202	2,333	1980	1993	25 years
Nampa Care Center	Nampa	ID	252	2,810		252	2,810	2,532	1950	1983	25 years
Nansemond Pointe Rehab. & HC Ctr.	Suffolk	VA	534	6,990		534	6,990	3,587	1963	1991	32 years
Newton and Wellesley Alzheimer Ctr.	Wellesley	MA	297	3,250		297	3,250	2,195	1971	1984	30 years
Nob Hill Healthcare Center	San Francisco	CA	1,902	7,531		1,902	7,531	4,114	1967	1993	28 years
North Ridge Med. & Rehab. Center	Manitowoc	WI	206	3,785		206	3,785	2,124	1964	1992	29 years
Northfield Centre for Health & Rehab.	Louisville	KY	285	1,555		285	1,555	1,002	1969	1985	30 years
Northwest Continuum Care Center	Longview	WA	145	2,563		145	2,563	1,420	1955	1992	29 years
Norway Rehabilitation & Living Center	Norway	ME	133	1,658		133	1,658	1,026	1972	1985	39 years
Nutmeg Pavilion Healthcare	New London	CT	401	2,777		401	2,777	1,639	1968	1992	29 years
Oak Hill Nursing & Rehab. Ctr.	Pawtucket	RI	91	6,724		91	6,724	1,951	1966	1990	45 years
Oakview Nursing & Rehab. Ctr.	Calvert City	KY	124	2,882		124	2,882	1,664	1967	1990	30 years
Oakwood Rehab. & Nursing Center	Webster	MA	102	1,154		102	1,154	988	1967	1982	31 years
Park Place Health Care Center	Great Falls	MT	600	6,311		600	6,311	3,388	1963	1993	28 years
Parkview Acres Care & Rehab Ctr.	Dillon	MT	207	2,578		207	2,578	1,394	1965	1993	29 years
Parkway Pavilion Healthcare	Enfield	CT	337	3,607		337	3,607	2,105	1968	1994	28 years
Parkwood Health Care Center	Lebanon	IN	121	4,512		121	4,512	2,534	1977	1993	25 years
Pettigrew Rehab. & Healthcare Ctr.	Durham	NC	101	2,889		101	2,889	1,632	1969	1993	28 years
Pickerington Nursing & Rehab. Ctr.	Pickerington	OH	312	4,382		312	4,382	1,874	1984	1992	37 years
Presentation Nursing & Rehab. Ctr.	Brighton	MA	184	1,220		184	1,220	1,134	1968	1982	28 years
Primacy Healthcare & Rehab Ctr.	Memphis	TN	1,222	8,344		1,222	8,344	3,972	1980	1990	37 years
Queen Anne Healthcare	Seattle	WA	570	2,750		570	2,750	1,556	1970	1993	29 years
Quincy Rehab. & Nursing Center	Quincy	MA	216	2,911		216	2,911	2,489	1965	1984	24 years
Rainier Vista Care Center	Puyallup	WA	520	4,780		520	4,780	1,954	1986	1991	40 years
Raleigh Rehab. & Healthcare Center	Raleigh	NC	316	5,470		316	5,470	3,568	1969	1991	25 years
Rehab. & Health Center of Gastonia	Gastonia	NC	158	2,359		158	2,359	1,348	1968	1992	29 years
Rehab. & Healthc. Ctr. of Huntsville	Huntsville	AL	534	4,216		534	4,216	2,807	1968	1991	25 years
Rehab. & Healthcare Ctr. of Mobile	Mobile	AL	5	2,981		5	2,981	1,649	1967	1992	29 years
Rehab. & Nursing Center of Monroe	Monroe	NC	185	2,654		185	2,654	1,563	1963	1993	28 years
River Pointe Rehab. & Healthc. Ctr.	Virginia Beach	VA	770	4,440		770	4,440	2,994	1953	1991	25 years
River Terrace	Lancaster	MA	268	957		268	957	1,011	1969	1969	40 years
Riverside Manor Health Care	Calhoun	KY	103	2,119		103	2,119	1,239	1963	1990	30 years
Rolling Hills Health Care Center	New Albany	IN	81	1,894		81	1,894	1,114	1984	1993	25 years
Rose Manor Health Care Center	Durham	NC	201	3,527		201	3,527	2,214	1972	1991	26 years
Rosewood Health Care Center	Bowling Green	KY	248	5,371		248	5,371	3,105	1970	1990	30 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Royal Oaks Healthcare & Rehab Ctr.	Terre Haute	IN	418	5,779		418	5,779	1,712	1995	1995	45 years
Sachem Nursing & Rehab. Ctr.	East Bridgewater	MA	529	1,238		529	1,238	1,356	1968	1982	27 years
Sage View Care Center	Rock Springs	WY	287	2,392		287	2,392	1,297	1964	1993	30 years
San Luis Medical & Rehab Center	Greenbay	WI	259	5,299		259	5,299	3,194	N/A	1996	25 years
Savannah Rehab. & Nursing Center	Savannah	GA	213	2,772		213	2,772	1,487	1968	1993	28.5 years
Savannah Specialty Care Center	Savannah	GA	157	2,219		157	2,219	1,389	1972	1991	26 years
Sheridan Medical Complex	Kenosha	WI	282	4,910		282	4,910	3,173	1964	1991	25 years
Silas Creek Manor	Winston-Salem	NC	211	1,893		211	1,893	1,034	1966	1993	28.5 years
South Central Wyoming HC. & Rehab	Rawlins	WY	151	1,738		151	1,738	929	1955	1993	29 years
Southwood Health & Rehab Center	Terre Haute	IN	90	2,868		90	2,868	1,641	1988	1993	25 years
Specialty Care of Marietta	Marietta	GA	241	2,782		241	2,782	1,591	1968	1993	28.5 years
St. George Care and Rehab. Center	St. George	UT	420	4,465		420	4,465	2,305	1976	1993	29 years
Sunnybrook & HC Rehab. Spec.	Raleigh	NC	187	3,409		187	3,409	2,236	1971	1991	25 years
Sunnyside Care Center	Salem	OR	1,519	2,688		1,519	2,688	1,370	1981	1991	30 years
Timberlyn Heights Nsg. & Alz. Ctr.	Great Barrington	MA	120	1,305		120	1,305	1,098	1968	1982	29 years
Torrey Pines Care Center	Las Vegas	NV	256	1,324		256	1,324	767	1971	1992	29 years
Valley Gardens HC & Rehab.	Stockton	CA	516	3,405		516	3,405	1,542	1988	1988	29 years
Valley Healthcare & Rehab. Center	Tucson	AZ	383	1,954		383	1,954	1,178	1964	1993	28 years
Valley View Health Care Center	Elkhart	IN	87	2,665		87	2,665	1,551	1985	1993	25 years
Vallhaven Care Center	Neenah	WI	337	5,125		337	5,125	2,907	1966	1993	28 years
Vancouver Healthcare & Rehab. Center	Vancouver	WA	449	2,964		449	2,964	1,671	1970	1993	28 years
Villa Campana Health Center	Tucson	AZ	533	2,201		533	2,201	1,015	1983	1993	35 years
Village Square Nsg. & Rehab. Ctr.	San Marcos	CA	766	3,507		766	3,507	1,249	1989	1993	42 years
Walden Rehab. & Nursing Center	Concord	MA	181	1,347		181	1,347	1,300	1969	1968	40 years
Wasatch Care Center	Ogden	UT	374	596		374	596	542	1964	1990	25 years
Wasatch Valley Rehabilitation	Salt Lake City	UT	389	3,545		389	3,545	1,905	1962	1995	29 years
Wedgewood Healthcare Center	Clarksville	IN	119	5,115		119	5,115	2,189	1985	1995	35 years
Weiser Rehabilitation and Care Ctr.	Weiser	ID	157	1,760		157	1,760	1,749	1963	1983	25 years
Westgate Manor	Bangor	ME	287	2,718		287	2,718	1,852	1969	1985	31 years
Wildwood Healthcare Center	Indianapolis	IN	134	4,983		134	4,983	2,835	1988	1993	25 years
Winchester Centre for Health/Rehab.	Winchester	KY	137	6,120		137	6,120	3,500	1967	1990	30 years
Winchester Place Nsg. & Rehab. Ctr.	Canal Winchestr.	OH	454	7,149		454	7,149	4,519	1974	1993	28 years
Wind River Healthcare & Rehab. Ctr	Riverton	WY	179	1,559		179	1,559	825	1967	1992	29 years
Windsor Estates Health & Rehab Ctr	Kokomo	IN	256	6,625		256	6,625	2,859	1962	1995	35 years
Windsor Rehab. & Healthcare Center	Windsor	CT	368	2,520		368	2,520	1,470	1965	1994	30 years
Winship Green Nursing Center	Bath	ME	110	1,455		110	1,455	973	1974	1985	35 years
Woodland Terrace Health Care Fac.	Elizabethtown	KY	216	1,795		216	1,795	1,825	1969	1982	26 years
Woodstock Health & Rehab. Center	Kenosha	WI	562	7,424		562	7,424	4,978	1970	1991	25 years
Wyomissing Nsg. & Rehab. Ctr.	Reading	PA	61	5,095		61	5,095	1,460	1966	1993	45 years

TOTAL KINDRED SKILLED NURSING FACILITIES			54,505	568,732	(380)	54,125	568,732	322,360
NON-KINDRED SKILLED NURSING FACILITIES
Balanced Care at Bloomsburg	Bloomsburg	PA	621	1,371		621	1,371	46	1997	2006	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Belvedere Nursing & Rehab	Chester	PA	822	7,202		822	7,202	1,106	1899	2004	30 years
Burlington House	Cincinnati	OH	918	5,087		918	5,087	661	1989	2004	35 years
Chapel Manor	Philadelphia	PA	1,596	13,982		1,596	13,982	2,147	1948	2004	30 years
Chardon Quality Care Center	Chardon	OH	210	6,614		210	6,614	1,367	1987	2002	25 years
Greenbriar Quality Care	Boardman	OH	380	8,958		380	8,958	1,851	1991	2002	25 years
Lopatcong Center	Phillipsburg	NJ	1,490	12,336		1,490	12,336	1,911	1982	2004	30 years
Marietta Convalescent Center	Marietta	OH	158	3,266	75	158	3,341	1,924	N/A	1993	25 years
McCreary Health & Rehabilitation Center	Pine Knot	KY	73	2,443		73	2,443	81	1990	2006	35 years
Millenium Health & Rehab. Ctr. at South River	Edgewater	MD	580	7,120		580	7,120	1,471	1980	2002	25 years
New Colonial Health & Rehabilitation Center	Bardstown	KY	38	2,829		38	2,829	94	1968	2006	35 years
New Glasgow Health & Rehabilitation Center	Glasgow	KY	21	2,997		21	2,997	100	1968	2006	35 years
New Green Valley Health & Rehabilitation Center	Carrollton	KY	29	2,325		29	2,325	78	1978	2006	35 years
New Hart County Health Center	Horse Cave	KY	68	6,059		68	6,059	202	1993	2006	35 years
New Heritage Hall Health & Rehabilitation Center	Lawrenceburg	KY	38	3,920		38	3,920	131	1973	2006	35 years
New Jackson Manor	Annville	KY	131	4,442		131	4,442	148	1989	2006	35 years
New Jefferson Manor	Louisville	KY	2,169	4,075		2,169	4,075	136	1982	2006	35 years
New Jefferson Place	Louisville	KY	1,307	9,175		1,307	9,175	306	1991	2006	35 years
New Meadowview Health and Rehabilitation Center	Louisville	KY	317	4,666		317	4,666	156	1973	2006	35 years
New Monroe Health and Rehabilitation Center	Tompkinsville	KY	32	8,756		32	8,756	292	1969	2006	35 years
New North Hardin Health and Rehabilitation Center	Radcliff	KY	218	11,944		218	11,944	398	1986	2006	35 years
New Professional Care Health and Rehabilitation Center	Hartford	KY	22	7,905		22	7,905	263	1967	2006	35 years
New Rockford Manor Health and Rehabilitation Center	Louisville	KY	364	9,568		364	9,568	319	1975	2006	35 years
New Summerfield Health and Rehabilitation Center	Louisville	KY	1,089	10,756		1,089	10,756	359	1979	2006	35 years
New Tanbark Health and Rehabilitation Center	Lexington	KY	868	6,061		868	6,061	202	1989	2006	35 years
Pennsburg Manor	Pennsburg	PA	1,091	7,871		1,091	7,871	1,259	1982	2004	30 years
Regency Manor	Columbus	OH	607	16,424		607	16,424	2,159	1883	2004	35 years
Regency Nursing and Rehabilitation	Forestville	MD	640	10,560		640	10,560	2,728	1966	2002	25 years
St. Agnes Nursing and Rehabilitation	Ellicott City	MD	830	11,370		830	11,370	2,350	1985	2002	25 years
Summit Manor Health and Rehabilitation Center	Columbia	KY	38	12,510		38	12,510	417	1965	2006	35 years
Wayne Center	Wayne	PA	662	6,872		662	6,872	1,031	1875	2004	30 years
Woodside Convalescent Center	Rochester	MN	639	3,440	56	639	3,496	3,213	N/A	1982	28 years

TOTAL NON-KINDRED SKILLED NURSING FACILITIES			18,066	232,904	131	18,066	233,035	28,906
TOTAL FOR SKILLED NURSING FACILITIES			72,571	801,636	(249)	72,191	801,767	351,266
KINDRED HOSPITALS
Kindred Hosp—Boston Northshore	Peabody	MA	543	7,568		543	7,568	3,353	1974	1993	40 years
Kindred Hospital—Albuquerque	Albuquerque	NM	11	4,253		11	4,253	1,654	1985	1993	40 years
Kindred Hospital—Boston	Boston	MA	1,551	9,796		1,551	9,796	7,192	N/A	1994	25 years
Kindred Hospital—Central Tampa	Tampa	FL	2,732	7,676		2,732	7,676	3,088	1970	1993	40 years
Kindred Hospital—Chattanooga	Chattanooga	TN	757	4,415		757	4,415	2,955	N/A	1993	22 years
Kindred Hospital—Chicago North	Chicago	IL	1,583	19,980		1,583	19,980	12,890	N/A	1995	25 years
Kindred Hospital—Coral Gables	Coral Gables	FL	1,071	5,348		1,071	5,348	3,708	N/A	1992	30 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Kindred Hospital – Denver	Denver	CO	896	6,367		896	6,367	4,862	N/A	1994	20 years
Kindred Hospital—Ft. Lauderdale	Ft. Lauderdale	FL	1,758	14,080		1,758	14,080	9,683	N/A	1989	30 years
Kindred Hospital—Ft. Worth Southwest	Ft. Worth	TX	2,342	7,458		2,342	7,458	6,338	1987	1986	20 years
Kindred Hospital—Ft. Worth West	Ft. Worth	TX	648	10,608		648	10,608	6,146	N/A	1994	34 years
Kindred Hospital—Greensboro	Greensboro	NC	1,010	7,586		1,010	7,586	5,312	N/A	1994	20 years
Kindred Hospital—Hollywood	Hollywood	FL	605	5,229		605	5,229	3,350	1937	1995	20 years
Kindred Hospital—Houston	Houston	TX	33	7,062		33	7,062	4,536	N/A	1994	20 years
Kindred Hospital—Houston Northwest	Houston	TX	1,699	6,788		1,699	6,788	3,248	1986	1985	40 years
Kindred Hospital—Indianapolis	Indianapolis	IN	985	3,801		985	3,801	2,437	N/A	1993	30 years
Kindred Hospital—Kansas City	Kansas City	MO	277	2,914		277	2,914	1,978	N/A	1992	30 years
Kindred Hospital—Lake Shore	Chicago	IL	1,513	9,525		1,513	9,525	9,032	1995	1976	20 years
Kindred Hospital—Louisville	Louisville	KY	3,041	12,330	(51)	3,041	12,279	8,477	N/A	1995	20 years
Kindred Hospital—Mansfield	Mansfield	TX	267	2,462		267	2,462	1,394	N/A	1990	40 years
Kindred Hospital—New Orleans	New Orleans	LA	648	4,971		648	4,971	3,302	1968	1978	20 years
Kindred Hospital—North Florida	Green Cove Spr.	FL	145	4,613		145	4,613	2,938	N/A	1994	20 years
Kindred Hospital—Northlake	Northlake	IL	850	6,498		850	6,498	4,100	N/A	1991	30 years
Kindred Hospital—Oklahoma City	Oklahoma City	OK	293	5,607		293	5,607	3,075	N/A	1993	30 years
Kindred Hospital—Ontario	Ontario	CA	523	2,988		523	2,988	1,987	N/A	1994	25 years
Kindred Hospital—Orange County	Westminster	CA	728	7,384		728	7,384	5,591	N/A	1993	20 years
Kindred Hospital—Philadelphia	Philadelphia	PA	135	5,223		135	5,223	2,024	N/A	1995	35 years
Kindred Hospital—Phoenix	Phoenix	AZ	226	3,359		226	3,359	1,923	N/A	1992	30 years
Kindred Hospital—Pittsburgh	Oakdale	PA	662	12,854		662	12,854	6,057	N/A	1996	40 years
Kindred Hospital—San Antonio	San Antonio	TX	249	11,413		249	11,413	5,831	N/A	1993	30 years
Kindred Hospital—San Diego	San Diego	CA	670	11,764		670	11,764	7,686	N/A	1994	25 years
Kindred Hospital—San Leandro	San Leandro	CA	2,735	5,870		2,735	5,870	5,245	N/A	1993	25 years
Kindred Hospital—St. Louis	St. Louis	MO	1,126	2,087		1,126	2,087	1,445	N/A	1991	40 years
Kindred Hospital—St. Petersburg	St. Petersburg	FL	1,418	17,525	7	1,418	17,532	9,885	1968	1997	40 years
Kindred Hospital—Sycamore	Sycamore	IL	77	8,549		77	8,549	5,132	N/A	1993	20 years
Kindred Hospital—Tucson	Tuscon	AZ	130	3,091		130	3,091	2,177	N/A	1994	25 years
THC—Las Vegas Hospital	Las Vegas	NV	1,110	2,177		1,110	2,177	805	1980	1994	40 years
THC—Orange County	Orange County	CA	3,144	2,611		3,144	2,611	770	1990	1995	40 years

TOTAL FOR KINDRED HOSPITALS			38,191	273,830	(44)	38,191	273,786	171,606
NON-KINDRED HOSPITALS
Gateway Rehabilitation Hospital at Florence	Florence	KY	3,600	4,924		3,600	4,924	164	2001	2006	35 years
Greenbriar Hospital	Boardman	OH	90	3,332		90	3,332	689	1991	2002	25 years
Highlands Regional Rehabilitation Hospital	El Paso	TX	1,900	23,616		1,900	23,616	787	1999	2006	35 years
Samaritan Hospital	Lexington	KY	2,263	17,154		2,263	17,154	3,824	1954	2005	35 years

TOTAL FOR NON-KINDRED HOSPITALS			7,853	49,026	—	7,853	49,026	5,464
TOTAL FOR HOSPITALS			46,044	322,856	(44)	46,044	322,812	177,070

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
BROOKDALE SENIORS HOUSING FACILITIES
Berkshire of Castleton	Indianapolis	IN	1,280	11,524	(9)	1,280	11,515	1,441	1986	2005	35 years
Brendenwood	Voorhees	NJ	3,158	29,933	(24)	3,158	29,909	3,665	1987	2005	35 years
Brookdale Place	San Marcos	CA	4,288	36,233	(29)	4,288	36,204	4,652	1987	2005	35 years
Chatfield	West Hartford	CT	2,493	22,852	(19)	2,493	22,833	2,836	1989	2005	35 years
Clare Bridge Cottage of Austintown	Austintown	OH	151	3,089	(180)	151	2,909	286	1999	2005	35 years
Clare Bridge Cottage of La Crosse	La Crosse	WI	621	4,059	215	621	4,274	610	2004	2005	35 years
Clare Bridge Cottage of Topeka	Topeka	KS	369	6,831	(360)	369	6,471	653	2000	2005	35 years
Clare Bridge Cottage of Winter Haven	Winter Haven	FL	232	3,008	(85)	232	2,923	326	1997	2005	35 years
Clare Bridge of Cary	Cary	NC	724	6,471	59	724	6,530	825	1997	2005	35 years
Clare Bridge of Eden Prairie	Eden Prairie	MN	301	6,233	(368)	301	5,865	576	1998	2005	35 years
Clare Bridge of Leawood	Leawood	KS	117	5,131	(443)	117	4,688	402	2000	2005	35 years
Clare Bridge of Lynwood	Lynwood	WA	1,219	9,581	244	1,219	9,825	1,303	1999	2005	35 years
Clare Bridge of Niskayuna	Niskayuna	NY	1,020	8,340	169	1,020	8,509	1,112	1997	2005	35 years
Clare Bridge of North Oaks	North Oaks	MN	1,057	8,303	213	1,057	8,516	1,130	1998	2005	35 years
Clare Bridge of Oro Valley	Oro Valley	AZ	666	6,174	30	666	6,204	774	1998	2005	35 years
Clare Bridge of Perinton	Pittsford	NY	611	4,069	204	611	4,273	605	1997	2005	35 years
Clare Bridge of Plymouth	Plymouth	MN	679	8,681	(234)	679	8,447	945	1998	2005	35 years
Clare Bridge of Puyallup	Puyallup	WA	1,055	8,305	211	1,055	8,516	1,129	1998	2005	35 years
Clare Bridge of Tallahassee	Tallahassee	FL	667	6,173	31	667	6,204	774	1998	2005	35 years
Clare Bridge of Tempe	Tempe	AZ	611	4,069	204	611	4,273	605	1997	2005	35 years
Clare Bridge of West Melbourne	West Melbourne	FL	586	5,485	20	586	5,505	684	2000	2005	35 years
Clare Bridge of Westampton	Westampton	NJ	881	4,746	418	881	5,164	799	1997	2005	35 years
Clare Bridge of Williamsville	Williamsville	NY	839	3,844	473	839	4,317	717	1997	2005	35 years
Clare Bridge of Winston-Salem	Winston-Salem	NC	368	3,500	6	368	3,506	433	1997	2005	35 years
Devonshire of Hoffman Estates	Hoffman Estates	IL	3,886	44,166	(35)	3,886	44,131	5,051	1987	2005	35 years
Edina Park Plaza	Edina	MN	3,621	33,168	(27)	3,621	33,141	4,118	1998	2005	35 years
Hawthorn Lakes	Vernon Hills	IL	4,439	35,073	(29)	4,439	35,044	4,636	1987	2005	35 years
Park Place	Spokane	WA	1,622	12,905	(10)	1,622	12,895	1,701	1915	2005	35 years
Ponce de Leon	Santa Fe	NM	—	28,199	(21)	—	28,178	3,288	1986	2005	35 years
River Bay Club	Quincy	MA	6,101	57,909	(47)	6,101	57,862	7,088	1986	2005	35 years
Seasons at Glenview	Northbrook	IL	1,988	39,762		1,988	39,762	4,485	1999	2004	35 years
Sterling House of Alliance	Alliance	OH	392	6,288	(276)	392	6,012	630	1998	2005	35 years
Sterling House of Beaver Creek	Beavercreek	OH	587	5,385	32	587	5,417	678	1998	2005	35 years
Sterling House of Blaine	Blaine	MN	150	1,677	(25)	150	1,652	193	1997	2005	35 years
Sterling House of East Speedway	Tucson	AZ	506	4,749	17	506	4,766	592	1998	2005	35 years
Sterling House of Evansville	Evansville	IN	357	3,767	(35)	357	3,732	445	1998	2005	35 years
Sterling House of Fond du Lac	Fond du Lac	WI	196	1,604	33	196	1,637	214	2000	2005	35 years
Sterling House of Inver Grove Heights	Inver Grove Heights	MN	253	2,657	(23)	253	2,634	315	1997	2005	35 years
Sterling House of Kenosha	Kenosha	WI	551	5,436	(12)	551	5,424	662	2000	2005	35 years
Sterling House of La Crosse	La Crosse	WI	644	5,836	43	644	5,879	739	1998	2005	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Sterling House of Marion	Marion	IN	207	3,573	(174)	207	3,399	349	1998	2005	35 years
Sterling House of Mesa	Mesa	AZ	655	7,004	(74)	655	6,930	822	1998	2005	35 years
Sterling House of Pensacola	Pensacola	FL	632	6,092	3	632	6,095	750	1998	2005	35 years
Sterling House of Peoria	Peoria	AZ	598	4,876	100	598	4,976	651	1998	2005	35 years
Sterling House of Portage	Portage	IN	128	3,652	(267)	128	3,385	311	1999	2005	35 years
Sterling House of Richmond	Richmond	IN	495	4,127	73	495	4,200	545	1998	2005	35 years
Sterling House of Salem	Salem	OH	634	4,662	163	634	4,825	657	1998	2005	35 years
Sterling House of Westerville	Columbus	OH	267	3,603	(113)	267	3,490	384	1999	2005	35 years
Sterling House of Winter Haven	Winter Haven	FL	438	5,553	(146)	438	5,407	607	1997	2005	35 years
The Atrium	San Jose	CA	6,240	66,382	(53)	6,240	66,329	7,777	1987	2005	35 years
The Classic at West Palm Beach	West Palm Beach	FL	3,759	33,099	(27)	3,759	33,072	4,176	1990	2005	35 years
The Devonshire	Lisle	IL	7,953	70,457	(57)	7,953	70,400	8,868	1990	2005	35 years
The Gables at Brighton	Rochester	NY	1,131	9,506	(8)	1,131	9,498	1,223	1988	2005	35 years
The Gables at Farmington	Farmington	CT	3,995	36,339	(29)	3,995	36,310	4,524	1984	2005	35 years
The Grand Court Adrian	Adrian	MI	601	5,411		601	5,411	752	1988	2004	35 years
The Grand Court Albuquerque	Albuquerque	NM	1,382	12,440		1,382	12,440	1,676	1991	2004	35 years
The Grand Court Belleville	Belleville	IL	370	3,333		370	3,333	425	1984	2004	35 years
The Grand Court Bristol	Bristol	VA	648	5,835		648	5,835	792	1985	2004	35 years
The Grand Court Dayton	Dayton	OH	636	5,721		636	5,721	903	1987	2004	35 years
The Grand Court Farmington Hills	Farmington Hills	MI	847	7,619		847	7,619	944	1989	2004	35 years
The Grand Court Findlay	Findlay	OH	385	3,464		385	3,464	481	1984	2004	35 years
The Grand Court Ft. Myers	Ft. Myers	FL	1,065	9,586		1,065	9,586	1,223	1988	2004	35 years
The Grand Court Kansas City I	Kansas City	MO	1,250	11,249		1,250	11,249	1,369	1989	2004	35 years
The Grand Court Las Vegas	Las Vegas	NV	679	6,107		679	6,107	861	1987	2004	35 years
The Grand Court Lubbock	Lubbock	TX	720	6,479		720	6,479	801	1984	2004	35 years
The Grand Court Overland Park	Overland Park	KS	2,297	20,676		2,297	20,676	2,430	1988	2004	35 years
The Grand Court Springfield	Springfield	OH	250	2,250		250	2,250	353	1986	2004	35 years
The Grand Court Tavares	Tavares	FL	431	3,881		431	3,881	568	1985	2004	35 years
The Hallmark	Chicago	IL	11,057	107,603	(87)	11,057	107,516	13,041	1990	2005	35 years
The Heritage	Des Plaines	IL	6,872	60,214	(49)	6,872	60,165	7,613	1993	2005	35 years
The Kenwood of Lake View	Chicago	IL	3,072	26,690	(22)	3,072	26,668	3,387	1950	2005	35 years
The Springs of East Mesa	Mesa	AZ	2,747	24,938	(20)	2,747	24,918	3,107	1986	2005	35 years
The Willows	Vernon Hills	IL	1,147	10,049	(8)	1,147	10,041	1,271	1999	2005	35 years
Villas of Sherman Brook	Clinton	NY	947	7,534	181	947	7,715	1,019	1991	2005	35 years
Villas of Summerfield	Syracuse	NY	1,132	11,443	(55)	1,132	11,388	1,378	1991	2005	35 years
Woodside Terrace	Redwood City	CA	7,669	66,745	(54)	7,669	66,691	8,463	1988	2005	35 years
Wynwood of Colorado Springs	Colorado Springs	CO	715	9,286	(262)	715	9,024	1,005	1997	2005	35 years
Wynwood of Kenmore	Kenmore	NY	1,487	15,182	(88)	1,487	15,094	1,820	1995	2005	35 years
Wynwood of Niskayuna	Niskayuna	NY	1,884	16,116	234	1,884	16,350	2,101	1996	2005	35 years
Wynwood of Northville	Northville	MI	407	6,073	(236)	407	5,837	624	1996	2005	35 years
Wynwood of Pueblo	Pueblo	CO	840	9,411	(142)	840	9,269	1,083	1997	2005	35 years
Wynwood of Twin Falls	Twin Falls	ID	703	6,158	71	703	6,229	793	1997	2005	35 years
Wynwood of Utica	Utica	MI	1,142	11,818	(85)	1,142	11,733	1,408	1996	2005	35 years

TOTAL FOR BROOKDALE SENIORS HOUSING FACILITIES			129,800	1,257,451	(900)	129,800	1,256,551	155,452

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
SUNRISE SENIORS HOUSING FACILITIES
Sunrise of Abington	Abington	PA	1,838	53,552	115	1,838	53,667	1,410	1997	2007	35 years
Sunrise of Alexandria	Alexandria	VA	946	13,782	122	88	14,762	702	1998	2007	35 years
Sunrise of Ann Arbor	Ann Arbor	MI	1,668	15,818	61	1,703	15,844	482	2000	2007	35 years
Sunrise of Arlington	Arlington	MA	86	34,341	48	86	34,389	1,170	2001	2007	35 years
Sunrise of Aurora	Aurora	ON	1,409	32,404	3,860	1,570	36,103	952	2002	2007	35 years
Sunrise of Baton Rouge	Baton Rouge	LA	1,205	23,530	16	1,212	23,539	753	2000	2007	35 years
Sunrise of Beacon Hill	Victoria	BC	7,385	26,521	5,118	8,564	30,460	684	2001	2007	35 years
Sunrise of Bloomfield Hills	Bloomfield Hills	MI	3,730	27,354	17	3,736	27,365	651	N/A	2007	35 years
Sunrise of Bloomingdale	Bloomingdale	IL	1,286	38,527	126	1,287	38,652	1,182	2000	2007	35 years
Sunrise of Blue Bell	Blue Bell	PA	1,761	23,697	204	1,765	23,897	868	2006	2007	35 years
Sunrise of Buffalo Grove	Buffalo Grove	IL	2,154	27,956	42	2,154	27,998	924	1999	2007	35 years
Sunrise of Burlington	Burlington	ON	1,173	24,391	57	1,173	24,448	556	2001	2007	35 years
Sunrise of Canyon Crest	Riverside	CA	5,463	19,481	190	5,486	19,648	731	2006	2007	35 years
Sunrise of Cherry Creek	Denver	CO	1,621	28,353	17	1,621	28,370	740	2000	2007	35 years
Sunrise of Columbia	Columbia	MD	1,780	22,998		1,780	22,998	455	1996	2007	35 years
Sunrise of Cuyahoga Falls	Cuyahoga Falls	OH	626	10,216	16	626	10,232	308	2000	2007	35 years
Sunrise of East Brunswick	East Brunswick	NJ	2,779	26,118	43	2,784	26,156	1,140	1999	2007	35 years
Sunrise of East Cobb	Marietta	GA	1,790	23,286	116	1,797	23,395	746	1997	2007	35 years
Sunrise of Edina	Edina	MN	3,181	24,161	49	3,181	24,210	906	1999	2007	35 years
Sunrise of Erin Mills	Mississauga	ON	1,757	24,225	2,983	1,957	27,008	763	2007	2007	35 years
Sunrise of Exton	Exton	PA	1,117	17,662	64	1,123	17,720	648	2000	2007	35 years
Sunrise of Fair Oaks	Fair Oaks	CA	1,456	23,655	51	1,456	23,706	858	2001	2007	35 years
Sunrise of Fleetwood	Mount Vernon	NY	4,381	28,330	71	4,381	28,401	1,112	1999	2007	35 years
Sunrise of Glen Ellyn	Glen Ellyn	IL	2,449	33,993	54	2,455	34,041	1,299	2000	2007	35 years
Sunrise of Granite Run	Media	PA	1,272	31,737	29	1,272	31,766	783	1997	2007	35 years
Sunrise of Haverford	Haverford	PA	941	25,791	47	941	25,838	680	1997	2007	35 years
Sunrise of Hillcrest	Dallas	TX	2,616	27,382	16	2,616	27,398	649	N/A	2007	35 years
Sunrise of Huntcliff I	Atlanta	GA	4,198	65,517	638	4,232	66,121	2,255	1987	2007	35 years
Sunrise of Huntcliff II	Atlanta	GA	2,154	17,058	64	2,154	17,122	528	1998	2007	35 years
Sunrise of Ivey Ridge	Alpharetta	GA	1,507	18,409	81	1,507	18,490	704	1998	2007	35 years
Sunrise of La Costa	Carlsbad	CA	4,890	20,492	34	4,890	20,526	1,024	1999	2007	35 years
Sunrise of Lincoln Park	Chicago	IL	3,485	26,632	40	3,485	26,672	539	N/A	2007	35 years
Sunrise of Lynn Valley	Vancouver	BC	10,413	33,138	6,368	11,994	37,925	768	2002	2007	35 years
Sunrise of Mission Viejo	Mission Viejo	CA	3,796	24,517	32	3,802	24,543	936	1998	2007	35 years
Sunrise of Mississauga	Mississauga	ON	3,150	29,775	4,992	3,786	34,130	758	2000	2007	35 years
Sunrise of Morris Plains	Morris Plains	NJ	1,492	31,921	134	1,492	32,055	862	1997	2007	35 years
Sunrise of Naperville	Naperville	IL	1,945	28,481	38	1,946	28,518	1,174	1999	2007	35 years
Sunrise of New City	New City	NY	1,906	27,192	142	1,906	27,334	747	1999	2007	35 years
Sunrise of North Hills	Raleigh	NC	749	36,881	233	749	37,114	758	2000	2007	35 years
Sunrise of North Lynbrook	Lynbrook	NY	4,607	38,009	59	4,622	38,053	1,596	1999	2007	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Sunrise of Northville	Plymouth	MI	1,445	26,031	41	1,445	26,072	925	1999	2007	35 years
Sunrise of Norwood	Norwood	MA	2,230	31,302	57	2,230	31,359	619	1997	2007	35 years
Sunrise of Oakville	Oakville	ON	2,753	37,386	102	2,753	37,488	845	2002	2007	35 years
Sunrise of Old Tappan	Old Tappan	NJ	2,985	36,727	66	2,985	36,793	1,024	1997	2007	35 years
Sunrise of Orchard	Littleton	CO	1,813	22,128	44	1,813	22,172	824	1997	2007	35 years
Sunrise of Pacific Palisades	Pacific Palisades	CA	4,458	17,049	3	4,458	17,052	843	2001	2007	35 years
Sunrise of Palos Park	Palos Park	IL	2,363	42,153	59	2,363	42,212	1,285	2001	2007	35 years
Sunrise of Park Ridge	Park Ridge	IL	5,531	39,525	43	5,533	39,566	991	1998	2007	35 years
Sunrise of Parma	Cleveland	OH	691	16,619	23	695	16,638	446	2000	2007	35 years
Sunrise of Pinehurst	Denver	CO	1,405	30,862	20	1,417	30,870	1,256	1998	2007	35 years
Sunrise of Providence	Charlotte	NC	1,969	19,410	41	1,976	19,444	644	1999	2007	35 years
Sunrise of Richmond	Richmond	VA	1,120	17,370	52	1,120	17,422	708	1999	2007	35 years
Sunrise of Richmond Hill	Richmond Hill	ON	1,904	36,540	5,705	2,386	41,763	919	2002	2007	35 years
Sunrise of Rochester	Rochester	MI	2,774	38,492	175	2,774	38,667	1,246	1998	2007	35 years
Sunrise of Rocklin	Rocklin	CA	1,371	22,848	542	1,378	23,383	476	2007	2007	35 years
Sunrise of Rockville	Rockville	MD	1,039	39,029	60	1,039	39,089	764	1997	2007	35 years
Sunrise of San Mateo	San Mateo	CA	2,682	35,216	28	2,682	35,244	694	1999	2007	35 years
Sunrise of Sandy	Sandy	UT	2,544	21,277	(45)	2,576	21,200	493	2007	2007	35 years
Sunrise of Scottsdale	Scottsdale	AZ	2,225	27,603	87	2,229	27,686	573	2007	2007	35 years
Sunrise of Smithtown	Smithtown	NY	2,784	25,521	138	2,853	25,590	1,147	1999	2007	35 years
Sunrise of Springfield	Springfield	VA	4,431	18,662	171	4,440	18,824	521	1997	2007	35 years
Sunrise of Stamford	Stamford	CT	4,612	28,435	62	4,612	28,497	1,117	1999	2007	35 years
Sunrise of Staten Island	Staten Island	NY	7,237	23,888	539	7,237	24,427	650	N/A	2007	35 years
Sunrise of Steeles	Vaughn	ON	2,511	49,468	1,078	2,563	50,494	106	2003	2007	35 years
Sunrise of Sterling Canyon	Valencia	CA	3,868	28,893	385	3,868	29,278	969	1998	2007	35 years
Sunrise of Sunnyvale	Sunnyvale	CA	2,933	34,333	23	2,933	34,356	868	2000	2007	35 years
Sunrise of Troy	Troy	MI	1,753	23,736	27	1,758	23,758	911	2001	2007	35 years
Sunrise of Unionville	Markham	ON	2,058	36,432	5,706	2,554	41,642	916	2000	2007	35 years
Sunrise of Vancouver	Vancouver	BC	6,649	31,787	1,107	6,649	32,894	767	2005	2007	35 years
Sunrise of Wall	Wall	NJ	1,053	19,044	47	1,053	19,091	672	1999	2007	35 years
Sunrise of Wayne	Wayne	NJ	1,282	24,912	81	1,288	24,987	690	1996	2007	35 years
Sunrise of Westfield	Westfield	NJ	5,057	23,796	58	5,057	23,854	716	1996	2007	35 years
Sunrise of Westlake Village	Westlake Village	CA	4,935	30,707	36	4,935	30,743	631	2004	2007	35 years
Sunrise of Westminster	Westminster	CO	2,657	16,168	57	2,649	16,233	645	2000	2007	35 years
Sunrise of Westtown	West Chester	PA	1,547	22,972	16	1,547	22,988	1,204	1999	2007	35 years
Sunrise of Willowbrook	Willowbrook	IL	1,454	60,055	833	1,454	60,888	598	2000	2007	35 years
Sunrise of Windsor	Windsor	ON	1,813	20,811	498	1,813	21,309	486	2001	2007	35 years
Sunrise of Woodcliff Lake	Woodcliff Lake	NJ	3,493	30,529	261	3,493	30,790	1,271	2000	2007	35 years
Sunrise of Yorba Linda	Yorba Linda	CA	1,689	25,171	81	1,689	25,252	526	2002	2007	35 years

TOTAL FOR SUNRISE SENIORS HOUSING FACILITIES			209,280	2,240,170	44,694	213,515	2,280,629	65,787
OTHER SENIORS HOUSING FACILITIES
ActivCare at La Mesa	La Mesa	CA	2,431	6,101		2,431	6,101	203	1997	2006	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
ActivCare at Point Loma	San Diego	CA	2,117	6,865		2,117	6,865	229	1999	2006	35 years
Atherton Court Alzheimer’s Residence	Fremont	CA	251	4,449		251	4,449	255	1994	2006	35 years
Barrington Court Alzheimer’s Residence	Danville	CA	360	4,640		360	4,640	251	1999	2006	35 years
Berkshire Commons	Reading	PA	470	4,301		470	4,301	694	1997	2004	30 years
Brighton	Brighton	MI	520	11,680		520	11,680	1,076	1989	2005	35 years
Cabot Park Village	Newtonville	MA	1,772	14,854		1,772	14,854	2,103	1996	2004	30 years
CaraVita Village	Montgomery	AL	779	8,507	651	779	9,158	752	1987	2005	35 years
Cottonwood Village	Cottonwood	AZ	1,200	15,124		1,200	15,124	1,049	1986	2005	35 years
Crown Pointe	Omaha	NE	1,316	11,950		1,316	11,950	848	1985	2005	35 years
Elmcroft of Florence	Florence	SC	108	7,620		108	7,620	254	1998	2006	35 years
Elmcroft of Halcyon	Montgomery	AL	220	5,476		220	5,476	183	1999	2006	35 years
Elmcroft of Hamilton Place	Chattanooga	TN	87	4,248		87	4,248	142	1998	2006	35 years
Elmcroft of Hendersonville	Hendersonville	TN	174	2,586		174	2,586	86	1999	2006	35 years
Elmcroft of Kingsport	Kingsport	TN	22	7,815		22	7,815	260	2000	2006	35 years
Elmcroft of Lebanon	Lebanon	TN	180	7,086		180	7,086	236	2000	2006	35 years
Elmcroft of Little Avenue	Charlotte	NC	250	5,077		250	5,077	169	1997	2006	35 years
Elmcroft of Martinez	Martinez	GA	408	6,764		408	6,764	95	1997	2007	35 years
Elmcroft of Muncie	Muncie	IN	245	11,217		245	11,217	159	1998	2007	35 years
Elmcroft of Timberlin Parc	Jacksonville	FL	455	5,905		455	5,905	197	1998	2006	35 years
Elmcroft of West Knoxville	Knoxville	TN	439	10,697		439	10,697	357	2000	2006	35 years
Fairwood Manor	Anaheim	CA	2,464	7,908		2,464	7,908	841	1977	2005	35 years
Georgetowne Place	Fort Wayne	IN	1,315	18,185		1,315	18,185	1,194	1987	2005	35 years
Greenwood Gardens	Marietta	GA	706	3,132		706	3,132	305	1997	2005	35 years
Grossmont Gardens	La Mesa	CA	9,104	59,349		9,104	59,349	1,978	1964	2006	35 years
Heritage at Cleveland Circle	Brookline	MA	1,468	11,418		1,468	11,418	1,538	1995	2004	30 years
Heritage at North Andover	North Andover	MA	1,194	12,544		1,194	12,544	1,719	1994	2004	30 years
Heritage at Vernon Court	Newton	MA	1,793	9,678		1,793	9,678	1,312	1930	2004	30 years
Heritage Woods	Agawarn	MA	1,249	4,625		1,249	4,625	856	1997	2004	30 years
Highgate at Paoli Pointe	Paoli	PA	1,151	9,079		1,151	9,079	1,314	1997	2004	30 years
Highland Terrace	Inverness	FL	269	4,107		269	4,107	366	1997	2005	35 years
Las Villas Del Carlsbad	Carlsbad	CA	1,760	30,469		1,760	30,469	1,016	1987	2006	35 years
Las Villas Del Norte	Escondido	CA	2,791	32,632		2,791	32,632	1,088	1986	2006	35 years
Lehigh	Macungie	PA	420	4,406		420	4,406	694	1997	2004	30 years
Mifflin Court	Shillington	PA	689	4,265		689	4,265	550	1997	2004	35 years
Mountview Retirement Residence	Montrose	CA	1,089	15,449		1,089	15,449	515	1974	2006	35 years
Outlook Pointe at Allison Park	Allison Park	PA	1,171	5,686		1,171	5,686	190	1986	2006	35 years
Outlook Pointe at Altoona	Duncansville	PA	331	4,729		331	4,729	158	1997	2006	35 years
Outlook Pointe at Berwick	Berwick	PA	111	6,741		111	6,741	225	1998	2006	35 years
Outlook Pointe at Blytheville	Blytheville	AR	294	2,946		294	2,946	98	1997	2006	35 years
Outlook Pointe at Chesterfield	Richmond	VA	829	6,534		829	6,534	218	1999	2006	35 years
Outlook Pointe at Chippewa	Beaver Falls	PA	1,394	8,586		1,394	8,586	286	1998	2006	35 years
Outlook Pointe at Dillsburg	Dillsburg	PA	432	7,797		432	7,797	260	1998	2006	35 years
Outlook Pointe at Lebanon	Lebanon	PA	240	7,336		240	7,336	245	1999	2006	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
Outlook Pointe at Lewisburg	Lewisburg	PA	232	5,666		232	5,666	189	1999	2006	35 years
Outlook Pointe at Lewistown	Lewistown	PA	189	5,170		189	5,170	172	1998	2006	35 years
Outlook Pointe at Lima	Lima	OH	490	3,368		490	3,368	112	1998	2006	35 years
Outlook Pointe at Loyalsock	Montoursville	PA	413	3,412		413	3,412	114	1999	2006	35 years
Outlook Pointe at Martinsburg	Martinsburg	WV	248	8,320		248	8,320	277	1999	2006	35 years
Outlook Pointe at Maumelle	Maumelle	AR	1,252	7,601		1,252	7,601	253	1997	2006	35 years
Outlook Pointe at Medina	Medina	OH	661	9,788		661	9,788	326	1999	2006	35 years
Outlook Pointe at Mountain Home	Mountain Home	AR	204	8,971		204	8,971	299	1997	2006	35 years
Outlook Pointe at North Ridge	Raleigh	NC	184	3,592		184	3,592	120	1984	2006	35 years
Outlook Pointe at Ontario	Mansfield	OH	523	7,968		523	7,968	266	1998	2006	35 years
Outlook Pointe at Pocahontas	Pocahontas	AR	575	2,026		575	2,026	68	1997	2006	35 years
Outlook Pointe at Reading	Reading	PA	638	4,942		638	4,942	165	1998	2006	35 years
Outlook Pointe at Sagamore Hills	Sagamore Hills	OH	980	12,604		980	12,604	420	2000	2006	35 years
Outlook Pointe at Saxonburg	Saxonburg	PA	770	5,949		770	5,949	198	1994	2006	35 years
Outlook Pointe at Sherwood	Sherwood	AR	1,320	5,693		1,320	5,693	190	1997	2006	35 years
Outlook Pointe at Shippensburg	Shippensburg	PA	203	7,634		203	7,634	254	1999	2006	35 years
Outlook Pointe at South Beaver	Darlington	PA	627	3,220		627	3,220	107	1984	2006	35 years
Outlook Pointe at State College	State College	PA	320	7,407		320	7,407	247	1997	2006	35 years
Outlook Pointe at Washington Township	Miamisburg	OH	1,235	12,611		1,235	12,611	420	1998	2006	35 years
Outlook Pointe at Xenia	Xenia	OH	653	2,801		653	2,801	93	1999	2006	35 years
Peachtree Estates	Dalton	GA	501	5,228		501	5,228	471	2000	2005	35 years
Rancho Vista	Vista	CA	6,730	21,828		6,730	21,828	728	1982	2006	35 years
Rose Arbor	Maple Grove	MN	1,140	12,421		1,140	12,421	1,110	2000	2006	35 years
Sanatoga Court	Pottstown	PA	360	3,233		360	3,233	524	1997	2004	30 years
Somer Park Residence for Memory Impairment	Roseville	CA	220	2,380		220	2,380	130	1996	2006	35 years
Summerville at Golden Pond	Bradenton	FL	550	6,350		550	6,350	431	1985	2006	35 years
Summerville at Heritage Place	Tracy	CA	1,110	13,296		1,110	13,296	1,034	1986	2005	35 years
Summerville at Lake Mary	Lake Mary	FL	700	6,300		700	6,300	398	2001	2006	35 years
Summerville at Mentor	Mentor	OH	559	11,341	(29)	559	11,312	1,190	1999	2004	35 years
Summerville at South Windsor	South Windsor	CT	2,187	12,713	(31)	2,187	12,682	1,323	1999	2004	35 years
Tara Plantation	Cumming	GA	1,381	7,708		1,381	7,708	674	1998	2005	35 years
The Amberleigh	Amherst	NY	3,498	19,097		3,498	19,097	1,450	1988	2005	35 years
The Commons at Greenbriar	Boardman	OH	210	2,106		210	2,106	435	1987	2002	25 years
The Harrison	Indianapolis	IN	1,200	5,740		1,200	5,740	446	1985	2005	35 years
The Inn at Seneca	Seneca	SC	365	2,768		365	2,768	257	1999	2005	35 years
The Plaza at Bonita Springs	Bonita Springs	FL	1,540	10,783		1,540	10,783	1,229	1989	2005	35 years
The Plaza at Boynton Beach	Boynton Beach	FL	2,317	16,218		2,317	16,218	1,747	1999	2005	35 years
The Plaza at Deer Creek	Deerfield	FL	1,399	9,791		1,399	9,791	1,251	1999	2005	35 years
The Plaza at Jensen Beach	Jensen Beach	FL	1,831	12,821		1,831	12,821	1,452	1999	2005	35 years
The Sanctuary at Northstar	Kennesaw	GA	906	5,614		906	5,614	476	2001	2005	35 years
The Village at Farm Pond	Framingham	MA	5,165	33,335	679	5,819	33,360	3,046	1999	2004	35 years
Towne Centre	Merrillville	IN	1,291	27,709		1,291	27,709	2,682	1987	2006	35 years
Villa Santa Barbara	Santa Barbara	CA	1,219	12,426		1,219	12,426	870	1977	2005	35 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	Location	State / Province	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
Facility name	City		Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
West Shores	Hot Springs	AR	1,326	10,904		1,326	10,904	767	1988	2005	35 years
Whitehall Estate	Hyannis	MA	1,277	9,063		1,277	9,063	757	1999	2005	35 years
Wildflower Lodge	Maple Grove	MN	504	5,035		504	5,035	452	1981	2006	35 years
Winterville Retirement	Winterville	GA	243	7,418		243	7,418	632	1999	2005	35 years

TOTAL FOR OTHER SENIORS HOUSING FACILITIES			97,514	862,932	1,270	98,168	863,548	56,816
TOTAL FOR SENIORS HOUSING FACILITIES			436,594	4,360,553	45,064	441,483	4,400,728	278,055
PERSONAL CARE FACILITIES
ResCare—Tangram —8 sites	San Marcos	TX	616	6,512	9	616	6,521	3,014	N/A	1998	20 years

TOTAL FOR PERSONAL CARE FACILITIES			616	6,512	9	616	6,521	3,014
MEDICAL OFFICE BUILDINGS
Abilene Medical Commons I	Abilene	TX	178	1,600	12	179	1,611	157	2000	2004	35 years
Anderson Medical Arts Building I	Cincinnati	OH	—	9,510	225	—	9,735	272	1984	2007	35 years
Anderson Medical Arts Building II	Cincinnati	OH	—	14,658	424	—	15,082	314	2007	2007	35 years
Aventura Medical Arts Building	Aventura	FL	—	26,324		—	26,324	242	2006	2007	35 years
Bayshore Rehabilitation Center	Pasadena	TX	94	1,122	6	95	1,127	94	1988	2005	35 years
Bayshore Surgery Center	Pasadena	TX	761	9,079	162	765	9,237	781	2001	2005	35 years
Briargate Medical Campus	Colorado Springs	CO	1,238	12,874	10	1,238	12,884	92	2002	2007	35 years
Broadway Medical Office Building	Kansas City	MO	1,300	12,490	16	1,300	12,506	600	1976	2007	35 years
DCMH Medical Office Building	Drexel Hill	PA	—	10,379	368	—	10,747	1,601	1984	2004	30 years
JFK Medical Plaza	Lake Worth	FL	453	1,711		453	1,711	167	1999	2004	35 years
Lacey Branch Office Building	Forked River	NJ	63	621		63	621	94	1996	2004	30 years
Palms West Building 6	Loxahatchee	FL	964	2,679	8	964	2,687	262	2000	2004	35 years
Potomac Medical Plaza	Aurora	CO	2,401	9,472		2,401	9,472	90	1986	2007	35 years
Printers Park Medical Plaza	Colorado Springs	CO	2,641	50,362		2,641	50,362	362	1999	2007	35 years
Professional Office Building I	Upland	PA	—	6,243	138	—	6,381	952	1978	2004	30 years
Regency Medical Office Park Phase I	Melbourne	FL	590	3,156	18	590	3,174	295	1995	2004	35 years
Regency Medical Office Park Phase II	Melbourne	FL	769	3,810	18	769	3,828	356	1998	2004	35 years
Samaritan Medical Office Building	Lexington	KY	300	1,656		300	1,656	145	1998	2005	35 years
University Medical Office Building	Tamarac	FL	—	7,249	51	—	7,300	71	N/A	2007	35 years

TOTAL FOR MEDICAL OFFICE BUILDINGS			11,752	184,995	1,456	11,758	186,445	6,947

TOTAL FOR ALL PROPERTIES			$567,577	$5,676,554	$46,614	$572,092	$5,718,273	$816,352

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2007

(Dollars in Thousands)

	For the Years Ended December 31,
	2007	2006	2005
Reconciliation of real estate:

Carrying cost:
Balance at beginning of period	$3,707,837	$3,027,896	$1,512,211
Additions during period:
Acquisitions	2,619,050	679,573	1,521,098
Capital expenditures	6,372	368	25
Dispositions:
Sale of assets	(82,274)	—	(5,438)
Foreign currency translation	39,380	—	—

Balance at end of period	$6,290,365	$3,707,837	$3,027,896

Accumulated depreciation:
Balance at beginning of period	$659,584	$541,346	$454,110
Additions during period:
Depreciation expense	175,494	118,238	87,559
Acquisitions—minority interest share	20,482	—	—
Dispositions:
Sale of assets	(40,212)	—	(323)
Foreign currency translation	1,004	—	—

Balance at end of period	$816,352	$659,584	$541,346